UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.
)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ARCHER-DANIELS-MIDLAND COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

A Letter from the CEO

Juan R. Luciano B O A R D C H A I R A N D C E O

Dear Stockholders,

ADM’s 2023 performance continued to demonstrate the strength of our business fundamentals and the overall effectiveness of our strategy. Over the last decade, we’ve extended our value chain and broadened our portfolio of businesses, building a more resilient ADM that is able to deliver strong results even in challenging operating environments.

In 2023, we delivered adjusted earnings per share of $6.98 and trailing 4Q average adjusted return on invested capital of 12.2%, all while returning $3.7 billion to shareholders via dividends and share repurchases. Throughout the year, our 42,000 colleagues around the globe continued to advance strategic initiatives that are serving our customers’ evolving needs, from launching regenerative agriculture in South America and Europe, to commissioning our joint venture oilseed facility in North Dakota, to expanding our starch capacity to serve customer needs across food and industrial products. We also continue to drive a path to decarbonization that not only accelerates ADM’s Strive 35 efforts, but also supports our customers’ growing need for low-carbon solutions.

Now, as we advance through 2024, we are focused on continuing to build a stronger ADM for the future, executing strategic initiatives that provide strong growth prospects while remaining firmly committed to our productivity efforts to drive efficiencies, cost savings and cash generation.

Safety is core to ADM’s culture, but our track record for continuous progress suffered a setback in 2023. We remain committed to safety as our highest priority, and we are taking an array of aggressive actions to make sure our future performance returns to the positive trajectory we’ve seen in the past.

Part of building a better ADM is ensuring we take every measure to improve performance where needed, including simplification and optimization within our Nutrition business and a continued strong focus on our manufacturing footprint to ensure we are meeting customer needs effectively, efficiently, and, most of all, safely.

Our purpose – to unlock the power of nature to enrich the quality of life – continues to drive our work and our path forward, and I know that ADM will continue to play its vital role, acting with the highest levels of integrity as we meet vital needs spanning food security, health and well-being and sustainability.

Sincerely yours,

Juan R. Luciano

Board Chair, CEO and President

“We are focused on continuing to build a stronger ADM for the future.” Juan Luciano

2023 in Review

Creating Value

for Customers and Shareholders

Raised quarterly dividend by 11%; 51 consecutive years of dividend increases	$3.7B returned to shareholders via dividends & share repurchases	Announced up to $2B in additional share repurchases, including $1B in accelerated share repurchase program

Opened Green Bison soybean facility	Expanded regenerative agriculture initiatives globally	Completed Marshall starch expansion

The Letter and Financial Highlights above refer to non-GAAP, or “adjusted,” financial measures that exclude certain items from the comparable GAAP measure. For a reconciliation of these non-GAAP items to GAAP, please refer to Annex A to our proxy statement.

A Letter from the Lead Director

Terrell K. Crews L E A D D I R E C T O R

Dear Shareholders,

Serving as your Lead Independent Director is a great privilege, made possible by the trust you have instilled in the Board as stewards of your capital and of our company. My fellow directors and I recognize the important responsibility we have to you, and we appreciate your investment and belief in ADM as we continue working on your behalf.

Continued Financial Execution

I’m pleased to report that despite a volatile market environment, ADM delivered strong results in 2023, speaking to the resilience of ADM’s business and its unparalleled global footprint and capabilities. To support our value creation efforts, the Board, in close coordination with management, remains laser-focused on our 2024 strategic priorities of driving operational excellence across all segments, executing cost discipline and maintaining the highest standards of ethics and safety.

Strong Corporate Governance

ADM is governed by a highly engaged and diverse group of directors with deep expertise in and experience across areas critical to the company’s operation. Core to our success as a Board is our ability to effectively chart the overall trajectory of the company. We have added four new directors to the Board over the last five-year period to ensure we have the right mix of skills, experience and new perspectives to guide the company forward.

Throughout 2023, we regularly engaged with management on critical areas such as strategic investments, returning value to shareholders, capital allocation, succession planning, safety and compliance. We are acutely aware of our responsibility as an independent governing body and remain committed to driving shareholder value with integrity and transparency. Earlier this year, ADM’s Board acted decisively and transparently while conducting its Audit Committee-led investigation. Strong leadership practices and true director independence are important stalwarts of good governance. We take this responsibility seriously and are committed to demonstrating leadership and accountability in all aspects of our role.

Looking Ahead

We are grateful for our engagement meetings with shareholders, which always provide valuable feedback that continues to inform our Board priorities and governance practices. Looking ahead, we remain confident that ADM is well positioned to deliver long-term value for our shareholders, customers and employees.

Thank you for your investment and continued support.

Sincerely yours,

Terrell K. Crews

Lead Director

ARCHER-DANIELS-MIDLAND COMPANY

77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601

Notice of Annual Meeting

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held on Thursday, May 23, 2024, commencing at 8:00 A.M. Central Daylight Time. The annual meeting will be a completely virtual meeting of stockholders. You may attend the online meeting, submit questions, and vote your shares electronically during the meeting via the internet by visiting www.virtualshareholdermeeting.com/ADM2024. To enter the annual meeting, you will need the 16-digit control number that is printed on your Notice of Internet Availability of Proxy Materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts. Online check-in will start shortly before the meeting on May 23, 2024.

Date and Time	Location	Record Date

Thursday, May 23, 2024 8:00AM CDT	Virtual Meeting www.virtualshareholdermeeting.com/ADM2024	Thursday, April 4, 2024

Items to Be Voted On

At the annual meeting, you will be asked to consider and vote on the following matters:

ITEM		PAGE REFERENCE	VOTING RECOMMENDATION

1.	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;	8	FOR

2.	To consider an advisory vote on the compensation of our named executive officers;	33	FOR

3.	To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2024;	78	FOR

4.	To consider and act upon a stockholder proposal regarding an independent board chairman; and	82	AGAINST

5.	To transact such other business as may properly come before the meeting.

How to Vote

Internet	Call	Mail	Virtual Meeting
Vote using your smartphone or computer	Call the toll-free number listed on the proxy card	Complete, sign and return your proxy card	Vote online during the meeting

By Order of the Board of Directors REGINA B. JONES, CORPORATE SECRETARY April 10, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2024: THE 2024 PROXY STATEMENT AND 2023 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT www.proxyvote.com

We encourage our shareholders to enroll in voluntary e-delivery for future proxy materials. Electronic delivery is convenient and provides immediate access to these materials. This will help us save printing and mailing expenses and reduce our impact on the environment. Follow the simple instructions at www.proxyvote.com.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this proxy statement, are forward-looking statements. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “outlook,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements the Company makes relating to its future results and operations, growth opportunities, pending litigation and investigations, and timing of the remediation of the Company’s material weakness in the Company’s internal control over financial reporting are forward-looking statements. All forward-looking statements are subject to significant risks, uncertainties, and changes in circumstances that could cause actual results and outcomes to differ materially from the forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions, and uncertainties, including, without limitation, those that are described in Item 1A, “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as may be updated in subsequent Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Except to the extent required by law, Archer-Daniels-Midland Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement whether as a result of new information, future events, changes in assumptions, or otherwise.

Proxy Summary

The following is a summary of certain key disclosures in this proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement in its entirety as well as our 2023 Annual Report on Form 10-K. As used in this proxy statement, “ADM” or the “Company” refers to Archer-Daniels-Midland Company. The information contained on adm.com or any other website referred to in this proxy statement is provided for reference only and is not incorporated by reference into this proxy statement.

General Information

ANNUAL MEETING OF STOCKHOLDERS

Date and Time	Location	Record Date

Thursday, May 23, 2024 8:00AM CDT	Virtual Meeting www.virtualshareholdermeeting.com/ADM2024	Thursday, April 4, 2024

Stock Symbol: ADM

Exchange: NYSE

Common Stock Outstanding: 501,763,545 as of April 4, 2024

Registrar & Transfer Agent: Hickory Point Bank and Trust, fsb

State of Incorporation: Delaware

Corporate Headquarters and Principal Executive Office:

77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601

Corporate Website: www.adm.com

ITEMS TO BE VOTED ON		PAGE REFERENCE	VOTING RECOMMENDATION

1.	Election of Directors for a One-Year Term	8	FOR

2.	Advisory Vote on Executive Compensation	33	FOR

3.	Ratification of Appointment of Independent Registered Public Accounting Firm (Ernst & Young LLP)	78	FOR

4.	Stockholder Proposal – Independent Board Chairman	82	AGAINST

Meet the Nominees

Michael S. Burke	Theodore Colbert	James C. Collins, Jr.	Terrell K. Crews	Ellen de Brabander	Suzan F. Harrison

Juan R. Luciano	Patrick J. Moore	Debra A. Sandler	Lei Z. Schlitz	Kelvin R. Westbrook

ADM Proxy Statement 2024 | 1

PROXY SUMMARY — Governance Highlights

Executive Compensation

CEO: Juan R. Luciano

CEO 2023 Total Direct Compensation:

•  Salary: $1,482,918

•  Non-Equity Incentive Plan Compensation: $3,609,611

•  Long-Term Incentives: $17,919,686

CEO Employment Agreement: No

Change in Control Agreement: No

Stock Ownership Guidelines: Yes

Anti-Hedging Policy: Yes

Compensation Highlights
Modest base salary changes for most NEOs: NEO salaries were increased 2% to 4%

Earned incentives for NEOs on strong company performance: Earned annual incentive between 95.9% and 120.9% of target

Earned LTI for long-term results: Earned awards were 100% of target

Corporate Governance

Director Nominees: 11

•	Michael S. Burke (Independent)
•	Theodore Colbert (Independent)
•	James C. Collins, Jr. (Independent)
•	Terrell K. Crews (Independent)
•	Ellen de Brabander (Independent)
•	Suzan F. Harrison (Independent)
•	Juan R. Luciano
•	Patrick J. Moore (Independent)
•	Debra A. Sandler (Independent)
•	Lei Z. Schlitz (Independent)
•	Kelvin R. Westbrook (Independent)

Director Term: One year

Director Election Standard: Majority voting standard for uncontested elections

Board Meetings in 2023: 7

Board Committee Meetings in 2023:

•	Audit – 9
•	Compensation and Succession – 4
•	Nominating and Corporate Governance – 4
•	Sustainability and Corporate Responsibility – 4

Supermajority Voting Requirements: No

Stockholder Rights Plan: No

Governance Highlights

The Board of Directors plays a critical role as long-term stewards of ADM. The Board is committed to enhancing the success and value of our Company for its stockholders, as well as for other stakeholders such as employees, business partners, and communities. The Board recognizes the importance of good corporate governance and understands that transparent disclosure of its governance practices helps stockholders assess the quality of our Company and its management and the value of their investment decisions.

ADM’s corporate governance practices are intended to ensure independence, transparency, management accountability, effective decision making, and appropriate monitoring of compliance and performance. We believe that these strong corporate governance practices, together with our enduring corporate values and ethics, are critical to providing lasting value to the stockholders of our Company.

We use majority voting for uncontested director elections and plurality voting for contested director elections.

10 of 11 of our director nominees are independent and only independent directors serve on the Audit, Compensation and Succession, Nominating and Corporate Governance, and Sustainability and Corporate Responsibility Committees.

We have an independent Lead Director, selected by the independent directors. The Lead Director provides the Board with independent leadership, facilitates the Board’s independence from management, and has broad powers as described on page 21.

Our independent directors meet in executive session at each regular board meeting.

We have policies prohibiting directors and officers from trading in derivative securities of our Company and from pledging any Company stock.	Significant stock ownership requirements are in place for directors and executive officers.

The Board and each standing committee annually conduct evaluations of their performance. Directors annually evaluate each other, and these evaluations are used to assess future re-nominations to the Board.

Individuals cannot stand for election as a director once they reach age 75, and our Corporate Governance Guidelines set limits on the number of public company boards on which a director can serve.

Holders of 10% or more of our common stock have the ability to call a special meeting of stockholders.

Our bylaws include a proxy access provision under which a stockholder or group of up to 20 stockholders that has owned at least 3% of our common stock for at least 3 years may submit nominees for up to 20% of the board seats for inclusion in our proxy statement.

Our Sustainability and Corporate Responsibility Committee provides Board-level oversight of environmental, corporate social responsibility, diversity, safety, and sustainability matters.	We have been named as one of the “World’s Most Ethical Companies” by Ethisphere for five years running.

2 | ADM Proxy Statement 2024

PROXY SUMMARY — Voting Matters and Board Recommendations

Voting Matters and Board Recommendations

Proposal	Board Voting Recommendation	Page Reference

Proposal No. 1—Election of Directors for a One-Year Term	FOR	8

Proposal No. 2—Advisory Vote on Executive Compensation	FOR	33

Proposal No. 3—Ratification of Appointment of Independent Registered Public Accounting Firm (Ernst & Young LLP)	FOR	78

Proposal No. 4—Stockholder Proposal – Independent Board Chairman	AGAINST	82

ADM Proxy Statement 2024 | 3

PROXY SUMMARY — Director Nominee Qualifications, Skills, and Experience

Director Nominee Qualifications, Skills, and Experience

The following chart provides summary information about each of our director nominees’ qualifications, skills, and experience. More detailed information is provided in each director nominee’s biography beginning on page 9.

CEO Leadership CEO experience at a large public company.	•		•				•	•

Finance / Accounting

Experience in positions requiring financial knowledge and analysis or overseeing internal controls and reporting of public company financial and operating results, including as chief financial officer and/or in accounting, corporate finance, or treasury functions.

	•			•				•

International Business Experience working outside the U.S. or overseeing a global business.	•	•	•	•	•	•	•	•		•

Agriculture / Food / Retail Consumer Experience in agriculture, food, or retail consumer businesses or industries.			•	•	•	•	•		•		•

M&A

Experience implementing growth strategies, establishing partnerships, identifying opportunities, and analyzing cultural and strategic fit in connection with mergers, acquisitions, divestitures, and other strategic transactions.

	•	•	•	•	•	•	•	•		•	•

Risk Management

Experience assessing and reviewing material risk exposures and the measures to manage and mitigate material risks, including in the areas of operations, health and safety, climate change, cybersecurity, and regulatory.

	•	•		•	•		•	•			•

Sustainability / Environmental / Social Experience overseeing environmental impact, corporate social responsibility, or sustainability strategies or initiatives.	•		•	•	•	•	•	•	•	•

Sales / Marketing Experience involving branding, marketing, and sales at a global scale and in key markets.		•	•			•	•		•	•

Project Management Experience overseeing or managing large or complex projects, including in the areas of manufacturing, supply chain, logistics, engineering, construction, and M&A integration.	•	•	•		•		•	•		•

Food Science / R&D Experience in scientific or research roles, particularly in agricultural or food science.			•		•	•	•		•	•

Information Technology / Cybersecurity Experience in positions requiring information technology knowledge or overseeing information technology functions, including data management and cybersecurity.		•			•						•

Four of our director nominees (Messrs. Crews, Moore, and Westbrook and Ms. Harrison) have earned recognition as part of the NACD Directorship 100™ from the National Association of Corporate Directors (NACD), a leading independent not-for-profit organization dedicated to enhancing corporate governance to drive economic opportunity and positive change in business and the communities they serve. The annual NACD Directorship 100™ celebrates and recognizes the most influential directors and leaders in the corporate governance community who have demonstrated excellence in the boardroom through innovation, courage, and integrity.

4 | ADM Proxy Statement 2024

PROXY SUMMARY — Director Nominee Diversity, Age, Tenure, and Independence

Director Nominee Diversity, Age, Tenure, and Independence

The following charts provide information about our director nominees’ personal characteristics, including race/ethnicity, gender, and age, as well as tenure and independence, to illustrate the diversity of perspectives of our director nominees. More detailed information is provided in each director nominee’s biography beginning on page 9.

	Director Since	Age	Gender	Hispanic/Latinx	Asian	Black or African American	White

M. S. Burke	2018	61	M				•

T. Colbert	2021	50	M			•

J. C. Collins, Jr.	2022	61	M				•

T. K. Crews	2011	68	M				•

E. de Brabander	2023	61	F				•

S. F. Harrison	2017	66	F				•

J. R. Luciano	2014	62	M	•

P. J. Moore	2003	69	M				•

D. A. Sandler	2016	64	F	•		•

L. Z. Schlitz	2019	57	F		•

K. R. Westbrook	2003	68	M			•

64% Overall Diversity	91% Independent

45% Black, Asian, or Hispanic	36% Female

ADM Proxy Statement 2024 | 5

General Information About the Annual Meeting and Voting

Commonly Asked Questions and Answers about the Annual Meeting

Why did I receive this proxy statement?

The Board of Directors asks that you vote by proxy in advance of the annual stockholders’ meeting. This proxy statement describes the proposals on which you, as a stockholder of the Company, are being asked to vote. It gives you information on the proposals, as well as other information, so that you can make an informed decision. You are invited to attend the annual meeting to vote on the proposals, but you do not need to attend in order to vote. The meeting will be completely virtual and will be held at the time and web address mentioned in the Notice of Annual Meeting included in these materials.

Why did I receive a Notice of Internet Availability?

We are using the “notice and access” method of providing proxy materials to stockholders via the internet. We will mail to our stockholders (other than those described below) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the 2023 Annual Report on Form 10-K and how to vote electronically via the internet. This notice will also contain instructions on how to request a paper copy of the proxy materials. Stockholders holding shares through the ADM 401(k) and Employee Stock Ownership Plan for Salaried Employees (the “401(k) and ESOP”) and those stockholders who previously have opted out of participation in notice and access procedures will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email. We are first providing our stockholders with notice and access to, or first mailing or emailing, this proxy statement and a proxy form around April 10, 2024.

Who is entitled to vote at the Annual Meeting?

Our common stockholders of record at the close of business on April 4, 2024, are the only holders entitled to notice of the annual meeting and to vote at the meeting. At the close of business on April 4, 2024, we had 501,763,545 outstanding shares of common stock, each share being entitled to one vote on each of the director nominees and on each of the other matters to be voted on at the meeting.

How do I vote my shares and what can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may vote your shares electronically during the annual meeting via the internet by visiting www.virtualshareholdermeeting.com/ADM2024, or you may vote by proxy prior to the annual meeting (1) via the internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card, (2) if you received printed proxy materials, by calling the toll free number found on the proxy card, or (3) if you received printed proxy materials, by filling out the proxy card and returning it in the envelope provided. If you are a beneficial owner of shares held in street name, you must obtain a “legal proxy” from the organization that is the record holder of your shares in order to vote your shares electronically during the annual meeting. You may vote by proxy prior to the annual meeting by following the instructions you receive from the organization that is the record holder of your shares.

If you properly submit a proxy, your shares will be voted at the meeting. You may revoke your proxy at any time prior to voting by:

(1)	delivering written notice of revocation to our Corporate Secretary;

(2)	delivering to our Corporate Secretary a new proxy form bearing a date later than your previous proxy; or

(3)	attending the annual meeting online and voting again (attendance at the meeting will not, by itself, revoke a proxy).

Is my vote confidential?

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent, and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

What is the quorum required for the annual meeting?

The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum to conduct business at the annual meeting.

6 | ADM Proxy Statement 2024

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING — Commonly Asked Questions and Answers about the Annual Meeting

What are the voting requirements for the various proposals?

Under our bylaws, stockholders elect our directors by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast (where the number of shares voted “for” a director nominee exceeds the number of shares voted “against” that nominee) will be elected. Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the meeting and entitled to vote on that matter.

What are the effects of abstentions and broker non-votes on voting?

A vote to “abstain” on the election of directors will have no effect on the outcome of that proposal. A vote to “abstain” on each other proposal presented in this proxy statement will have the effect of a vote against those proposals.

If you hold shares in street name, your broker, bank, or other nominee is required to vote your shares according to your instructions. If you do not give instructions to your broker, bank, or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1, 2, and 4 are “non-discretionary” items. If you do not instruct your broker, bank, or other nominee how to vote with respect to those proposals, it may not vote for those proposals, and you shares will be counted as broker “non-votes.” Proposal 3 is considered to be a discretionary item, and your broker, bank, or other nominee will be able to vote on this proposal even if it does not receive instructions from you. Broker non-votes will not have any effect on the result of the vote on any of the proposals.

What are the Company’s costs associated with this proxy solicitation?

We pay the costs of soliciting proxies from our stockholders. We have retained Georgeson LLC to help us solicit proxies. We will pay Georgeson LLC a base shareholder meeting services fee of approximately $15,000 plus reasonable project management fees and expenses for its services. Our employees or employees of Georgeson LLC may also solicit proxies in person or by telephone, mail, or the internet at a cost which we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable fees and expenses in forwarding proxy materials to their principals.

Who can attend the Annual Meeting?

Our stockholders and advisors to our Company are the only people entitled to attend the annual meeting.

Why is the Annual Meeting being held virtually?

The annual meeting this year will be a completely virtual meeting of stockholders, held at www.virtualshareholdermeeting.com/ADM2024. Hosting a virtual meeting provides expanded access, improved communication, and cost savings for our stockholders and us and enables participation from any location around the world.

How can stockholders submit questions to management during the Annual Meeting?

Stockholders may submit questions during the annual meeting at www.virtualshareholdermeeting.com/ADM2024, and subject to the meeting rules of conduct, management will respond to questions following adjournment of the formal business of the annual meeting and after any management remarks. If you have questions during the meeting, you may type them in the dialog box at any point during the meeting until the floor is closed to questions.

ADM Proxy Statement 2024 | 7

PROPOSAL NO. 1

Proposal No. 1 — Election of Directors for a One-Year Term

The Board of Directors currently consists of eleven members. The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the current directors for re-election at the annual meeting.

•	Proxies cannot be voted for a greater number of persons than eleven, which is the number of nominees.

•	Unless you provide different directions, we intend for Board-solicited proxies (like this one) to be voted for the nominees named below.

•

If any nominee for director becomes unable to serve as a director, the persons named as proxies may vote for a substitute who will be designated by the Board. Alternatively, the Board could reduce the size of the board.

•

This year’s election was determined to be an uncontested election, and the majority vote standard will apply. For more details on the voting standard, see above under “Commonly Asked Questions and Answers about the Annual Meeting.”

•	If elected, the nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified.

If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, each director annually submits an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date that the election results are certified. The Board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.”

The information below describes, as applicable, the nominees, their ages, positions with our Company, principal occupations, current directorships of other publicly owned companies, directorships of other publicly owned companies held within the past five years, the year in which each first was elected as a director, and the number of shares of common stock beneficially owned as of April 4, 2024, directly or indirectly. Unless otherwise indicated, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. The Board has no reason to believe that any nominee will be unable to serve as a director.

The Board of Directors recommends a vote FOR the election of the eleven nominees named below as directors. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

8 | ADM Proxy Statement 2024

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Director Nominees

Michael S. Burke

Age: 61

Director since: 2018

Board Committees: Audit (Chair); Executive; Nominating and Corporate Governance

Common stock owned: 20,032 (1)

Percent of class: *

Qualifications, Skills, and Experience

CEO Leadership

Finance / Accounting

International Business

M&A

Risk Management

Sustainability / Environmental / Social

Project Management

Mr. Burke brings deep expertise in driving the evolution of global businesses, strategic planning, international market dynamics, and overseeing risk management from his tenure as Chair and CEO of AECOM, a Fortune 500 company that designs, builds, finances and operates infrastructure assets in more than 150 countries. He also contributes his significant experience leading companies through transformation, developed through his roles at AECOM, where he played a key role in preparing the company for its IPO in 2007, and spearheaded international business development and M&A strategy. At AECOM, Mr. Burke also transformed one of the firm’s subsidiaries into a leading environmental engineering firm, developing significant sustainability expertise, which he has further developed through serving on the boards of CarbonCure and Nexii Building Solutions, companies focused on reducing harmful emissions in the construction process. He also brings expertise in finance, accounting, and tax matters drawing on his experience as a Chief Financial Officer and his 15-year career at KPMG advising public companies.

Public Boards

•  PRIOR (within past 5 years): AECOM (Chairman)

Non-Public & Non-Profit Boards; Memberships

•  CURRENT: Universal Engineering Sciences (Chair); Westwood Professional Services (board member); SitelogIQ (board member); CarbonCure (board member); Nexii Building Solutions (board member); American Institute of Certified Public Accountants (member); California Bar Association (member)

•  PRIOR: Business Roundtable (board member; Chair, Infrastructure Committee); Children’s Bureau (Vice Chair); World Economic Forum (Co-Chair, Steering Committee, Infrastructure and Urban Development)

Career Highlights

•  AECOM (a global infrastructure firm)

- Chairman and Chief Executive Officer (2015-2020)

- Chief Executive Officer (2014-2015)

- President (2011-2014)

- Other leadership roles (2005-2011), including Chief Financial Officer (2006-2011)

•  KPMG LLP

- Member of Board of Directors (2000-2005)

- Partner (1995-2005)

- Various roles (1990-1995)

ADM Proxy Statement 2024 | 9

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Theodore Colbert

Age: 50

Director since: 2021

Board Committees: Audit; Compensation and Succession

Common stock owned: 9,395 (2)

Percent of class: *

Qualifications, Skills, and Experience

International Business

M&A

Risk Management

Sales / Marketing

Project Management

Information Technology / Cybersecurity

Mr. Colbert brings extensive corporate leadership experience to the Board, along with his deep expertise in information technology, cybersecurity, data and analytics, and automation, which he acquired over his nearly three-decade career overseeing information technology, data security and architecture at several global market-leading companies. His most recent positions at Boeing further developed his sales and marketing capabilities, M&A experience, government regulation experience, and expertise in international business dynamics, including his role as President and CEO of its Global Services business that provided services to global customers across all OEMs and his current role as President and CEO of Boeing Defense, Space & Security, providing solutions across defense, government, space, intelligence, and security to customers worldwide. Leading global businesses focused on serving security and national defense companies distinguishes Mr. Colbert as an expert in world-class information security systems and risk management. This expertise has been honored with numerous prestigious awards throughout his career, including most recently the 2022 Black Engineer of the Year Award and the 2022 ORBIE Award for Leadership, being named the 2021 Capital CIO of the Year and one of the Most Influential Black Executives in Corporate America by Savoy magazine in 2020 and 2021, as well as being the first recipient of the Fisher Center prize for Excellence in Driving Transformation from the Fisher Center For Business Analytics at Berkeley.

Non-Public & Non-Profit Boards; Memberships

•  CURRENT: The National Space Council Users Advisory Group (appointed by Vice President Kamala Harris); New Leaders (Chair); The Executive Leadership Council (member); Thurgood Marshall College Fund (Co-Vice Chair); DC College Access Program (board member); Virginia Tech Innovation Campus Advisory Board (board member); Aerospace Industries Association (Chair)

•  PRIOR: Georgia Tech President’s Advisory Board (two terms)

Career Highlights

•  Boeing (a global aerospace company)

- Executive Vice President of The Boeing Company and President and Chief Executive Officer of Boeing Defense, Space & Security (2022-present)

- Executive Vice President of The Boeing Company and President and Chief Executive Officer of Boeing Global Services (2019-2022)

- Chief Information Officer and Senior Vice President of Information Technology & Data Analytics (2016-2019)

- Chief Information Officer and Vice President of Information Technology Infrastructure (2013-2016)

- Other leadership roles (2009-2013)

•  Citigroup

- Senior Vice President of Enterprise Architecture (2007-2009)

•  Ford Motor Company

- Various roles in the Information Technology organization (1996-2007)

10 | ADM Proxy Statement 2024

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

James C. Collins, Jr.

Age: 61

Director since: 2022

Board Committees: Compensation and Succession; Sustainability and Corporate Responsibility

Common stock owned: 4,459 (1)

Percent of class: *

Qualifications, Skills, and Experience

CEO Leadership

International Business

Agriculture / Food / Retail Consumer

M&A

Sustainability / Environmental / Social

Sales / Marketing

Project Management

Food Science / R&D

Mr. Collins contributes to the Board deep expertise in global agriculture and food science innovation developed over his extensive executive leadership experience in the food and agriculture industry. During his tenure leading agriculture business lines at DuPont and Dow DuPont, and most recently as the CEO of Corteva – the public spin-off of Dow DuPont’s crop protection and agrisciences divisions with a global scale – he oversaw the launch of numerous new products and drove strong growth in their R&D and innovation pipelines. His experience leading the integration of legacy DuPont and Dow agricultural businesses to drive preparation for Corteva’s spin also enhances the Board’s M&A and corporate governance expertise. He also brings extensive sales and marketing experience, beginning as a sales representative early in his career and later taking on leadership roles with responsibility for implementing multi-channel, multi-brand growth strategies. Through his work in agriculture supply chains, Mr. Collins has also developed a keen understanding of how to support and partner with global farmers to improve the sustainability of the agriculture and nutrition value chains. During his time at Corteva, he led a comprehensive array of initiatives to enhance sustainability, with a strong focus on helping farmers lead with new practices and innovations. He currently serves on the board of Vestaron Corporation, a private company dedicated to improving the safety, efficacy and sustainability of crop protection through migration from synthetic pesticides to peptide-based biopesticides.

Public Boards

•  PRIOR (within past 5 years): Corteva, Inc.; Cibus, Inc.

Non-Public & Non-Profit Boards; Memberships

•  CURRENT: Vestaron Corporation (board member); Pivot Bio (board member); University of Delaware College of Agriculture and Natural Resources (Advisory Committee member)

•  PRIOR: CropLife International (board member); University of Delaware’s Alfred Lerner College of Business & Economics (advisory board member); US China Business Council (member); Business Roundtable (Special Committee on Equity and Racial Justice; Climate Policy Committee; Trade Committee); National 4-H Council (board member)

Career Highlights

•  Corteva, Inc. (a global agricultural and seed company)

- Chief Executive Officer (2019-2021)

•  DowDuPont

- Chief Operating Officer (2017-2019)

•  DuPont

- Executive Vice President (2014-2017)

- Senior Vice President (2013-2014)

- President Industrial Biosciences (2011-2013)

- VP Acquisitions and Integration – Danisco (2011)

- President Crop Protection (2003-2010)

ADM Proxy Statement 2024 | 11

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Terrell K. Crews

Lead Director

Age: 68

Director since: 2011

Board Committees: Executive

Common stock owned: 54,355 (3)

Percent of class: *

Qualifications, Skills, and Experience

Finance / Accounting

International Business

Agriculture / Food / Retail Consumer

M&A

Risk Management

Sustainability / Environmental / Social

Mr. Crews, who has served as our independent Lead Director since May 2023, contributes to the Board deep expertise in the international agricultural industry, business transformation, and agri-business operations gained over his 32-year career at Monsanto, a global agrochemical and agricultural biotechnology company. Serving in his role as Chief Financial Officer at Monsanto for nearly a decade, Mr. Crews oversaw corporate finance and reporting in addition to capital allocation strategies. His other roles with the company included helming the global vegetable business, assignments in Latin America, and leading financial operations for its Asia-Pacific business, which gave him significant expertise in risk management and strategic planning. Mr. Crews also has experience leading financing for M&A activity and other corporate transactions, including overseeing the financial integration of 11 acquired seed companies as head of finance for Monsanto’s Global Seed Group. His long tenure in agricultural industry executive leadership led him to develop a keen understanding of evolving views of broad stakeholder groups on sustainability and contributed to his experience developing capital allocation strategies aligned with corporate sustainability priorities. Recognized by the NACD Directorship 100™ for his leadership, excellence, and integrity in corporate governance, Mr. Crews is well-qualified to serve in the role of Lead Director. Additionally, having served on the Board since 2011, his tenure enables him to have a deep understanding of the Company’s strategy, business, products, and goals, allowing him to more effectively provide independent strategic leadership to the Company.

Public Boards

•  CURRENT: WestRock Company

•  PRIOR (within past 5 years): Hormel Foods Corporation

Non-Public & Non-Profit Boards; Memberships

•  CURRENT: Freed-Hardeman University (board member); Teay’s River Investments (board member)

Career Highlights

•  Monsanto Company (a global agricultural and seed company)

- Executive Vice President, Chief Financial Officer and Vegetable Business CEO (2007-2009)

- Executive Vice President and Chief Financial Officer (2000-2007)

- Various other roles (1977-2000)

12 | ADM Proxy Statement 2024

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Ellen de Brabander

Age: 61

Director since: 2023

Board Committees: Audit; Sustainability and Corporate Responsibility

Common stock owned: 2,599 (1)

Percent of class: *

Qualifications, Skills, and Experience

International Business

Agriculture / Food / Retail Consumer

M&A

Risk Management

Sustainability / Environmental / Social

Project Management

Food Science / R&D

Information Technology / Cybersecurity

Dr. de Brabander brings to the Board a broad scientific background and a strong track record of innovation in several consumer industries including human nutrition, life sciences and animal health. In her current role as Executive Vice President of Innovation and Regulatory Affairs at Elanco, Dr. de Brabander utilizes her R&D expertise driving early and late-stage pipeline execution across pet health and farm animals, including nutritional health solutions. This deep research and innovation expertise was fostered in her previous role as senior vice president for R&D at PepsiCo, with company-wide responsibility for food safety, quality, regulatory and digital transformation. She also led R&D operations for global businesses, including Merial (now Boehringer Ingelheim), Intervet (now Merck Animal Health) and DSM, and brings extensive experience with information technology, having served as the Chief Technology Officer for Merial. In addition to her corporate success, she has been a founding board member of EIT (European Institute of Technology) and founding CEO of EIT Food, the largest public-private partnership in the food sector. Dr. de Brabander earned her Ph.D. cum laude in bio-organic chemistry from Leiden University in the Netherlands and completed her post-doctoral work in molecular biology at the Massachusetts Institute of Technology (MIT) in the group of Prof. Dr. H.G. Khorana, a Nobel laureate. She is the co-author of over 60 publications in scientific journals, holds 18 patents, and has received multiple awards for her research.

Non-Public & Non-Profit Boards; Memberships

•  CURRENT: PeakBridge (scientific advisory board member and investment committee member); Brabantse Ontwikkel Maatschappij (a regional development organization in The Netherlands) (board member); Sanquin Health Solutions (board member); Brightlands Venlo (food/ agro innovation campus and ecosystem in The Netherlands) (board president)

•  PRIOR: New York Academy of Sciences (board member); Open University, The Netherlands (board member)

Career Highlights

•  Elanco (a global leader in animal health)

- Executive Vice President, Innovation and Regulatory Affairs (2021-present)

•  PepsiCo

- Senior Vice President, R&D Technical Insights, Digital Solutions, and Compliance (2014-2021)

•  EIT Food (food innovation community supported by the EU)

- Interim Chief Executive Officer (2016-2018)

•  Merial (now part of Boehringer Ingelheim Animal Health)

- Chief Technology Officer (2008-2014)

ADM Proxy Statement 2024 | 13

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Suzan F. Harrison

Age: 66

Director since: 2017

Board Committees: Audit; Executive; Sustainability and Corporate Responsibility (Chair)

Common stock owned: 20,273 (1)

Percent of class: *

Qualifications, Skills, and Experience

International Business

Agriculture / Food / Retail Consumer

M&A

Sustainability / Environmental / Social

Sales / Marketing

Food Science / R&D

In her four decades of executive leadership positions at Colgate-Palmolive, a global consumer products company focused on the production, distribution and provision of household, healthcare and personal care, Ms. Harrison has gained extensive experience in operational management and M&A. She acquired deep understanding of evolving consumer trends, sales and marketing and development of customer-driven innovation as Vice President of Marketing for Colgate U.S. She also built her research and development experience overseeing the new products development process for retail customers in oral care, pet nutrition and oral pharmaceuticals. Ms. Harrison has extensive sustainability experience acquired through her oversight of global brands and their evolution in alignment with stakeholder sustainability expectations. Ms. Harrison has been recognized by the NACD Directorship 100™ for her leadership, excellence, and integrity in corporate governance.
Public Boards • CURRENT: WestRock Company; Ashland Inc.

Career Highlights

• Colgate-Palmolive Company (a global household and consumer products company)

- President of Global Oral Care (2011-2019)

- President Hill’s Pet Nutrition Inc. North America (2009-2011)

- Vice President, Marketing (2006-2009)

- Vice President and General Manager of Colgate Oral Pharmaceuticals, North America, and Europe (2005-2006)

- Various other roles (1983-2005)

14 | ADM Proxy Statement 2024

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Juan R. Luciano

Chair of the Board

Age: 62

Director since: 2014

Board Committees: Executive

Common stock owned: 2,398,947 (4)

Percent of class: *

Qualifications, Skills, and Experience

CEO Leadership

International Business

Agriculture / Food / Retail Consumer

M&A

Risk Management

Sustainability / Environmental / Social

Sales / Marketing

Project Management

Food Science / R&D

Since joining ADM in 2011, Mr. Luciano has spent more than a decade in various senior executive leadership roles working to drive our Company’s evolution. During his time with ADM he has spearheaded our major growth drivers and sales and marketing efforts, including the commercial and production activities of ADM’s corn, oilseeds, and agricultural services businesses, development of sustainability strategy, and the increased use of research and technological innovation to meet customer needs. He most recently led a strategic growth campaign that has expanded ADM’s footprint in global markets, including through select M&A activity, building capabilities and adding talent and expertise that have allowed our Company to create value at every part of the global value chain. Under his leadership, ADM has undergone a remarkable transformation, building on more than a century of heritage to create a global nutrition business, with an industry-leading array of ingredients and solutions that are opening the door to growth opportunities in key global macro trend areas. He also has overseen the Company’s operational excellence initiatives and risk management functions. Prior to joining ADM, he had a successful 25-year tenure at The Dow Chemical Company, where he last served as executive vice president and president of the Performance division.

Public Boards

• CURRENT: Eli Lilly and Company (Lead Director).

Non-Public & Non-Profit Boards; Memberships

• CURRENT: Rush University Medical Center (Director); Intersect Illinois (board member); Economic Club of Chicago (member); Commercial Club of Chicago (member); The Business Roundtable (member)

• PRIOR: Kellogg School of Management, Northwestern University (board member); US-China Business Council (member)

Career Highlights

• ADM

- Chair of the Board, Chief Executive Officer and President (2016-present)

- Chief Executive Officer and President (2015-2016)

- President and Chief Operating Officer (2014)

- Executive Vice President and Chief Operating Officer (2011-2014)

• The Dow Chemical Company (a multinational chemical company)

- Executive Vice President and President, Performance Division (2010-2011)

- Various other roles (1985-2010)

ADM Proxy Statement 2024 | 15

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Patrick J. Moore

Age: 69

Director since: 2003

Board Committees: Audit; Executive; Nominating and Corporate Governance (Chair)

Common stock owned: 85,791 (1)

Percent of class: *

Qualifications, Skills, and Experience

CEO Leadership

Finance / Accounting

International Business

M&A

Risk Management

Sustainability / Environmental / Social

Project Management

With over two decades of experience in the financial sector, including in his early career at Continental Bank, as CFO at Smurfit-Stone and in his current position as founder, President and CEO of a private equity investment and advisory firm, Mr. Moore contributes to the Board his financial expertise and substantial executive leadership experience in international banking and finance, strategy development, commodity management, and operations management. Throughout his carrier, Mr. Moore developed significant experience in risk management and M&A. Mr. Moore also brings extensive experience in environmental and sustainable practices from his time at Smurfit-Stone, a producer of containerboard and corrugated packaging and one of the world’s largest paper recyclers, and his service on the board of the Sustainable Forestry Initiative, with particular focus on recycling, carbon sequestration, reduction of energy and water usage, and sustainable forestry. Mr. Moore has been recognized by the NACD Directorship 100™ for his leadership, excellence, and integrity in corporate governance.

Public Boards

• CURRENT: Energizer Holdings, Inc. (Chairman)

Non-Public & Non-Profit Boards; Memberships

• CURRENT: St. Louis Zoological Association (board member); Hoverfly Holdings (board member); Engineered Corrosion Solutions (board member)

• PRIOR: North American Review Board of American Air Liquide Holdings, Inc.

Career Highlights

• PJM Advisors, LLC (a private equity investment and advisory firm founded by Mr. Moore)

- President and Chief Executive Officer (2011-present)

• Smurfit-Stone Container Corporation (a leader in integrated containerboard and corrugated package products and paper recycling) (5)

- Chairman and Chief Executive Officer (2002-2011)

- Other roles including Chief Financial Officer, Vice President-Treasurer and General Manager, Industrial Packaging division (1987-2002)

• Continental Bank

- Various roles in corporate lending, international banking, and administration (1975-1987)

16 | ADM Proxy Statement 2024

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Debra A. Sandler

Age: 64

Director since: 2016

Board Committees: Audit; Nominating and Corporate Governance

Common stock owned: 22,781 (1)

Percent of class: *

Qualifications, Skills, and Experience

Agriculture / Food / Retail Consumer

Sustainability / Environmental / Social

Sales / Marketing

Food Science / R&D

Ms. Sandler contributes to the Board her strong marketing and operating experience, and extensive understanding of consumer behavior within the evolving retail environment (specifically in the food industry), and a proven record of creating, building, enhancing, and leading well-known consumer brands through her leadership positions at Mars, Johnson & Johnson, and PepsiCo. She developed these skills as a founder, President and Chief Executive Officer of La Grenade Group, LLC, a consulting firm that advises a wide range of clients on marketing innovation and overall business development. She also enhances the Board’s expertise in financial and strategic planning, research and development in the food science industry acquired in her current role as founder and CEO of Mavis Foods. The Board also benefits from Ms. Sandler’s expertise in corporate social responsibility, as demonstrated through her public speaking engagements on topics such as diversity and inclusion, multicultural business development, and health and wellbeing in the consumer packaged goods industry.

Public Boards

• CURRENT: Gannett Co., Inc.; Dollar General Corporation; Keurig Dr Pepper Inc.

Non-Public & Non-Profit Boards; Memberships

• CURRENT: Hofstra University (board member); The Executive Leadership Council (member); Pharmavite, LLC (board member); Trewstar Corporate Board Services (Partner)

Career Highlights

• LaGrenade Group, LLC (a marketing consulting firm Ms. Sandler founded to advise consumer packaged goods companies operating in the Health and Wellness space)

- President (2015-present)

• Mavis Foods, LLC (a startup Ms. Sandler founded that makes and sells Caribbean sauces and marinades)

- Chief Executive Officer (2018-present)

• Mars, Inc.

- Chief Health and Wellbeing Officer (2014-2015)

- President, Chocolate, North America (2012-2014)

- Chief Consumer Officer of Mars Chocolate North America (2009-2012)

• Johnson & Johnson

- Various roles, including Worldwide President, McNeil Nutritionals division (1999-2009)

• PepsiCo

- Various roles, including Marketing Vice President (1985-1999)

ADM Proxy Statement 2024 | 17

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Lei Z. Schlitz

Age: 57

Director since: 2019

Board Committees: Compensation and Succession; Sustainability and Corporate Responsibility

Common stock owned: 17,135 (1)

Percent of class: *

Qualifications, Skills, and Experience

International Business

M&A

Sustainability / Environmental / Social

Sales / Marketing

Project Management

Food Science / R&D

Dr. Schlitz is an accomplished leader, with experience in strategy development, M&A and growth initiatives, and operational excellence at an international scale, including several global manufacturing companies. She has extensive expertise in research and development, having served in product development roles at Johnson Controls, Illinois Tool Works (ITW) and Siemens Energy and Automation. She has also built research and development expertise specifically within the food science sector, including during her tenure as executive vice president of ITW’s $22B Food Equipment segment, which services commercial food service and food retail customers around the globe. She also oversaw product portfolio growth by building strong market-driven strategy at Siemens, developing important strategic planning, sales and marketing expertise. Dr. Schlitz contributes to the Board her strong sustainability expertise, including her first-hand experience driving product innovations in energy-efficient electrical distribution products and equipment at GE Global Research and GE Industrial Systems and overseeing diversity and inclusion initiatives at ITW as an executive member of the company’s Diversity & Inclusion Council. Dr. Schlitz holds a doctorate in mechanical engineering from the University of Wisconsin-Milwaukee, and a bachelor’s degree in engineering mechanics from Tsinghua University, China.
Non-Public & Non-Profit Boards; Memberships • CURRENT: Society of Women Engineers (member)

Career Highlights

• Johnson Controls (a global building products company)

- Vice President and President, Global Products (2022-present)

• Illinois Tool Works Inc. (a global multi- industrial manufacturer)

- Executive Vice President, Automotive OEM (2020-2022)

- Executive Vice President, Food Equipment (2015-2020)

- Group President, Worldwide Ware-Wash, Refrigeration, and Weigh/Wrap Businesses (2011-2015)

- Vice President, Research & Development, and Head of ITW Technology Center (2008-2011)

• Siemens Energy & Automation

- Business Manager for Emerging Businesses, Residential Product Division (2006-2008)

- Director of Engineering (2001-2006)

18 | ADM Proxy Statement 2024

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

Kelvin R. Westbrook

Age: 68

Director since: 2003

Board Committees: Compensation and Succession (Chair); Executive; Nominating and Corporate Governance

Common stock owned: 37,283 (1)

Percent of class: *

Qualifications, Skills, and Experience

Agriculture / Food / Retail Consumer

M&A

Risk Management

Information Technology / Cybersecurity

Mr. Westbrook brings valuable insights on consumer trends and preferences, as well as extensive information technology and cybersecurity, acquired through decades serving as President, Chief Executive Officer, and co-founder of two large cable television and broadband companies. As a former partner in the corporate law and mergers and acquisitions practice of a national law firm, he also brings significant legal expertise in M&A and risk management. His risk management and corporate governance expertise developed in this executive role is further enhanced by his service on the boards of directors and board committees of numerous public companies and not-for-profit entities, including experience in regulated industries. Mr. Westbrook has been recognized by the NACD Directorship 100™ for his leadership, excellence, and integrity in corporate governance.

Public Boards

• CURRENT T-Mobile US, Inc.; Mosaic Company; Camden Property Trust (Lead Independent Trust Manager)

Non-Public & Non-Profit Boards; Memberships

• CURRENT: Boys and Girls Clubs of Greater St. Louis (board member); BioSTL (board member); University of Washington Foster School of Business (Advisory Board Chair)

• PRIOR: BJC Healthcare (board member); St. Louis Internship Program (board member)

Career Highlights

• KRW Advisors, LLC (a consulting and advisory firm founded by Mr. Westbrook)

- President and Chief Executive Officer (2007-present)

• Millennium Digital Media Systems, L.L.C. (a broadband services company)

- Chairman and Chief Strategic Officer (2006-2007)

- President and Chief Executive Officer (1997-2006)

• LEB Communications, Inc. (an affiliate of Charter Communications)

- President and Chairman (1993-1996)

• Paul Hastings Janofsky & Walker LLP

- Partner (1990-1993)

*	Less than 1% of outstanding shares

(1)	Consists of stock units allocated under our Stock Unit Plan that are deemed to be the equivalent of outstanding shares of common stock for valuation purposes.

(2)	Includes 9,385 stock units allocated under our Stock Unit Plan.

(3)	Includes 53,595 stock units allocated under our Stock Unit Plan.

(4)	Includes 1,310,288 shares held in trust, 238 shares held by a family-owned limited liability company, and 905,920 shares that are unissued but are subject to stock options exercisable within 60 days.

(5)

Smurfit-Stone Container Corporation and its U.S. and Canadian subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 2009 and emerged in 2010.

ADM Proxy Statement 2024 | 19

PROPOSAL NO. 1 — Election of Directors for a One-Year Term

DIRECTOR EXPERIENCES, QUALIFICATIONS, ATTRIBUTES, AND SKILLS; BOARD DIVERSITY

Pursuant to our Corporate Governance Guidelines, a director who is a sitting chief executive officer of a company may serve on the boards of no more than two other public companies in addition to our Board, while all other directors may serve on the boards of no more than four public company boards in total. In nominating directors for election at our annual stockholder meeting, the Board and the Nominating and Corporate Governance Committee have determined that each of our directors is currently compliant with our Corporate Governance Guidelines and has sufficient time, energy, and attention to serve on our Board.

The specific experience, qualifications, attributes, and skills that qualify each of our directors to serve on the Board are described in the biographies above and in the Proxy Summary under “Director Nominee Qualifications, Skills, and Experience” on page 4 and “Director Nominee Diversity, Age, Tenure, and Independence” on page 5.

DIRECTOR NOMINATIONS FROM STOCKHOLDERS

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by a stockholder. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

If a stockholder desires to nominate an individual to stand for election as a director at an annual stockholders’ meeting, the stockholder must submit the nominee’s name in a written notice delivered to our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was given or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting.

Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, must comply with the requirements of Rule 14a-19 under the Exchange Act, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, a written representation and agreement from the proposed nominee attesting to certain facts set forth in Section 1.4(c)(2) of our bylaws, and a written statement from the proposed nominee as to whether such person intends, if elected, to tender the advance, contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders and upon acceptance of such resignation by the Board. Stockholders may also have the opportunity to include nominees in our proxy statement by complying with the requirements set forth in Section 1.15 of our bylaws.

20 | ADM Proxy Statement 2024

Corporate Governance

Board Leadership Structure

BOARD CHAIR

Our Company’s Board of Directors does not have a current requirement that the roles of Chief Executive Officer and Board Chair be either combined or separated, because the Board believes it is in the best interest of our Company to make this determination based on the position and direction of the Company and the constitution of the Board and management team. The Board regularly evaluates whether the roles of Chief Executive Officer and Board Chair should be combined or separated. The Board’s implementation of a careful and seamless succession plan over the past years demonstrates that the Board takes seriously its responsibilities under the Corporate Governance Guidelines to determine who should serve as Board Chair at any point in time in light of the specific circumstances facing our Company. After careful consideration, the Board has determined that having Mr. Luciano, our Company’s Chief Executive Officer, continue to serve as Board Chair is in the best interest of our stockholders at this time. The Chief Executive Officer is responsible for the day-to-day management of our Company and the development and implementation of our Company’s strategy, and has access to the people, information, and resources necessary to facilitate board function. Therefore, the Board believes at this time that combining the roles of Chief Executive Officer and Board Chair contributes to an efficient and effective board.

LEAD DIRECTOR AND INDEPENDENT OVERSIGHT

Each year, if the Board Chair is not independent, the independent directors elect a Lead Director. Mr. Crews has served as Lead Director since May 2023 and provides strong independent leadership and oversight. The Board believes that having an independent Lead Director provides the Board with independent leadership and facilitates the independence of the Board from management. The Nominating and Corporate Governance Committee regularly evaluates the responsibilities of the Lead Director and considers current trends regarding independent board leadership.

In prior years, the Board has enhanced the Lead Director’s responsibilities, as set forth in the Corporate Governance Guidelines, in connection with determining performance criteria for evaluating the Chief Executive Officer; evaluating the Board, committees, and individual directors; and planning for management succession. In accordance with our Corporate Governance Guidelines, the Lead Director:

(1)  presides at all meetings of the Board at which the Board Chair is not present, including executive sessions of the independent directors, and regularly meets with the Board Chair and Chief Executive Officer for discussion of appropriate matters arising from these sessions;

(6) advises the board committees on the selection of committee chairs;

(2) coordinates the activities of the other independent directors and serves as liaison between the Board Chair and the independent directors;	(7) works with the Board Chair and Chief Executive Officer to propose a schedule of major discussion items for the Board;

(3)  consults with the Board Chair and approves all meeting agendas, schedules, and information provided to the Board, and may, from time to time, invite corporate officers, other employees, and advisors to attend Board or committee meetings whenever deemed appropriate;

(8) guides the Board’s governance processes;

(4)  interviews, along with the Board Chair and the Chair and members of the Nominating and Corporate Governance Committee, all director candidates and makes recommendations to the Nominating and Corporate Governance Committee;

(9) provides leadership to the Board if circumstances arise in which the role of the Board Chair or Chief Executive Officer may be, or may be perceived to be, in conflict;

(5) advises the Nominating and Corporate Governance Committee on the selection of members of the board committees;	(10) has the authority to call, and set the agendas for, meetings of the independent directors;

ADM Proxy Statement 2024 | 21

CORPORATE GOVERNANCE — Board Role in Risk Oversight

(11) if requested by major stockholders, ensures that the Lead Director is available for consultation and direct communication;	(14) works with the Chair of the Nominating and Corporate Governance Committee to facilitate the evaluation of the performance of the Board, committees, and individual directors;

(12) leads the non-management directors in determining performance criteria for evaluating the Chief Executive Officer and coordinates the annual performance review of the Chief Executive Officer;	(15) works with the Chair of the Sustainability and Corporate Responsibility Committee to set sustainability and corporate responsibility objectives; and

(13) works with the Chair of the Compensation and Succession Committee to guide the Board’s discussion of management succession plans;	(16) performs such other duties and responsibilities as the Board may determine.

In addition to electing a Lead Director, our independent directors facilitate the Board’s independence by meeting frequently as a group, including meeting in executive session at each regular board meeting, and fostering a climate of transparent communication. The high level of contact and communication between our Lead Director and our Board Chair throughout the year and the specificity contained in the Lead Director’s responsibilities also serve to foster effective Board leadership, as demonstrated by the internal investigation led by the Audit Committee regarding certain accounting practices and procedures with respect to ADM’s Nutrition reporting segment, including as related to certain intersegment sales, which was initially disclosed in January 2024. For more details on our independent directors, see below under “Independence of Directors” on page 27.

Board Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our Company’s Board of Directors is responsible for risk oversight, focusing on our Company’s overall risk management strategy, our Company’s degree of tolerance for risk, and the steps management is taking to manage and mitigate our Company’s risks. While the Board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the Board can be assigned responsibility for risk management oversight of specific areas. The Audit Committee currently maintains responsibility for overseeing our Company’s enterprise risk management (ERM) process and regularly discusses our Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern our Company’s risk assessment and risk management processes. The Audit Committee periodically reports to the Board regarding significant matters identified with respect to the foregoing.

Management has established an Enterprise Risk Management Committee consisting of a Chief Risk Officer and other personnel that represent multiple functional and regional areas within our Company, with broad oversight of the risk management process.

BOARD OF DIRECTORS
▼	▼	▼	▼

Audit

Committee

•  assists the Board in fulfilling its oversight responsibility to the stockholders relating to the Company’s major risk exposures

•  oversees the Company’s ERM process, focusing on key risk areas including trading, operations, health and safety, workforce, climate, cybersecurity, financial, tax, regulatory, and compliance

•  regularly discusses the steps management has taken to monitor and control risk exposure

•  regularly reports to the Board regarding significant matters identified

Nominating and Corporate Governance Committee • assigns oversight of specific areas of risk to other committees • recommends director nominees who it believes are capable to assess and monitor risk

Compensation and Succession

Committee

•  oversees process for assessing potential risks arising from compensation policies and practices

•  engages an independent outside consultant every other year to review the Company’s compensation programs and evaluate the risks in such programs

Sustainability and Corporate Responsibility Committee

•  oversees the Company’s compliance with sustainability and corporate responsibility laws and regulations

•  assesses the Company’s performance relating to sustainability and corporate responsibility goals and industry benchmarks, including workplace safety, process safety, environmental, social well-being, diversity and inclusion, corporate giving, and community relations

•  reviews sustainability-related risks quarterly through the ERM process

22 | ADM Proxy Statement 2024

CORPORATE GOVERNANCE — Sustainability and Corporate Responsibility

SENIOR MANAGEMENT
▼
Enterprise Risk Management Committee

•  ensures ongoing evaluation and implementation of processes to identify, evaluate, and prioritize risks to our Company’s objectives

•  ensures congruence of risk decisions with our Company’s values, policies, procedures, measurements, and incentives or disincentives

•  supports the integration of risk assessment and controls into mainstream business processes, planning, and decision-making

•  identifies roles and responsibilities across our Company in regard to risk assessment and control functions

•  promotes consistency and standardization in risk identification, reporting, and controls across our Company

•  ensures sufficient information capabilities and information flow to support risk identification and controls and alignment of technology assets

•  regularly evaluates the overall design and operation of the risk assessment and control process, including development of relevant metrics and indicators

•  reports regularly to senior management and the Board regarding the above-described processes and the most significant risks to our Company’s objectives

CYBERSECURITY

The Board has oversight of cybersecurity risk, which it manages as part of the ERM program. The Board is assisted by the Audit Committee, which regularly reviews the cybersecurity program with management and reports to the full Board. Cybersecurity reviews by the Audit Committee or the Board generally occur quarterly, or more frequently as determined to be necessary or advisable. In recent years, the Board added a director, Mr. Colbert, who had served as Chief Information Officer for a large public company with sensitive information to assist the Board and Audit Committee in overseeing cybersecurity risks.

For additional details on cybersecurity risks and ADM’s cybersecurity program, please see Item 1C, “Cybersecurity” included in the Company’s 2023 Annual Report on Form 10-K.

Sustainability and Corporate Responsibility

At ADM, sustainable practices and a focus on environmental and social responsibility are foundational to the Company’s purpose and culture, and integral to the work the Company does every day to serve customers and create value for stockholders.

SUSTAINABILITY

Our disclosure for sustainability topics, including climate change and nature, are guided by the Global Reporting Initiative (GRI), Taskforce on Climate-Related Financial Disclosures (TCFD), and Taskforce on Nature-Related Financial Disclosures (TNFD) frameworks including Governance, Strategy, Risk Management, and Metrics & KPIs.

Governance: Our sustainability efforts are overseen by our Board of Directors, including a dedicated Sustainability and Corporate Responsibility Committee, and led by our Chief Sustainability Officer (CSO), who is supported by regional sustainability teams. For more on the Sustainability and Corporate Responsibility Committee, see below on page 30.

ADM Proxy Statement 2024 | 23

CORPORATE GOVERNANCE — Sustainability and Corporate Responsibility

Strategy: We have aligned our sustainability efforts with the United Nations Sustainable Development Goals, which serve as a road map to achieve a better future for all. Specifically, we are focusing our efforts toward Zero Hunger, Clean Water and Sanitation, Climate Action, and Life On Land, as described in more detail below.

UN SDG	IUCN Societal Challenges	ADM Programs

Zero Hunger	Food Security

•  Regenerative and sustainable agriculture projects that increase food production while promoting farm economic stability, minimizing chemical inputs, protecting water quality, and improving soil health and biodiversity

•  Assessing and addressing post-harvest loss

•  Food security and hunger relief

Clean Water and Sanitation	Water Security	• Developing a global strategy focused on improving community well- being in priority watersheds including water-stressed areas by 2025 • Clean water projects through ADM Cares

Climate Action	Climate Change Mitigation and Adaptation

•  Carbon reduction project identification and glidepath (for more information, see our website at www.adm.com/globalassets/sustainability/2022-landing/c17-2023-
carbon-reduction-program-assessment-update—final-11-14-23.pdf)

•  Permanent carbon capture and storage (CCS) via onsite injection and geological sequestration

Life on Land	Environmental Degradation and Biodiversity Loss

•  No-Deforestation and No-Conversion Program (for more information, see our website at www.adm.com/en-us/sustainability/sustainability-reports/#sa-soy-action-plan)

•  Regenerative Agriculture Program (for more information, see our website at www.adm.com/globalassets/adm-2023-regenerative-agriculture-report2.pdf)

•  Biodiversity collaborations through ADM Cares

Risk Management: Sustainability risks are identified through several processes, including TCFD Scenario Analysis, and tracked and monitored in our ERM program.

In 2023, we launched our supply chain due diligence program and conducted a human rights saliency exercise. ADM has begun identifying and assessing nature-related issues using the LEAP framework from TNFD.

KPIs, Goals and Disclosure: Tracking key performance indicators (KPIs) and setting goals and targets enables us to measure and demonstrate progress toward our sustainability strategy.

In 2023, we added three new goals:

•	We aim to eliminate native habitat conversion by 2025 in high risk areas of South America.

•	We aim to have 25% of our total energy usage derived from low-carbon sources by 2035.

•	We aim to reduce our absolute water usage by 10% by 2035 over a 2019 baseline.

Our Corporate Sustainability Report contains specific data and disclosures and is available on our website at www.adm.com/sustainability.

SOCIAL IMPACT

ADM’s corporate social investment program, ADM Cares, aligns the Company’s corporate giving with its business strategies and sustainability objectives. Through the program, ADM works to sustain and strengthen its commitment to communities where ADM colleagues work and live by directing funding to initiatives and organizations driving meaningful social, economic, and environmental progress. Our three sustainability focus areas of giving are: sustainability, food security, and health and well-being.

24 | ADM Proxy Statement 2024

CORPORATE GOVERNANCE — Board Role in Overseeing Political Activities

DIVERSITY, EQUITY, AND INCLUSION

ADM believes diversity, equity, and inclusion (DE&I) are key business priorities that will enable ADM to continue innovating, driving growth through customer focus, and delivering outstanding performance for stockholders. Part of ADM’s vision is to foster an inclusive culture with equitable opportunities for all employees so that all members of its diverse, global workforce belong and make meaningful contributions to the success of each other and the Company.

The Company’s comprehensive DE&I strategy is focused on Recruitment, Advancement, Development, Retention, and Culture, and is supported by a global DE&I council, which reflects the Company’s global business strategy across four regions of the world. ADM’s DE&I strategy is overseen by the Sustainability and Corporate Responsibility Committee of the Board. The Senior Vice President, Chief People and Diversity Officer meets periodically with the Sustainability and Corporate Responsibility Committee to discuss ADM’s diversity progress and strategy.

In support of ADM’s commitment to a productive, diverse, and inclusive workforce, it is a signatory to the CEO Action for Diversity & InclusionTM and a member of Paradigm for Parity®. At the industry level, ADM founded and currently participates in Together We Grow, a consortium of agricultural industry leaders united in a shared belief that American agriculture’s best days are yet to come. Emphasizing diversity and inclusion, Together We Grow works to build a modern workforce with the skills, experience, and capabilities needed to keep pace with the growing world.

For additional details, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

SAFETY

At ADM, we are committed to providing a safe working environment for all our employees and contractors. For the last several years, the Company has been working to significantly reduce its incident rate by strengthening its safety culture and systems so everyone will go home safely to their families and the things that are most important to them.

ADM sets high standards for the safety of our employees, contractors, and workplaces, including maintaining a goal of zero fatalities. In 2023, we did not meet our expectations for safety. The Company had two ADM colleague fatalities and 12 serious injuries in 2023. About 76% of ADM’s sites completed the year without recordable injuries and about 90% without lost workday injuries. The Company is taking a series of actions to improve not only the occupational safety of our colleagues, but also to improve the full process systems that support our daily operations efforts. Through the guidance of the Environmental, Health, and Safety Technology Center, the operations teams focused on the following programs to reduce the most serious injuries:

•	Safe Work Permit and Last Minute Risk Assessment Standards;

•	Gloves Clock-to-Clock Program;

•	New Site Integration Process; and

•	Loss Prevention Principles

Through continued application of these programs, ADM aims to continue to reduce its recordable injury rate in 2024 versus 2023. For additional details, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Board Role in Overseeing Political Activities

The Board of Directors believes that participation in the political process is important to our business and our communities. ADM and our political action committee (ADMPAC), funded by our employees’ voluntary contributions, support candidates in a bipartisan manner. These candidates and elected officials represent assets and/or areas with a large colleague presence and have a role in advancing our policy priorities related to our business. Contributions are not an endorsement of every position taken by an official on every issue. Decisions by ADMPAC to support particular candidates and/or organizations are made consistent with the ADM PAC By-Laws and guided by our policies. ADMPAC submits to the Federal Election Commission (FEC) regular, detailed reports on all political contributions. Reports are publicly available on the FEC’s website. Similarly, contributions to state candidates are disclosed to relevant state authorities and typically disclosed on individual states’ websites.

In addition to our contributions to individual candidates for public office and candidate committees, we also have supported a small number of so-called “527” groups, including the Democratic Governors Association, Democratic Legislative Campaign Committee, Democratic Lieutenant Governors Association, the Republican Governors Association, and the Republican State Leadership Committee. We do not support independent political expenditures or 501(c)(4) organizations. Finally, we have memberships in several industry, trade, and business associations representing the agriculture and the business community. If a trade association engages in federal lobbying activity, the amount of dues associated with this advocacy are reported in our quarterly LD2 filings.

ADM Proxy Statement 2024 | 25

CORPORATE GOVERNANCE — Code of Conduct

We engage in a centralized, deliberative process when making decisions about the Company’s political participation to ensure that it complies with all applicable laws and makes appropriate disclosures. Contributions of greater than $1,000 require the approval of the board of directors of ADMPAC. The ADMPAC board of directors is chaired by the vice president of state government relations and composed of employees who represent various business and functional segments of the Company. Contributions of less than $1,000 may be authorized by the Company’s vice president of government relations and vice president of state government relations. All contributions receive legal review by external counsel.

The Board provides oversight of ADMPAC’s and the Company’s political activities, political contributions, and compliance with relevant laws. At each quarterly board meeting, the Nominating and Corporate Governance Committee, on behalf of the Board, reviews and provides guidance on our political contributions in the previous quarter. Any member of the Board may obtain further detailed information concerning political contributions, trade associations, compliance with federal and state laws, or any other related topic from the Company’s Government Relations team.

For more information on ADM’s political policies and activities, please see https://www.adm.com/our-company/us-political-contributions.

Code of Conduct

ADM recently completed a comprehensive review and update of its Code of Conduct, which has been adopted by the Board and sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the Securities and Exchange Commission (SEC) and in other public communications. The Code of Conduct applies to all of our directors, employees, and officers, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Conduct is available at our website, https://www.adm.com/our-company/the-adm-way/code-of-conduct, and is available free of charge upon written request to ADM, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. Any amendments to certain provisions of the Code of Conduct or waivers of such provisions granted to certain executive officers will be disclosed promptly on our website.

Insider Trading Policy

We have adopted an insider trading policy that governs the purchase, sale, and other dispositions and transactions in our securities by our directors, officers, and employees, which is reasonably designed to promote compliance with insider trading laws, rules, and regulations.

26 | ADM Proxy Statement 2024

CORPORATE GOVERNANCE — Board, Committee, and Director Evaluations

Board, Committee, and Director Evaluations

The Board of Directors believes that a robust annual evaluation process is a critical part of its governance practices. Accordingly, the Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board, each committee of the Board, and each individual director. This year, the Nominating and Corporate Governance Committee engaged an independent outside lawyer who had served as a director and general counsel of public companies to conduct an in-depth interview of each director on the performance of the Board, committees, and individual directors. The outside lawyer provided reports on each committee to the chair of the committee, and reports on individual directors to the Board Chair, the Lead Director, and the Chair of the Nominating and Corporate Governance Committee. The Lead Director then delivered to and discussed with each individual director the evaluation of such director. Results of the performance evaluations of the committees and the Board were discussed at appropriate committee meetings and with the full Board.

The Board utilizes the results of these evaluations in making decisions on board agendas, board structure, committee responsibilities and agendas, and continued service of individual directors on the Board.

Interviews with independent outside lawyer	Results delivered to Board Chair, Lead Director, and Chair of the Nominating and Governance Committee	Individual evaluations are discussed with each director	Committee and Board evaluations are discussed at committee meetings and with the full Board

Independence of Directors

The Board of Directors has reviewed business, familial, and charitable relationships between our Company and each non-employee director and director nominee to determine compliance with applicable NYSE independence standards and our bylaw independence standards, and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the Board has determined that ten of its eleven current members, Messrs. Burke, Colbert, Collins, Crews, Moore, and Westbrook, Mses. Harrison and Sandler, and Drs. de Brabander and Schlitz are independent. Mr. Luciano is not independent under the NYSE or bylaw standards because of his employment with us.

In determining that each director and nominee is independent (other than Mr. Luciano), the Board reviewed the following transactions, relationships, or arrangements where the director is an officer of the third party. The Board determined that the amounts or relationships involved in each of the following matters fall below applicable thresholds or outside the NYSE or bylaw independence standards, that neither of the directors had a direct or indirect material interest in the matters described below, and that such matters do not impair the independence of any director or nominee.

Name	Matters Considered

E. de Brabander	Ordinary course business with Elanco, where she serves as Executive Vice President of Innovation and Regulatory Affairs (purchases from ADM of various products and sales to ADM of various products, all on an arm’s length basis).

L. Z. Schlitz	Ordinary course business with Johnson Controls, where she serves as Vice President and President, Global Products (purchases from ADM of certain equipment products and services on an arm’s length basis).

In addition, the Board noted that the following directors are, or were during 2023, a member of the board of the following organizations that ADM had purchases from, or sales to, during 2023: Mr. Collins, Cibus, Inc. and Pivot Bio; Mr. Crews, WestRock Company; Ms. Harrison, WestRock Company and Ashland Global Holdings; Ms. Sandler, Keurig Dr. Pepper Inc. and Pharmavite; and Mr. Westbrook, Mosaic Company and T-Mobile US, Inc. Because in each case such transactions were on an arm’s length basis, the director served only as a board member of such organization, and none of the directors had a direct or indirect material interest in the matters described above, the Board determined that such matters do not impair the independence of any director.

ADM Proxy Statement 2024 | 27

CORPORATE GOVERNANCE — Corporate Governance Guidelines

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set forth the Board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the Board and our bylaws, are posted on our website, https://www.adm.com/investors/corporate-governance, and are available free of charge upon written request to ADM, Attention: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601.

Independent Executive Sessions

In accordance with our Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. If the non-management directors include any directors who are not independent pursuant to the Board’s determination of independence, at least one executive session each year includes only independent directors. The Lead Director, or in his or her absence, the chair of the Nominating and Corporate Governance Committee, presides at such meetings of independent directors. The non-management directors met in independent executive session four times during fiscal year 2023.

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, the Board of Directors held seven meetings. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during such period. Our Corporate Governance Guidelines provide that all directors standing for election are expected to attend the annual meeting of stockholders. All director nominees standing for election at our last annual stockholders’ meeting held on May 4, 2023, attended that meeting.

Information Concerning Committees and Meetings

The Board’s standing committees for the year ended December 31, 2023, consisted of the Audit, Compensation and Succession, Nominating and Corporate Governance, Sustainability and Corporate Responsibility, and Executive Committees. Each committee operates pursuant to a written charter adopted by the Board, available on our website, www.adm.com.

AUDIT COMMITTEE

The Audit Committee consists of Mr. Burke (Chair), Mr. Colbert, Dr. de Brabander, Ms. Harrison, Mr. Moore, and Ms. Sandler. The Audit Committee met nine times during the most recent fiscal year. All of the members of the Audit Committee were determined by the Board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards, and in Section 10A of the Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee.

The Audit Committee reviews:

1. the overall plan of the annual independent audit;

2. financial statements;

3. the scope of audit procedures;

4. the performance of our independent auditors and internal auditors;

5. the auditors’ evaluation of internal controls;

6. the Company’s oversight of risk and the ERM program;

7. matters of legal and regulatory compliance;

8. the performance of our Company’s tax, compliance, and insurance functions;

9. business and charitable relationships and transactions between us and each non-employee director, director nominee, and executive officer to assess potential conflicts of interest and impairment of independence; and

10. the Company’s earnings press releases and information provided to analysts and investors.

For additional information with respect to the Audit Committee, see the sections of this proxy statement entitled “Board Role in Risk Oversight,” “Report of the Audit Committee,” and “Audit Committee Pre-Approval Policies.”

28 | ADM Proxy Statement 2024

CORPORATE GOVERNANCE — Information Concerning Committees and Meetings

COMPENSATION AND SUCCESSION COMMITTEE

The Compensation and Succession Committee consists of Mr. Westbrook (Chair), Mr. Colbert, Mr. Collins, and Dr. Schlitz. The Compensation and Succession Committee met four times during the most recent fiscal year. All of the members of the Compensation and Succession Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards, including the NYSE listing standards specifically applicable to compensation committee members.

The Compensation and Succession Committee:

1. establishes and administers a compensation policy for senior management;

2. reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management;

3. approves all compensation elements with respect to our directors, executive officers, and all employees with a base salary of $500,000 or more;

4. reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

5. establishes and reviews a compensation policy for non-employee directors;

6. reviews and monitors our succession plans;

7. approves awards to employees pursuant to our incentive compensation plans;

8. approves major modifications in the employee benefit plans with respect to the benefits that salaried employees receive under such plans;

9. ensures succession processes are in place to aid business continuity; and

10. oversees and administers policies, plans, and agreements concerning the recoupment of incentive compensation, or “clawback policies.”

The Compensation and Succession Committee provides reports to the Board and, where appropriate, submits actions to the Board for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers the evaluation prepared by the non-management directors.

To the extent consistent with the General Corporation Law of Delaware, the committee may delegate the authority to grant equity awards to individuals who are not directors or executive officers. The charter for the Compensation and Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

For additional information on the responsibilities and activities of the Compensation and Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee consists of Mr. Moore (Chair), Mr. Burke, Ms. Sandler, and Mr. Westbrook. The Nominating and Corporate Governance Committee met four times during the most recent fiscal year. All of the members of the Nominating and Corporate Governance Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards.

The Nominating and Corporate Governance Committee:

1. identifies individuals qualified to become members of the Board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws;

2. recommends individuals to the Board for nomination as members of the Board and board committees;

3. develops and recommends to the Board a set of corporate governance principles applicable to the Board and the Company;

4. assigns oversight of particular risk areas to other committees of the board;

5. leads the evaluation of the directors, the Board, and board committees; and

6. has oversight responsibility for certain of the Company’s corporate objectives and policies.

ADM Proxy Statement 2024 | 29

CORPORATE GOVERNANCE — Stockholder Outreach and Engagement

SUSTAINABILITY AND CORPORATE RESPONSIBILITY COMMITTEE

The Sustainability and Corporate Responsibility Committee consists of Ms. Harrison (Chair), Mr. Collins, Dr. de Brabander, and Dr. Schlitz. The Sustainability and Corporate Responsibility Committee met four times during the most recent fiscal year. All of the members of the Sustainability and Corporate Responsibility Committee were determined by the Board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards.

The Sustainability and Corporate Responsibility Committee:

1. oversees objectives, goals, strategies, and activities relating to sustainability and corporate responsibility matters, including workplace safety, process safety, environmental, social well- being, diversity, equity, and inclusion, corporate giving, and community relations;

2. receives and reviews reports from management regarding strategies, activities, compliance, and regulations regarding sustainability and corporate responsibility;

3. has authority to obtain advice and assistance from internal or external advisors; and 4. leads the evaluation of the Company’s performance related to sustainability and corporate responsibility.
For more information on the Company’s sustainability and corporate responsibility efforts, see the section of this proxy statement entitled “Sustainability and Corporate Responsibility.”

EXECUTIVE COMMITTEE

The Executive Committee consists of Mr. Luciano (Board Chair), Mr. Crews (Lead Director), Mr. Burke (Chair of the Audit Committee), Ms. Harrison (Chair of the Sustainability and Corporate Responsibility Committee), Mr. Moore (Chair of the Nominating and Corporate Governance Committee), and Mr. Westbrook (Chair of the Compensation and Succession Committee). The Executive Committee did not meet during the most recent fiscal year. The Executive Committee acts on behalf of the Board to determine matters which, in the judgment of the Board Chair, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the Board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the Board under applicable law, our certificate of incorporation, or our bylaws.

Stockholder Outreach and Engagement

As part of our commitment to effective corporate governance practices, in late 2023 and early 2024 we reached out to many of our largest institutional stockholders to hold formal discussions with them to better understand their views on key topics. We intend to continue our outreach efforts following the filing of this proxy statement. Our Lead Director (who, as provided in the Corporate Governance Guidelines, ensures that he is available for consultation and direct communication with major stockholders), General Counsel, Chief People Officer, Chief Sustainability Officer, and other management participated in these meetings to discuss and obtain feedback on our Board of Directors, corporate governance, ERM, executive compensation, environmental, social, and governance (ESG) issues, and other related issues important to our stockholders.

We share stockholder feedback with the Board and its committees to enhance our governance, compensation, and ESG practices. We also review the voting results of our most recent annual meeting of stockholders, the governance practices of similar public companies, and current trends in governance as we consider enhancements to our governance practices and disclosure. We value our dialogue with our stockholders and believe our outreach efforts, which are in addition to our other communication channels available to our stockholders and interested parties, provide transparency of our corporate governance, risk management, compensation, ESG, and other related practices and help ensure that our practices continue to evolve and reflect the insights and perspectives of our many stakeholders. We welcome suggestions from our stockholders on how the Board and management can enhance this dialogue in the future.

COMMUNICATIONS WITH DIRECTORS

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, ADM, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. All correspondence will be forwarded to the intended recipients.

30 | ADM Proxy Statement 2024

CORPORATE GOVERNANCE — Director Compensation

Director Compensation

Our standard compensation for non-employee directors consists of an annual retainer of $325,000 and additional annual stipends for service as Lead Director ($40,000), Chair of the Audit Committee (effective as of the second quarter of 2023, this increased from $30,000 to $35,000), Chair of the Compensation and Succession Committee ($25,000), Chair of the Nominating and Corporate Governance Committee ($20,000), and Chair of the Sustainability and Corporate Responsibility Committee ($20,000).

Directors may elect to receive up to $125,000 of their annual retainer in cash or stock units, and the remaining portion of the annual retainer and any stipends are paid in stock units. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer or stipend to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully-vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the NYSE on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of the Board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

We do not pay fees for attendance at board and committee meetings. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings. Directors may also be provided with certain perquisites from time to time.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal year 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Unit Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

M. S. BURKE	125,000	226,250	33,105	384,355

T. COLBERT	125,000	200,000	12,107	337,107

J. C. COLLINS, JR.	125,000	200,000	3,453	328,453

T. K. CREWS	125,000	237,500	88,921	451,421

E. DE BRABANDER(4)	82,418	131,869	681	214,968

D. E. FELSINGER(4)	84,918	60,000	135,377	280,295

S. F. HARRISON	125,000	220,000	38,592	383,592

P. J. MOORE	125,000	220,000	150,912	495,912

F. J. SANCHEZ(4)	81,181	50,000	8,959	140,140

D. A. SANDLER	125,000	200,000	43,491	368,491

L. Z. SCHLITZ	125,000	200,000	25,724	350,724

K. R. WESTBROOK	125,000	225,000	78,053	428,053

(1)

As described above, up to $125,000 of the annual retainer may be paid in cash or in stock units, or a combination of both, at the director’s election. The remainder of the retainer and any stipends are paid in stock units. All compensation paid in stock units is reported in the “Stock Awards” column.

ADM Proxy Statement 2024 | 31

CORPORATE GOVERNANCE — Director Compensation

(2)

The amounts set forth in this column represent the grant date fair value of stock units paid to each of the listed directors computed in accordance with the provisions of FASB ASC Topic 718. Each of the listed directors is a non-employee director and the fair value of services provided by each director has been used to calculate the number of stock units credited to each director by dividing the quarterly fair value of the services provided by the fair market value of a share of our Company’s common stock on the last business day of the quarter. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the NYSE on that date. The aggregate number of stock units credited to the account of each non-employee director (or in the cases of Mr. Felsinger and Mr. Sanchez, former directors) as of December 31, 2023 (including mandatory stock unit grants, voluntary elections to receive stock units, and the deemed reinvestment of dividends) was as follows:

Name	Number of Stock Units at 12/31/23

M. S. Burke	19,804

T. Colbert	7,818

J. C. Collins, Jr.	2,938

T. K. Crews	51,322

E. de Brabander	1,095

D. E. Felsinger	67,752

S. F. Harrison	22,851

P. J. Moore	83,367

F. J. Sanchez	—

D. A. Sandler	25,515

L. Z. Schlitz	15,496

K. R. Westbrook	45,127

(3)

The amounts in this column consist of: (i) for all directors, the dividend equivalent amounts paid in stock units in 2023 on stock awards; and (ii) for Messrs. Felsinger and Moore, $5,000 in charitable gifts pursuant to the Company’s matching charitable gift program which is available to substantially all employees and non-employee directors.

(4)

Dr. de Brabander joined the Board upon her election at the 2023 annual meeting of stockholders on May 4, 2023. Mr. Felsinger and Mr. Sanchez were directors of the Company until the 2023 annual meeting of stockholders.

Director Stock Ownership Guidelines

Our Company has guidelines regarding ownership of shares of our common stock by our non-employee directors. These guidelines call for non-employee directors to own shares of common stock (including stock units issued pursuant to the Stock Unit Plan for Non-Employee Directors) over time with a fair market value of not less than five times the amount of the maximum cash portion of the annual retainer. Application of these guidelines will consider the time each director has served on the Board of Directors, as well as stock price fluctuations that may impact the achievement of the five times cash retainer ownership guidelines.

We prohibit directors from hedging or pledging Company securities.

32 | ADM Proxy Statement 2024

PROPOSAL NO. 2

Proposal No. 2—Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, the following proposal provides our stockholders with an opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” discussion herein, which provides details as to our compensation policies, procedures, and decisions regarding the named executive officers, as well as the Summary Compensation Table and other related compensation tables, notes, and narrative disclosures in this proxy statement. This vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our named executive officers.

The Compensation and Succession Committee, which is comprised entirely of independent directors, and the Board of Directors believe that the executive compensation policies, procedures, and decisions made with respect to our named executive officers are competitive, are based on our pay-for-performance philosophy, and are focused on achieving our Company’s goals and enhancing stockholder value.

Accordingly, for the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the Board asks our stockholders to vote FOR the adoption of the following resolution to be presented at the Annual Meeting of Stockholders in 2024:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

Although this advisory vote is not binding on the Board of Directors, the Board and the Compensation and Succession Committee will review and expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends that you vote FOR the approval of the advisory resolution on the compensation of our Company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

ADM Proxy Statement 2024 | 33

Compensation Discussion and Analysis

Our NEOs

  This Compensation Discussion and Analysis describes the compensation of the following named executive officers, or NEOs:

Juan R. Luciano

Board Chair, Chief Executive Officer

and President

Years with ADM: 12

Vikram Luthar

Senior Vice President and Chief Financial Officer

(on administrative leave)*

Years with ADM: 19

Regina Bynote Jones

Senior Vice President, General Counsel and Secretary**

Years with ADM: 1

Greg A. Morris

Senior Vice President and President,

Agricultural Services and Oilseeds

Years with ADM: 29

Christopher M. Cuddy

Senior Vice President and President, Carbohydrate Solutions

Years with ADM: 25

Vincent F. Macciocchi

Former Senior Vice President and President, Nutrition, and Chief Sales and Marketing Officer***

Years with ADM: 11

*

As previously disclosed, Mr. Luthar was placed on administrative leave effective January 19, 2024. Ismael Roig was appointed to serve as Interim Chief Financial Officer, in addition to his positions as President of EMEA and President of Animal Nutrition. In connection with Mr. Roig serving as Interim Chief Financial Officer, the Compensation and Succession Committee approved the payment of a monthly cash stipend of $35,000 to him while he serves as Interim Chief Financial Officer, and a one-time grant of RSUs to him in the amount of $1,000,000.

**	Ms. Jones joined the Company on September 5, 2023.

***

Mr. Macciocchi was no longer an executive officer of the Company as of November 13, 2023, but remained employed by the Company in a transition support role to his successor until Mr. Macciocchi’s retirement from the Company on December 31, 2023. Mr. Macciocchi’s tenure included tenure at a predecessor company that ADM acquired in 2014.

34 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary

Executive Summary

OUR COMPENSATION PHILOSOPHY AND OBJECTIVES

ADM unlocks the power of nature to enrich the quality of life and provide access to nutrition worldwide. ADM is a global leader in human and animal nutrition and one of the world’s premier agricultural origination and processing companies. In order to achieve this, we must attract, engage, and retain highly talented individuals who are committed to our core values of integrity, excellence, teamwork, resourcefulness, responsibility, and respect for others. Our compensation programs are designed to help achieve our annual and long-term priorities. Our compensation and benefit programs are based on the following objectives:

•	Reinforce a high-performance culture—linking short- and long-term compensation with individual and Company performance;

•	Emphasize the long-term—structuring executive compensation to include a significant percentage of long-term equity awards;

•	Focus on results—rewarding executives for long-term stockholder value creation, excellence in leadership, and implementing our business strategy;

•

Remain market competitive—providing compensation that is consistent with the scope of responsibilities of the role with other comparable organizations to attract and retain high quality executive talent; and

•	Maintain internal equity—structuring compensation and benefit programs with consistent features for employees and executives across the organization.

2023 PERFORMANCE HIGHLIGHTS1

In 2023, ADM achieved strong performance, overcoming multiple market and geopolitical challenges, including high cost inflation, supply chain bottlenecks, and the logistical and human challenges caused by the war in Ukraine. In the face of these challenges, we kept our focus on strong execution, continuous improvement efforts, and delivering winning solutions for our customers.

Here are some highlights ADM achieved in 2023.

Operating Profit $6.2B Achieved second best financial performance in company history, achieving $6.98 in adjusted earnings per share and $6.2 billion of adjusted segment operating profit.

Soybean and Renewable Fuels

Advanced strategic initiatives, including completing the construction and commissioning of our new joint venture soybean processing complex in Spiritwood, North Dakota, which is providing feedstock to help meet the increasing demand for renewable fuels.

	Dividend Increase +11% Delivered strong cash flows and balance sheet, which supported an 11% dividend increase, marking the 51st consecutive year of increases and 91 years of uninterrupted dividends.	Repurchases and Dividends $3.7B Maintained disciplined and balanced capital allocation, with $3.7 billion of cash returned to shareholders via repurchases and dividends.

KEY EXECUTIVE COMPENSATION ACTIONS FOR 2023:

•	Modest base salary changes—NEO salaries were increased 2% to 4% for most NEOs, reflecting appropriate competitive adjustments and a continued focus on performance-based pay;

•

Earned incentives on strong company performance—Earned annual incentive for 2023 was between 95.9% and 120.9% of target for NEOs, reflecting strong performance versus preestablished company-wide goals for EBITDA, ROIC, and several strategic objectives including 1ADM related milestones and innovation goals; and

•

Earned LTI for long-term results—Earned performance share units (PSUs) for 2021-2023 were based on results versus preestablished goals for ROIC (50%), CAGR Nutrition operating profit growth (50%) and a relative TSR modifier; the above maximum performance on the ROIC metric was averaged with no payout on the Nutrition metric, resulting in an earned number of PSUs at 100% of target. While relative TSR performance results would have produced a positive modifier to the award, the Compensation and Succession Committee exercised negative discretion and did not adjust the number of PSUs earned for such modifier.

[1]

Adjusted Earnings Per Share (earnings per share, adjusted to exclude the impact of certain items), Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items), and adjusted segment operating profit (segment operating profit excluding certain items) are financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP). Annex A to this Proxy Statement offers more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures.

ADM Proxy Statement 2024 | 35

COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary

OVERVIEW OF OUR COMPENSATION PROGRAM

Total direct compensation for ADM executives is delivered through a mix of cash and equity awards that emphasizes multiple performance factors tied to stockholder value creation over short and long-term time horizons. The three key elements of our compensation program are base salary, annual cash incentive awards, and long-term equity incentive (LTI) awards.

We believe our salaries and performance-based annual cash incentive awards encourage and reward annual business results, while maintaining a focus on Company specific strategic goals. Our LTI program rewards for sustained performance against critical performance metrics. Our executive stock ownership guidelines (discussed under “Compensation Policies and Governance—Executive Stock Ownership”), which require executives to own meaningful amounts of ADM common stock, align our executives’ interests in delivering sustainable stockholder returns.

SIGNIFICANT 2023 COMPENSATION ACTIONS

In 2023, our CEO received a base salary increase of 4%. One of the other NEOs received a base salary increase of 2% and another NEO received a base salary increase of 3.3%. The base salaries of the remaining NEOs were unchanged in 2023. For details, see “2023 Executive Compensation Decisions—Individual Compensation Decisions.” In 2023, the NEOs received, on average, 59% of their total target direct compensation in performance-based pay, and 74% of their total target direct compensation in equity awards. For these purposes, we consider the base salary paid in 2023, the target annual cash incentive for 2023, and the target award value of equity (the dollar amount of such awards as approved by the Compensation and Succession Committee) granted in 2023 for the 2023-2025 performance period.

As in recent years, for the 2023 annual cash incentive plan, the Compensation and Succession Committee retained adjusted EBITDA and adjusted ROIC as two of the performance metrics, and also selected three specific and relevant strategic goals in order to drive accountability for important 2023 annual priorities. For details on the three strategic goals prescribed for the 2023 annual bonuses, see “2023 Executive Compensation Decisions—2023 Annual Cash Incentives.”

In 2023, the Compensation and Succession Committee granted annual equity awards in the form of 60% performance share units (PSUs) and 40% time-based restricted stock units (RSUs) to the NEOs. The PSUs will vest based on ADM’s performance against specific goals over a three-year performance period that will end on December 31, 2025. The RSUs will vest one-third each year over a three-year period. For details, see “2023 Executive Compensation Decisions—Equity-Based Long-Term Incentives.”

The charts below present the mix of total target direct compensation awarded to the NEOs in 2023. For Ms. Jones, the “Average Other NEOs Pay Mix” chart reflects her 2023 base salary and target annual incentive bonus on an annualized basis, and excludes her one-time make-whole replacement cash incentive and equity award.

36 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary

EXECUTIVE OFFICER TRANSITIONS IN 2023

In August 2023, we announced that Regina Bynote Jones was appointed Senior Vice President, General Counsel and Secretary, effective September 5, 2023. She succeeded D. Cameron Findlay, our then Senior Vice President, General Counsel and Secretary, after announcing his plan to retire from the Company.

In connection with Ms. Jones’ appointment, the Compensation and Succession Committee approved the following elements of Ms. Jones’ compensation:

•	an initial annual base salary of $725,004,

•	one-time make-whole awards, intended to replace the cash incentives and unvested equity awards that Ms. Jones forfeited from her prior employer to join the Company:

•	cash incentive: $630,000 payable in March 2024 (to replace the portion of annual bonus forfeited upon departure),

•

equity award: approximate grant date value of $3,320,000 granted in the form of RSUs, vesting 50% each year on the first and second anniversaries of the September 5, 2023 grant date (to replace the value of unvested equity awards forfeited upon departure),

•	participation in the Company’s 2023 annual cash incentive plan at a target opportunity of 100% of her base salary, prorated based upon her start date with the Company,

•

an annual equity award with an approximate grant date value of $2,300,000, granted in the form of 60% PSUs with the same terms as the Company’s annual 2023 PSU awards for the other executive officers, and 40% RSUs, vesting one-third each year over a three-year period following the September 5, 2023 grant date, and

•	a $200,000 relocation assistance lump sum payment.

On November 10, 2023, we announced that Vincent F. Macciocchi, our Senior Vice President, President, Nutrition, and Chief Sales and Marketing Officer of the Company, would be retiring, effective December 31, 2023. Effective as of November 13, 2023, Mr. Macciocchi was no longer an executive officer, but he remained employed by the Company until December 31, 2023. There were no changes to Mr. Macciocchi’s compensation between November 13, 2023 and December 31, 2023. Pursuant to the terms of the applicable award agreements, upon his retirement on December 31, 2023, Mr. Macciocchi’s outstanding equity awards (other than the retention performance-based RSUs (the PRSUs) granted to him in 2022 which were forfeited upon his retirement) continue to vest in accordance with their original vesting schedule.

ADM Proxy Statement 2024 | 37

COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary

EXECUTIVE COMPENSATION BEST PRACTICES

We annually evaluate all elements of NEO pay to ensure alignment with performance objectives, market best practices, and stockholder interests. In addition, ADM’s Lead Director, our CEO, and our Chief People Officer (CPO) annually engage with the Company’s largest institutional stockholders to receive their feedback on the structure and performance focus of our executive compensation programs. The following table summarizes our current practices.

What We Do	What We Don’t Do

✓  Pay-for-performance: We tie compensation to performance by setting clear and challenging Company financial goals and individual goals, and having a majority of target total direct compensation consist of performance-based components.

X No guaranteed base salary increases: Base salary levels are reviewed every year and periodically adjusted based on market competitiveness and internal equity.

✓  Multiple performance metrics: Payouts of our annual cash incentives and long-term incentives are determined based on the weighted results for several financial performance measures and structured to balance accountability for driving annual results with sustainable long-term performance.

X No hedging: We prohibit executives from engaging in hedging transactions with ADM securities.

✓  Aggressive stock ownership and retention requirements: Our NEOs and directors must comply with rigorous stock ownership requirements, and they may not sell any Company securities until these guidelines are satisfied.

X No gross up of excise tax payments: We do not assist executives with taxes owed as a result of their compensation.

✓  Compensation-related risk review: The Compensation and Succession Committee regularly reviews compensation-related risks, with the assistance of independent consultants, to confirm that any such risks are not likely to have a material adverse effect on the Company.

  X   No excessive executive perks: Executive perquisites are not
  excessive and are limited to executive physicals, certain
  insurance benefits, and (for the Board Chair and CEO) limited
  personal use of Company chartered aircraft.

✓ Clawback policy: The Company has a policy that provides for the recovery of incentive-based compensation from executives in the event of a financial restatement.	X No pledging: We prohibit executives from pledging ADM securities.

✓  Regular review of proxy advisor policies, stockholder feedback and corporate governance best practices: The Compensation and Succession Committee regularly considers the perspectives of outside authorities as they relate to our executive compensation programs.

X No employment contracts: We do not have an employment contract with any executive officer.

✓  Performance-based equity awards: 60% of the NEOs’ annual LTI award opportunity is delivered in PSUs that may be earned only if the Company achieves prescribed financial goals over a prospective three-year performance period.

✓ Double-trigger requirement: Equity awards do not automatically vest in the event of a change in control. Instead, we impose a “double-trigger” requirement to accelerate vesting.

38 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — Executive Summary

ADVISORY “SAY ON PAY” VOTE

At the 2023 Annual Meeting of Stockholders, 94% of the shares voted in the advisory vote on executive compensation voted to approve our executive compensation. The Compensation and Succession Committee believes that this strong level of support, and the strong levels of support shown in prior years, affirms broad stockholder agreement with our pay-for-performance approach to executive compensation.

We routinely conduct extensive proactive outreach to our largest institutional stockholders to understand and address issues of interest and to foster long-term cooperative relationships. The Compensation and Succession Committee will continue to consider stockholder feedback and the results from advisory votes on executive compensation when approving compensation programs. For more information, see “Stockholder Outreach and Engagement.”

ADM Proxy Statement 2024 | 39

COMPENSATION DISCUSSION AND ANALYSIS — How Executive Compensation is Determined

How Executive Compensation is Determined

THE ROLE OF THE COMPENSATION AND SUCCESSION COMMITTEE

The Compensation and Succession Committee, which is composed solely of independent directors, is responsible for establishing ADM’s compensation philosophy and developing and administering compensation policies and programs consistent with this philosophy. When making compensation decisions, the Compensation and Succession Committee considers the Company’s executive compensation objectives described below.

Align executive and stockholder interests. We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our stockholders. Our PSU awards have a three-year performance period and vest only if certain performance goals are achieved.

We protect our stockholders’ interest by including clawback provisions in long-term incentive award agreements. The current provisions provide for forfeiture of awards or the ability of the Company to recover shares received in respect of awards (or their value) if the recipient breaches certain non-competition, non-solicitation or confidentiality restrictions, engages in certain prohibited conduct, and in the case of certain types of terminations of employment. We have a separate clawback policy that provides for the recovery of all erroneously awarded incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by our executive officers during the applicable lookback period, in the case of an accounting restatement.

Attract and retain top executive talent. Stockholders benefit when we attract, retain, and motivate talented executives with compensation packages that are competitive and fair. As a large, global company engaged in multiple lines of business, our competition for talent—like our competition for business and investment—is broad. The Company’s compensation program for NEOs delivers a mix of salary, annual cash incentives, and long-term incentives targeted to be market-competitive.

Pay-for-performance. Our executive compensation program emphasizes variable, performance-based pay. The Compensation and Succession Committee assesses executive compensation packages in the aggregate, and considers each individual component as well. Base salary is reviewed annually. Annual cash incentives are paid if, and to the extent that, specified corporate goals and individual goals are attained. Performance-based equity compensation is assessed in a similar manner and is designed to reward measurable long-term results.

Internal equity. The Compensation and Succession Committee takes into account internal equity when determining the pay of the CEO and other NEOs. We provide the Committee with data on the compensation of other ADM non-executive employees in other pay grades and/or salary ranges, and the Committee reviews such data when setting CEO and other NEO pay.

▼

THE ROLE OF THE BOARD

The Board reviews and approves the Company’s annual and long-term business plans, which include some of the factors used to set financial and business objectives for incentive compensation. The independent directors establish and approve all performance criteria for evaluating the Board Chair and CEO, annually evaluate the performance of the Board Chair and CEO based on these criteria, and ratify his compensation. The Board also may provide input and ratification on any additional compensation-related issues at the Compensation and Succession Committee’s request. The Board conducts an annual review of the Company’s performance, which informs the calculation of performance-based incentives and decisions regarding compensation packages generally.

▼

THE ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

For 2023, the Compensation and Succession Committee retained Meridian Compensation Partners, LLC (Meridian) as its independent executive compensation consultant. Meridian reports directly to the Compensation and Succession Committee, and provides objective and expert analyses and independent advice on executive and director compensation, and other matters in support of the Committee’s responsibilities.

Each Compensation and Succession Committee meeting includes an executive session where the Committee meets privately with the independent consultant, without Company management. Outside of these sessions, the independent consultant interacts with management solely on behalf of the Compensation and Succession Committee.

The Compensation and Succession Committee only retains consultants that it believes will provide independent advice. The Committee has assessed the independence of Meridian pursuant to SEC and NYSE rules, and concluded that the work Meridian has performed and is expected to perform in the future does not raise any conflict of interest.

▼

THE ROLE OF EXECUTIVES

Our Board Chair and CEO assists the Compensation and Succession Committee in determining compensation for the NEOs other than himself. To that end, the Board Chair and CEO assesses the performance of each of the other NEOs, both in terms of individual execution and with respect to the functions or business units they oversee. The Board Chair and CEO also recommends to the Compensation and Succession Committee, but does not vote on, annual base salary adjustments, individual and group performance factors, and short- and long-term incentive award target levels for the other NEOs.

The Company’s Senior Vice President and Chief People Officer (CPO) oversees all employee compensation with the oversight and direction of the Compensation and Succession Committee. The CPO prepares most of the materials for the Compensation and Succession Committee meetings and provides analyses that assist the Committee with its decisions, such as summaries of competitive market practices, summaries of the Company’s succession management, and reports regarding the Company’s performance. In addition, throughout the year, the CPO facilitates meetings with management to help the Compensation and Succession Committee gain a better understanding of Company performance, and ensures that the Committee receives a rigorous assessment of year-to-date performance at each of its meetings. The Company’s executives, including the Board Chair and CEO, leave meetings during discussions of individual compensation actions affecting them personally and during all executive sessions, unless requested to remain by the Compensation and Succession Committee.

40 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — Components of Executive Compensation

Components of Executive Compensation

The Company’s executive compensation program is built on a structure that emphasizes both short- and long-term performance. We believe our salaries and performance-based annual cash incentive awards encourage and reward annual business results, while our LTI awards reward sustained performance, particularly when coupled with our stock ownership requirements.

When setting compensation levels, the Compensation and Succession Committee refers to data regarding compensation for comparable executives at large public companies with which ADM competes for executive talent. As described in greater detail below under the heading “Peer Group,” the Compensation and Succession Committee chose a broad external market peer group of the S&P 100 Index in order to capture a wide spectrum of compensation levels. In addition, the Compensation and Succession Committee considers Company-wide internal equity when determining pay packages for the NEOs.

The following chart summarizes the direct compensation components and associated objectives of our fixed and performance-based pay for executives in 2023. Although the Compensation and Succession Committee has not adopted a policy for allocating the various elements of total direct compensation, the Company places greater emphasis on variable pay for executives with more significant responsibilities because they have a greater capacity to affect the Company’s performance and results.

Components of 2023 Executive Compensation

	Element and Form		Link to Stockholder Value	Key Characteristics

FIXED	Annual	Base Salary	Recognize an individual’s role and responsibilities	Reviewed annually and set based on competitiveness versus the external market, individual performance, and internal equity

ANNUAL INCENTIVE AWARDS	Annual	Annual Cash Incentive	Achieve annual goals measured in terms of financial, strategic, and individual performance linked to creation of stockholder value	Adjusted EBITDA, Adjusted ROIC, Strategic Goals focused on Productivity, 1ADM, and Innovation, and Individual Performance Factor

LONG-TERM INCENTIVE AWARDS	Long-Term	Performance Share Units (PSUs) 60%	Align long-term performance with interests of stockholders and retain executive talent

Achievement of key drivers of Company performance and stockholder value as evidenced by average Adjusted ROIC, cumulative Adjusted Earnings per Share, and an ESG modifier that is based on results in two ESG areas

	Long-Term	Restricted Stock Units (RSUs) 40%	Align NEOs’ interests with stockholders’ interests, retain executive talent, and promote stock ownership	RSUs are granted pursuant to the Company’s long-term equity plan and vest one-third each year beginning on the first anniversary of the grant date

SALARY

The Compensation and Succession Committee sets base salaries based on an executive’s position, skills, performance, experience, tenure, and responsibilities. The Compensation and Succession Committee annually assesses the competitiveness of base salary levels relative to salaries within the marketplace for similar executive positions, typically using a range around the market median as a starting point. When assessing any salary adjustments for executives, the Compensation and Succession Committee also considers factors such as changes in responsibilities and corresponding changes in competitive marketplace levels. In 2023, Mr. Luciano received a base salary increase of 4%, Mr. Luthar received a base salary increase of 3.3%, and Mr. Cuddy received a base salary increase of 2%, in each case to strengthen market competitiveness. None of the other NEOs received a base salary increase in 2023.

ANNUAL CASH INCENTIVE

We pay an annual cash incentive only if ADM meets specified performance goals. The annual cash incentive program emphasizes company- wide performance objectives to encourage executives to focus on overall Company success and leadership to generate the most value across the organization. Our performance metrics are directly tied to driving stockholder value creation: we require meaningful results for annual metrics before any awards may be earned.

The 2023 annual cash incentive program was based on two key measures of financial performance—adjusted EBITDA and adjusted ROIC— with final awards also reflecting the Compensation and Succession Committee’s approval of performance results related to the three strategic Company goals set forth in the table above, as well as individual performance. Cash incentive awards for 2023 were paid in the first quarter of 2024.

ADM Proxy Statement 2024 | 41

COMPENSATION DISCUSSION AND ANALYSIS — 2023 Executive Compensation Decisions

LTI AWARDS

Our 2023 long-term equity awards are based on Company and market factors, including achievement of financial milestones and a two-goal ESG modifier. The LTI awards granted in 2023 are part performance-based and part time-based, with a mix of 60% PSUs and 40% RSUs, to ensure that NEOs’ interests are aligned with the interests of our stockholders.

2023 Executive Compensation Decisions

INDIVIDUAL COMPENSATION DECISIONS

The following tables summarize compensation decisions made by the Compensation and Succession Committee with respect to each of the NEOs for 2023. Details regarding the specific compensation elements and related payouts follow the individual summaries.

The award values shown below for LTI grants represent the dollar amount of such awards, at target, as approved by the Compensation and Succession Committee. These amounts differ from the grant date fair values of such awards as shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table due to the valuation methodology the Compensation and Succession Committee uses in making its decisions differing from the valuation methodology required by the SEC for those compensation tables.

MR. LUCIANO Board Chair, CEO, and President

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives	Increased from $1,435,008 to $1,492,500 200% of base salary, or $2,985,000 $3,609,611, or approximately 242% of base salary $17,700,000, granted in the form of 60% PSUs and 40% RSUs

Significant accomplishments:

•	Delivered second highest financial results, including adjusted earnings per share of $6.98; adjusted segment operating profit of $6.2 billion; and 12.2% adjusted ROIC.[2]

•	Maintained strong balance sheet while returning $3.7 billion in cash to stockholders and increased dividend payout by 11%.

•

Advanced strategic initiatives that are serving our customers’ evolving needs, from launching regenerative agriculture in South America and Europe, to commissioning our joint venture oilseed facility in North Dakota, to expanding our starch capacity to serve customer needs across food and industrial products.

•

Achieved important milestones in corporate responsibility and sustainability, including advancing our decarbonization strategy with projects such as the Tallgrass CCS pipeline and Broadwing Energy, which will help bolster ADM’s ability to serve growing demand for low-carbon solutions.

[2]

Adjusted earnings per share (earnings per share, adjusted to exclude the impact of certain items), Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) and Adjusted segment operating profit (segment operating profit excluding certain items) are financial measures that have not been calculated in accordance with GAAP. Annex A to this Proxy Statement offers more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures.

42 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — 2023 Executive Compensation Decisions

MR. LUTHAR Senior Vice President and Chief Financial Officer (on administrative leave)

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives

Increased from $750,000 to $775,008

100% of base salary, or $775,000

As of the date of this Proxy Statement, the Compensation and Succession Committee had not made a determination on Mr. Luthar’s annual cash incentive since he remained on administrative leave

$3,450,000, granted in the form of 60% PSUs and 40% RSUs

MS. JONES Senior Vice President, General Counsel and Secretary

Base salary Target annual cash incentive Actual annual cash incentive Replacement cash incentive Long-term incentives

Hired at $725,004

100% of prorated base salary, which was $241,668 for portion of 2023 she was employed

$292,237, or approximately 121% of prorated base salary

One-time sign-on replacement cash incentive payment of $630,000, paid in March 2024

$2,300,000, granted in the form of 60% PSUs and 40% RSUs; one-time sign-on replacement award of $3,320,000 granted in the form of RSUs

Significant accomplishments:

•	Appointed Chief Integrity Officer with responsibility for driving integrity across ADM’s products, technology and value chain.

•	Refreshed and enhanced Code of Conduct to further embed compliance principles and enable a culture of integrity.

•	Strengthened Regional and Business Unit Legal alignment to mitigate risk and fortify enterprise resilience.

•	Actively engaged in outreach conversations with investors and other stakeholders on Governance and Sustainability best practices.

ADM Proxy Statement 2024 | 43

COMPENSATION DISCUSSION AND ANALYSIS — 2023 Executive Compensation Decisions

MR. MORRIS Senior Vice President and President, Agricultural Services and Oilseeds

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives	Unchanged at $714,000 100% of base salary, or $714,000 $863,405, or approximately 121% of base salary $3,200,000, granted in the form of 60% PSUs and 40% RSUs

Significant accomplishments:

•	Led Agricultural Services and Oilseeds to the second best year in terms of operating profit and ROIC.

•	Delivered exceptional risk management in a year of significant market volatility.

•	Completed the construction and commissioning of the crushing complex in Spiritwood, North Dakota, which is operated as Green Bison Soy Processors, a JV between ADM and Marathon Petroleum.

•	Scaled-up ADM’s Regenerative Agriculture program globally with a significant year-over-year increase in total acres enrolled.

MR. CUDDY Senior Vice President and President, Carbohydrate Solutions

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives	Increased from $650,004 to $663,000 100% of base salary, or $663,000 $801,733, or approximately 121% of base salary $3,100,000, granted in the form of 60% PSUs and 40% RSUs

Significant accomplishments:

•	Achieved third best performance year with record earnings in North America Starch and Corn Syrups, and Global Wheat Milling.

•	Grew our BioSolutions platform by $268M in year-over-year revenue growth and 20% in year-over-year contribution margin growth.

•	Announced strategic partnership with Solugen to meet increasing demand for sustainable products with a new production facility adjacent to ADM’s Marshall, Minnesota corn complex.

•

Advanced key decarbonization initiatives by finalizing agreements with Tallgrass to enable carbon dioxide transportation by pipeline in Columbus, Nebraska and with Broadwing to provide a new heat and energy source in Decatur, Illinois.

44 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — 2023 Executive Compensation Decisions

MR. MACCIOCCHI Former Senior Vice President, President, Nutrition, and Chief Sales and Marketing Officer (Retired as of December 31, 2023)

Base salary Target annual cash incentive Actual annual cash incentive Long-term incentives	Unchanged at $714,000 100% of base salary, or $714,000 $684,905, or approximately 96% of base salary $3,200,000, granted in the form of 60% PSUs and 40% RSUs

2023 ANNUAL CASH INCENTIVE

The annual cash incentive program aligns rewards with business results measured against specific strategic goals. At the start of each fiscal year, the Compensation and Succession Committee approves target annual cash incentive levels, expressed as a percentage of salary, for each NEO. Actual awards paid are based on both Company performance (75% weight) and individual performance (25% weight). Payouts can range from 0% to a maximum of 200% depending on both Company and individual performance.

Company Performance Components

Company performance payout is determined by ADM’s adjusted EBITDA, our results on a set of strategic goals, and our adjusted return on invested capital (ROIC).3

Adjusted EBITDA

Adjusted EBITDA has an aggregate weighting of 50% under our 2023 annual cash incentive program. The Company sets the EBITDA target based upon the Company plan for the year, which also considers the external environment.

The adjusted EBITDA goals and associated payout opportunity levels are shown below. Payout opportunity levels are interpolated for results that fall between specific goal amounts.

Adjusted EBITDA Achieved	Payout Opportunity

$7.1B & Above	200%

$6.8B	150%

$6.6B	125%

$5.85B (Plan Adjusted EBITDA)	100%

$5.333B	75%

$4.917B	50%

$4.5B	25%

$4.49B & Below	0%

[3]

Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of certain items) and Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) are financial measures that have not been calculated in accordance with GAAP, and are referred to as non-GAAP financial measures. Annex A to this Proxy Statement provides more detailed definitions of these terms, a reconciliation of each to the most directly comparable GAAP financial measure, and related disclosures about the use of these non-GAAP financial measures.

ADM Proxy Statement 2024 | 45

COMPENSATION DISCUSSION AND ANALYSIS — 2023 Executive Compensation Decisions

Strategic Goals

Our strategic goals have an aggregate weighting of 25% under our 2023 annual cash incentive program as follows:

Productivity. This metric relates to optimization of throughput at our North America facilities, measured as the reduction in unscheduled downtime, while reducing serious injuries and fatalities (SIFs), with a threshold of 5% reduction, a target of 20% reduction, and a maximum of 30% reduction. (7.5% weight)

1ADM. This metric relates to the achievement of critical go-lives and related milestones for SuccessFactors and SAP related initiatives, with a threshold of achieving either the SuccessFactors 4.3B or SAP 5.2 Flavors EMEA go-live on time, a target of achieving both go-lives on time, and a maximum of achieving both go-lives and exiting hyper care on time. (7.5% weight)

Innovation. This metric has two separate sub-goals, each weighted at 5%: (1) deliver total global regenerative agriculture acres, with a threshold of 1.5 million acres, a target of 1.75 million acres, and a maximum of 2.0 million acres, and (2) deliver on decarbonization goal for our Decatur complex by signing imperative agreements to advance strategy, with a threshold of signing agreement with Broadwing for a new heat and energy source in Decatur, IL, a target of signing agreements with both Broadwing and Tallgrass, and a maximum of signing agreements with Broadwing and Tallgrass and submitting EPA well permit applications. (10% weight)

In each case, threshold performance would result in a 50% payout, target performance would result in a 100% payout, and maximum performance would result in a 200% payout for that metric.

Adjusted ROIC Modifier

ROIC measures how effectively we generate returns on invested capital.

As the last step in the Company performance payout component of our 2023 annual cash incentive program, actual adjusted ROIC for 2023 is compared against the 10.0% adjusted ROIC target that was set for 2023. The result of that comparison leads to a modifier of +/- 10%. The modifier boosts the payout potential in years that our adjusted ROIC exceeds our target, and reduces the payout potential if adjusted ROIC falls below target expectations.

The adjusted ROIC modifier is determined as follows:

Adjusted ROIC Achieved	Multiplier	Effect of modifier on payout

12.0% or greater	1.1	10% increase

10.0% (Target)	1.0	No change

8.0% or less	0.9	10% decrease

For Adjusted ROIC results between specific goals, the multiplier will be determined by linear interpolation.

2023 Company Performance Payout Component Calculation

For 2023, ADM attained the results shown below, leading to an overall Company performance portion payout of 95.9% of target. Our 2023 adjusted EBITDA of $6.207 billion represented 111.9% of our goal. Applying the weighting of adjusted EBITDA of 50% of the total annual cash incentive payout, this factor achieved a payout of 55.9%.

46 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — Individual Performance Components

In addition, 31.25% was added to the Company performance portion of the payout as a result of the achievement of the strategic goals at the following levels:

Further, adjusted ROIC for 2023 was 12.2%, resulting in a multiplier of 1.1.

Individual Performance Components

Individual performance determines 25% of the annual cash bonus.

Our leaders are responsible for driving performance company-wide; their respective individual performance ratings are a result of their performance against goals for the year, including goals for the business units they run. The target individual performance percentage is 25% of the overall cash incentive program. For each NEO, the Compensation and Succession Committee has discretion to adjust payout from 0% to 200% of the 25% target percentage based on the Committee’s assessment of the NEO’s performance and contribution to the Company’s success. As a result, individual payouts can range from a total payout of 0% to 50% (in 5 percentage point increments).

With the exception of Mr. Luthar and Mr. Macciocchi, the Compensation and Succession Committee approved the 2023 individual performance percentages for the other NEOs at 25%, which reflects an overall reduction of 10% (relative to the level that would have been determined based on business results in 2023 and the individual achievements summarized above under “2023 Executive Compensation Decisions—Individual Compensation Decisions,” which was 35%) due to, among other factors, the material weakness identified and 2023 safety performance. Mr. Macciocchi received no payout for his individual performance component due to the underperformance of the Nutrition business unit in 2023.

As a result, the Compensation and Succession Committee determined to award the following individual performance percentages to the NEOs:

Individual Performance Percentages

J. R. Luciano	25%

V. Luthar	*

R. B. Jones	25%

G. A. Morris	25%

C. M. Cuddy	25%

V. F. Macciocchi	0%

* As of the date of this Proxy Statement, the Compensation and Succession Committee had not made a determination regarding any payment to Mr. Luthar related to his 2023 annual cash incentive award since he remained on administrative leave.

ADM Proxy Statement 2024 | 47

COMPENSATION DISCUSSION AND ANALYSIS — Individual Performance Components

Calculation of Award Amounts

The formula used to calculate an annual cash incentive payout for the NEOs can be expressed as follows:

The Resulting Annual Cash Incentive for Each NEO

Based on the determination of the Company and individual performance factors as described above, the NEOs received the payouts set forth below.

Executive	Target Cash Incentive Opportunity (% of Salary)	Target Cash Incentive Opportunity	Cash Bonus Payout as a Percentage of target	Actual FY2023 Cash Award

J. R. Luciano	200%	$2,985,000	120.9%	$3,609,611

V. Luthar	100%	$775,000	*	*

R. B. Jones	100%	$241,668	120.9%	$292,237	**

G. A. Morris	100%	$714,000	120.9%	$863,405

C. M. Cuddy	100%	$663,000	120.9%	$801,733

V. F. Macciocchi	100%	$714,000	95.9%	$684,905

*

As of the date of this Proxy Statement, the Compensation and Succession Committee had not made a determination regarding any payment to Mr. Luthar related to his 2023 annual cash incentive award since he remained on administrative leave.

**	Ms. Jones received a prorated cash incentive award based on her start date of September 5, 2023. Her cash bonus payout percentage was applied to her prorated base salary for 2023.

One-Time Bonus Approval

In addition, as described above, in connection with Ms. Jones’ appointment, the Compensation and Succession Committee approved a one-time sign-on bonus of $630,000, payable in March 2024, intended to replace the prorated annual cash incentive that Ms. Jones forfeited from her prior employer to join the Company.

48 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — Equity-Based Long-Term Incentives

EQUITY-BASED LONG-TERM INCENTIVES

ADM’s LTI program aligns the interests of executives with those of our stockholders by rewarding the creation of long-term stockholder value, supporting stock ownership, and motivating retention of our senior executives. Our performance-based LTI awards are based on the results of forward-looking metrics measured over a three-year performance period.

In 2023, we granted our annual LTI awards in February (or for Ms. Jones, in September) in the form of 60% performance share units (PSUs) with a three-year performance period, which PSUs will vest at the end of the three-year period only if certain performance goals are achieved, and 40% restricted stock units (RSUs) with a one-third ratable vesting schedule on each of the first three anniversaries of the date of grant. We believe this forward-looking LTI program aligns our equity compensation with market practice and strengthens our executives’ focus on growth and future value creation for stockholders.

The 2023 grants, including the sign-on equity award to Ms. Jones, in the target amounts approved by the Compensation and Succession Committee are shown below.

The listed values represent the dollar amount of such awards, at target, as approved by the Compensation and Succession Committee. These amounts differ from the grant date fair values of such awards as shown in the Grants of Plan-Based Awards Table and the Summary Compensation Table due to the valuation methodology the Compensation and Succession Committee uses in making its decisions differing from the valuation methodology required by the SEC for the compensation tables.

Executive	Target Equity Award

J. R. Luciano	$17,700,000

V. Luthar	$3,450,000

R. B. Jones	$5,620,000	(1)

G. A. Morris	$3,200,000

C. M. Cuddy	$3,100,000

V. F. Macciocchi	$3,200,000

(1)

The target equity award value for Ms. Jones consists of (a) an equity award with an approximate grant date value of $2,300,000, granted in the form of 60% PSUs with the same terms as the Company’s annual 2023 PSU awards for the other executive officers, and 40% RSUs, vesting one-third each year over a three-year period following the September 5, 2023 grant date; and (b) a one-time sign-on equity award with an approximate grant date value of $3,320,000 granted in the form of RSUs, vesting 50% each year on the first and second anniversaries of the September 5, 2023 grant date, intended to replace the value of unvested equity awards that Ms. Jones forfeited from her prior employer to join the Company.

The terms of these equity awards are described below.

PSU Vesting

Except in cases that trigger accelerated vesting (described below), the 2023 PSUs will vest in three years upon the Compensation and Succession Committee’s determination of the Company’s achievements, if any, against certain performance goals over a three-year performance period (2023–2025). Payouts can range from 0% to 200%, and the value of those payouts will depend upon the price of ADM’s common stock at the end of the performance period. During the performance period, dividend equivalents will be accrued and settled in cash at the end of the three-year performance period on the basis of number of PSUs actually earned. Vested PSUs will be settled in shares of ADM common stock.

PSU Performance Metrics

The performance metrics for the 2023 PSU awards are:

•	Average adjusted ROIC over the three-year performance period[4] (50% weight),

•	Cumulative adjusted earnings per share (“adjusted EPS”) performance over the three-year performance period[5] (50% weight), and

[4]

Average adjusted ROIC for the performance period means the average of the annual percentage obtained by dividing the Adjusted ROIC earnings for each fiscal year during the performance period by Adjusted Invested Capital for the same fiscal year. For this purpose, Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of ADM’s stockholders’ equity (excluding non-controlling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified adjustments as determined by the Compensation and Succession Committee to be appropriate.

[5]

Cumulative adjusted EPS for the performance period means the diluted earnings per share of the Company over the three-year performance period, as adjusted for losses/gains on sales of assets and businesses, impairment, restructuring and settlement charges, expenses related to acquisitions, gains/losses on debt extinguishment, losses/ gains on debt conversion option, tax adjustments, and such other adjustments determined by the Compensation and Succession Committee, in its sole discretion, to be appropriate in order to reflect the impact of significant unusual or nonrecurring events, including but not limited to material portfolio adjustments.

ADM Proxy Statement 2024 | 49

COMPENSATION DISCUSSION AND ANALYSIS — Equity-Based Long-Term Incentives

•	A two-goal ESG modifier that reflects (1) progress toward gender diversity in leadership, and (2) absolute reduction in greenhouse gas emissions over the three-year performance period (+/-15%).

ROIC appears as a metric in both our short- and long-term incentive compensation plans, but it serves different purposes and has different weights in the two plans. One-year adjusted ROIC in our annual cash incentive plan demonstrates our short-term performance, while three- year average adjusted ROIC in the PSU award better reflects long-term, sustainable results with an emphasis on growth and driving consistent returns of our capital investments over time.

The Committee selected adjusted EPS as a performance metric for the 2023 PSU awards because adjusted EPS is one of the primary bases on which we set performance expectations for the year, it is consistent with how we report our operating results to the investment community, it is a widely-used measure of overall Company performance, and the Committee believes it is highly correlated to stockholder return.

The goals and associated payouts for these metrics are shown below. If results for average adjusted ROIC and adjusted EPS fall between specific goals, the associated payout will be determined by linear interpolation.

Performance metric	Weighting	No payout	50% payout	100% payout	150% payout	200% payout

Average Adjusted ROIC	50%	Below 7.0%	8.5%	10.0%	11.0%	12.0% or above

Cumulative Adjusted EPS	50%	Below $12.00	$15.00	$18.00	$20.00	$22.00

ESG Modifier	+/-15%	+/- 7.5% modifier based on percent of women in leadership roles (“gender diversity percentage”) at 12/31/25 (with linear interpolation applied)

-7.5% if gender diversity percentage is 23% or less

0% if gender diversity percentage is 26%

+7.5% if gender diversity percentage is 29% or more

+/- 7.5% modifier based on level of achievement as it relates to a goal of 2.0% absolute reduction in greenhouse gas emissions during 2025 against 2019

Adjustment factor will be made based on Committee discretion

In establishing and measuring achievements against the goals shown above, the Compensation and Succession Committee retains discretion to make changes to reflect “material portfolio adjustments,” which are events that are unusual and infrequent, like significant acquisitions and divestitures.

RSU Vesting

Except in cases that trigger accelerated vesting (described below), RSUs vest one-third each year over a three-year period beginning on the first anniversary of the grant date so long as the recipient is still employed by the Company on each such vesting date. During the vesting period, participants are paid dividend equivalents on their unvested RSUs. Vested RSUs will be settled in shares of ADM common stock. RSUs and PSUs will continue to vest as scheduled if an executive leaves the Company because of disability or retirement (at age 55 or older with 10 or more years of service, or 65 years of age).

Conditions Leading to Accelerated Vesting

Upon the death of an executive, the executive’s RSUs will vest immediately and the executive’s PSUs will vest immediately at the target level. A detailed description of double-trigger change in control provisions that may lead to accelerated vesting appears under the header “Employment Agreements, Severance, and Change in Control Benefits.”

50 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — Equity-Based Long-Term Incentives

Equity Awards Granted in 2021 with a Performance Period that Ended in 2023

In 2021, ADM granted PSUs to our then-NEOs with a three-year performance period (2021-2023). The performance metrics for the 2021 PSU awards were:

•	Average adjusted ROIC[6] over the three-year performance period,

•	Compound annual growth rate (“CAGR”) of Nutrition operating profit (“OP”) growth[7] over the three-year performance period, and

•	Relative TSR as compared to a defined peer group over the three-year performance period.

The defined peer group includes: Symrise AG, International Flavors & Fragrances, Inc., Olam International Limited, Bunge Limited, Ingredion Incorporated, The Andersons, Inc., and Green Plains, Inc.

The weighting, goals, and associated payout factors for these metrics are shown below. For average adjusted ROIC and CAGR of Nutrition OP growth, if results fall between specific goals, the associated payout would be determined by linear interpolation.

Performance metric	Weighting	No payout	50% payout	100% payout	150% payout	175% payout	200% payout

Average Adjusted ROIC	50%	Below 5.75%	6.5%	7.0%	7.5%	8.0%	9.0% or above

CAGR Nutrition OP Growth	50%	Below 6% Growth	8% Growth	12% Growth	15% Growth	n/a	20% Growth

Relative TSR Modifier	+/-10%	Based on ranking that compares ADM’s 3-year TSR against defined peer group

1st Rank – 1.1 Modifier

2nd Rank – 1.067 Modifier

3rd Rank – 1.033 Modifier

4th & 5th Rank – 1.0 Modifier

6th Rank – 0.967 Modifier

7th Rank – 0.933 Modifier

8th Rank – 0.9 Modifier

On March 18, 2024, the Compensation and Succession Committee determined the degree to which the performance metrics under the 2021 PSUs were attained, and the resulting payout level relative to the target amount for each metric. For the performance period of 2021-2023:

•	Average adjusted ROIC was 12.0%, and therefore the resulting payout factor was 200%,

•	CAGR of Nutrition operating profit growth was negative 8.5%, and therefore the resulting payout factor was 0%, and

•	Relative TSR modifier was at a 3rd rank, yielding a 1.033 multiple.

After thorough discussion and deliberation by the Compensation and Succession Committee, it approved an earned number of PSUs for each participant (other than Mr. Luthar) at 100% of target, which was based on the weighted performance results of the average adjusted ROIC metric and the CAGR of Nutrition operating profit growth metric. The Compensation and Succession Committee chose to exercise negative discretion and exclude the impact of the relative TSR modifier (noted above as 1.033) on the actual number of PSUs earned.

[6]

Average adjusted ROIC for the performance period means the average of the annual percentage obtained by dividing the Adjusted ROIC earnings for each fiscal year during the performance period by Adjusted Invested Capital for the same fiscal year. For this purpose, Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of ADM’s stockholders’ equity (excluding non-controlling interests), interest-bearing liabilities, the after-tax effect of the LIFO reserve, and other specified adjustments as determined by the Compensation and Succession Committee to be appropriate. See Annex A to this Proxy Statement for the calculation and a reconciliation to the most directly comparable GAAP financial measure.

[7]

CAGR of Nutrition OP growth for the performance period means the difference between (x) the Company’s annual Nutrition adjusted segment operating profit, as reflected in the Company’s earnings disclosures in its fourth quarter press release for the fiscal year ending December 31, 2023 and (y) the Company’s Nutrition adjusted segment 2020 operating profit. Average Compound Annual Growth Rate means dividing the value of the Company’s Nutrition adjusted segment operating profit at the end of the Performance Period (December 31, 2023) by the Company’s Nutrition adjusted segment 2020 operating profit, raising the result to an exponent of one divided by the number of years in the Performance Period, and subtracting one from the subsequent result. Average Compound Annual Growth Rate shall be approved by the Committee after the end of the Performance Period, at which time the Committee may, in its discretion, provided that one or more Material Portfolio Adjustments may be made to the same.

ADM Proxy Statement 2024 | 51

COMPENSATION DISCUSSION AND ANALYSIS — Equity-Based Long-Term Incentives

Based on these determinations, the Compensation and Succession Committee approved the following number of PSUs earned for each NEO pursuant to the 2021 PSUs:

Executive	Target Number of 2021 PSUs	Actual Number of 2021 PSUs Earned

J. R. Luciano	146,342	146,342

V. Luthar	7,318	*

R. B. Jones**	—	—

G. A. Morris	29,269	29,269

C. M. Cuddy	29,269	29,269

V. F. Macciocchi	29,269	29,269

*	As of the date of this Proxy Statement, the Compensation and Succession Committee had not made a determination related to the 2021 PSUs for Mr. Luthar since he remained on administrative leave.

**	Ms. Jones was hired in 2023 and, therefore, did not receive a 2021 PSU award.

All of the earned PSUs shown in the table above vested on March 18, 2024.

FEATURES OF 2024 COMPENSATION PROGRAMS

The Compensation and Succession Committee made changes to the short-term and long-term incentive compensation plans for performance periods beginning in 2024. These changes were designed to better align with the strategic direction of the Company, to simplify certain design features and to strengthen market competitiveness.

Features of the 2024 Annual Cash Incentive Bonus

•	Removed strategic goals from the plan and increased the weight for the adjusted EBITDA metric from 50% to 75%.

•	Retained the +/- 10% ROIC modifier for continued focus on returns.

Features of the 2024 PSU Awards

•	Retained the weightings of the average ROIC metric at 50% and the cumulative adjusted EPS metric at 50%.

•

Updated the +/- 15% ESG modifier with a two-goal +/- 10% Strive 35 metric: (1) completion of projects related to water use and reclamation, and (2) absolute reduction in greenhouse gas emissions over the three-year performance period.

52 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — Peer Group

Peer Group

The Compensation and Succession Committee utilizes the S&P 100 Index as a peer group to evaluate whether executive officer pay levels are aligned with performance on a relative basis. We believe the large peer group is relevant for ADM because we compete for talent and investments across a wide range of industries. Moreover, our diverse business encompasses aspects of several industries; we do not have a direct competitor—in terms of size, focus or business mix—in the public markets. As a result, the Compensation and Succession Committee believes it is appropriate to consider a broad spectrum of compensation levels and investment returns to arrive at our NEO compensation.

Abbott Laboratories

AbbVie Inc.

Accenture plc

Alphabet Inc.

Amazon.com, Inc.

American Airlines Group Inc.

American Express Company

American International Group, Inc.

Apple Inc.

Archer-Daniels-Midland Company

AT&T Inc.

Bank of America Corporation

Berkshire Hathaway Inc.

Best Buy Co., Inc.

Bristol-Myers Squibb Company

Broadcom Inc.

Bunge Global SA

Cardinal Health, Inc.

Caterpillar Inc.

Cencora, Inc.

Centene Corporation

Charter Communications, Inc.

Chevron Corporation

Chubb Limited

Cisco Systems, Inc.

Citigroup Inc.

Comcast Corporation

ConocoPhillips

Costco Wholesale Corporation

CVS Health Corporation

D.R. Horton, Inc.

Deere & Company

Delta Air Lines, Inc.

Dollar General Corporation

Dow Inc.

Elevance Health, Inc.

Exxon Mobil Corporation

FedEx Corporation

Ford Motor Company

General Dynamics Corporation

General Electric Company

General Motors Company

HCA Healthcare, Inc.

Honeywell International Inc.

HP Inc.

Humana Inc.

Intel Corporation

International Business Machines Corporation

Johnson & Johnson

JPMorgan Chase & Co.

Lockheed Martin Corporation

Lowe’s Companies, Inc.

LyondellBasell Industries N.V.

Marathon Petroleum Corporation

McKesson Corporation

Merck & Co., Inc.

Meta Platforms, Inc.

MetLife, Inc.

Microsoft Corporation

Mondelez International, Inc.

Morgan Stanley

NIKE, Inc.

Northrop Grumman Corporation

NVIDIA Corporation

Oracle Corporation

PepsiCo, Inc.

Pfizer Inc.

Phillips 66

Prudential Financial, Inc.

QUALCOMM Incorporated

RTX Corporation

Starbucks Corporation

Sysco Corporation

Target Corporation

Tesla, Inc.

The Allstate Corporation

The Boeing Company

The Cigna Group

The Coca-Cola Company

The Goldman Sachs Group, Inc.

The Home Depot, Inc.

The Kroger Co.

The Procter & Gamble Company

The Progressive Corporation

The TJX Companies, Inc.

The Travelers Companies, Inc.

The Walt Disney Company

Thermo Fisher Scientific Inc.

T-Mobile US, Inc.

Tyson Foods, Inc.

Uber Technologies, Inc.

United Airlines Holdings, Inc.

United Parcel Service, Inc.

UnitedHealth Group Incorporated

Valero Energy Corporation

Verizon Communications Inc.

Walgreens Boots Alliance, Inc.

Walmart Inc.

Warner Bros. Discovery, Inc.

Wells Fargo & Company

ADM Proxy Statement 2024 | 53

COMPENSATION DISCUSSION AND ANALYSIS — Benefits

Benefits

In addition to the direct elements of pay described above, ADM offers benefits to our NEOs to provide for basic health, welfare, and income security needs and to ensure that our compensation packages are competitive. With few exceptions, such as supplemental benefits provided to employees whose benefits under broad-based plans are limited under applicable tax laws, our policy is to offer the same benefits to all U.S. salaried employees as are offered to the NEOs.

Retirement Program	Eligibility	Description

401(k) and ESOP	All salaried employees

Qualified defined contribution plan where employees may defer up to 75% of eligible pay, or up to $22,500 for 2023. The Company provides a 1% non-elective employer contribution and a match of 4% on the first 6% contributed by an employee. The employee contribution can be made pre-tax (401(k)) or after-tax (Roth 401(k)). Employees also may defer traditional after-tax contributions into the plan for a total $66,000 savings opportunity including all contribution types (pre-tax, Roth, and after tax) plus any ADM matching and 1% non-elective contributions. Employees who are 50 years of age or older can elect to make additional contributions of up to $7,500 for 2023.

ADM Retirement Plan	All salaried employees

All eligible employees participate in a qualified cash balance pension formula where the benefit is based on an accrual of benefit at a stated percentage of the participant’s base compensation each year. Prior to January 1, 2022, employees who had 5 or more years of service as of January 1, 2009 accrued benefits under a traditional defined benefit formula (and not the cash balance pension formula) where the benefit was based on number of years of service and final average earnings. (Final average earnings is the average of monthly compensation over a 60 consecutive month period within the employee’s last 180-month period of employment prior to January 1, 2022, that produced the highest average.)

Deferred Compensation Plan	Employees with salaries above $175,000

Eligible participants may defer up to 75% of their annual base salary and up to 100% of their annual cash incentive until designated future dates. Earning credits are added to the deferred compensation account balances based upon hypothetical investment elections available under these plans and chosen by the participant. These hypothetical investment options correspond with the investment options (other than Company common stock) available under the 401(k) and ESOP.

Supplemental Retirement Plan	Employees whose retirement benefit is limited by applicable IRS limits

Non-qualified deferred compensation plan that ensures participants in the Retirement Plan receive the same retirement benefit they would have received if not for certain limitations under applicable tax law.

Healthcare and Other Benefits. NEOs receive the same healthcare benefits as other employees, except that we provide executive physicals and related services to our senior executives who serve on the Executive Council. We provide a benefits package for employees (including NEOs) and their eligible dependents, portions of which may be paid for by the employee. Benefits include life, accidental death and dismemberment, health (including prescription drug), dental, vision, and disability insurance; dependent and healthcare reimbursement accounts; tuition reimbursement; paid time off; holidays; and a matching gifts program for charitable contributions.

Perquisites. Consistent with our pay-for-performance philosophy, we limit executive perquisites. Any NEO who receives a perquisite is individually responsible for any associated taxes.

The Compensation and Succession Committee allows our Board Chair and CEO to have access to company-chartered aircraft for personal use for security and efficiency reasons. In addition, in 2023, after review of market practice, the Compensation and Succession Committee approved financial planning services through Fidelity to be provided to each NEO.

See the notes to the Summary Compensation Table for a description of other perquisites provided to the NEOs.

54 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — Compensation Policies and Governance

Compensation Policies and Governance

EXECUTIVE STOCK OWNERSHIP

The Board of Directors believes it is important for each member of senior management to maintain a significant ownership position in shares of ADM’s common stock to further align their interests with the interests of our stockholders. Accordingly, we require each member of senior management to own shares of common stock with a value at least equal to a specified multiple of his or her annual base salary. Shares that count toward the ownership levels include shares owned outright, shares owned by immediate family members or a related trust if previously owned by the executive, shares held through the 401(k) plan, and unvested time-based RSUs. Stock options, whether exercisable or not, and unvested PSUs do not count toward determining whether the ownership level is met. Executives may not sell any Company securities until the applicable guideline is met. As shown below, each of our NEOs who is a current employee exceeds the applicable ownership guideline by a significant margin.

Executive	Ownership Guideline as a Multiple of Salary	Actual Ownership as of April 4, 2024

J. R. Luciano	10.0x	74.4x

V. Luthar	4.0x	11.0x

R. B. Jones	4.0x	6.1x

G. A. Morris	4.0x	25.9x

C. M. Cuddy	4.0x	28.5x

TIMING OF GRANTS

The Compensation and Succession Committee approves all annual equity awards to NEOs at a meeting during the first quarter of each fiscal year, and awards are issued promptly thereafter. There is no attempt to time these grants in relation to the release of material, non-public information. In addition to annual awards, NEOs may receive awards when they join the Company or change their job status, including promotions.

CLAWBACK POLICY AND PROVISIONS

In 2023, our Board of Directors adopted a new Compensation Recovery Policy (the “Clawback Policy”) in accordance with the listing standards of the New York Stock Exchange. The Clawback Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by our covered current and former executive officers, including our NEOs, during the applicable lookback period beginning October 2, 2023.

The Clawback Policy applies in the case of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Clawback Policy provides that promptly following such an accounting restatement, the Compensation and Succession Committee will determine the amount of the erroneously awarded compensation, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will provide each such executive officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Clawback Policy provides that the Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by New York Stock Exchange listing standards.

We also include forfeiture and clawback provisions in the Company’s long-term incentive award agreements that provide us with the ability to recover this compensation for a broad range of reasons. Specifically, the agreements provide for the recoupment or forfeiture of equity incentive awards made to NEOs and certain other members of senior management if the individual is terminated for cause (which includes engaging in a broad range of prohibited conduct), and, beginning with awards granted in 2024, if the individual engages in any such prohibited conduct, even if his or her employment is not terminated. In addition, our equity award agreements incorporate non-competition, non-solicitation and confidentiality restrictions. Any violation of these provisions could be cause for the awards to be forfeited or the Company to initiate a clawback proceeding post-vesting. Our approach to recoupment of long-term incentive compensation reflects the Company’s commitment to protecting stockholder value.

ADM Proxy Statement 2024 | 55

COMPENSATION DISCUSSION AND ANALYSIS — Employment Agreements, Severance, and Change in Control Benefits

PROHIBITION ON INSIDER TRADING AND HEDGING

Pursuant to ADM’s Insider Trading Policy, employees and directors may not engage in short selling, speculative trading, or hedging transactions involving the Company’s stock (including writing or trading in options, warrants, puts and calls, prepaid variable forward contracts, or equity swaps or collars), or enter into other transactions that are designed to hedge or offset decreases in the price of the Company’s securities. In addition, directors and those officers and employees who have been notified by the Company’s Legal Department that they are subject to the requirements of Section 16 of the Exchange Act are prohibited from pledging Company securities as collateral, and any other employee wishing to enter into such an arrangement must first consult with, and comply with the directions of, the Legal Department.

Our Insider Trading Policy also provides that all transactions in ADM securities by directors, NEOs, and certain other officers and employees must be pre-cleared by the Company’s Legal Department.

SECTION 162(M) OF THE INTERNAL REVENUE CODE EFFECTS ON THE COMPANY

Section 162(m) of the Internal Revenue Code precludes the Company from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” as defined under Section 162(m).

Although a previous exception to this limit for “performance-based” compensation has since been eliminated, the Compensation and Succession Committee continues to believe that a significant portion of our executives’ compensation should be tied to the Company’s performance and that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted. The Compensation and Succession Committee also believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position. Therefore, the changes to Section 162(m) have not significantly impacted the design of our executive compensation program.

EVALUATION OF RISK IN OUR COMPENSATION PROGRAMS

On an ongoing basis, the Compensation and Succession Committee, with input from management, assesses potential risks associated with compensation decisions and discusses them with our Board of Directors if warranted. To date, we have not identified any incentive compensation features that encourage inappropriate risk-taking. To ensure we are considering all possibilities objectively, we engage an outside consultant every other year to review the Company’s programs and independently assess the risk in them.

In 2023, the Company engaged Meridian to assist the Compensation and Succession Committee in evaluating the risk in our compensation programs. As part of its independent assessment, Meridian reviewed all of the Company’s incentive compensation programs and determined that none encourage inappropriate risk-taking or the manipulation of earnings. The detailed findings of this review were discussed with management and presented to the Compensation and Succession Committee in November 2023.

Employment Agreements, Severance, and Change in Control Benefits

NO EMPLOYMENT CONTRACTS

None of our NEOs has an employment contract or separation agreement. Consistent with our approach of rewarding performance, employment is not guaranteed, and either ADM or any NEO may terminate the employment relationship at any time.

ADM maintains a severance program that serves as a guideline for severance benefits that may be provided to various levels of employees, including the NEOs, upon termination of their employment without cause, but the program does not give anyone a contractual right to receive any severance benefits. The Compensation and Succession Committee generally requires a terminated employee to enter into a non-competition and/or non-solicitation agreement in exchange for receiving severance.

56 | ADM Proxy Statement 2024

COMPENSATION DISCUSSION AND ANALYSIS — Compensation and Succession Committee Report

CHANGE IN CONTROL PROVISIONS

Upon a change in control of the Company, NEOs may receive certain protections related to their LTI awards (as described below), and other compensation detailed in the sections titled “Pension Benefits,” “Nonqualified Deferred Compensation,” and “Termination of Employment and Change in Control Arrangements.” NEOs are not eligible to receive any other cash severance, continued health and welfare benefits, tax gross ups, or other change in control benefits.

Our incentive compensation plans provide non-employee directors and all employees, including executive officers, certain change in control protections for their LTI awards. If a change in control occurs with respect to the Company and equity awards are not assumed or replaced, the RSUs held by executive officers generally will vest immediately, and the number of PSUs that will vest immediately will be equal to the greater of the target number of PSUs and the number of PSUs earned based on actual performance during the truncated performance period. The same accelerated vesting provisions will apply if an award is assumed or replaced, but the executive officer’s employment is terminated for reasons other than for cause or good reason within 24 months of the change in control (referred to as “double-trigger” vesting). We adopted double-trigger accelerated vesting to provide our executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a change in control of the Company. This assurance increases the value of these awards to the executives (which in turn enhances retention) and makes it easier for our executives to focus on the potential benefits of a change in control for our stockholders without conflicting concerns about their own financial situations.

Compensation and Succession Committee Report

The Compensation and Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation and Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

K. R. Westbrook, Chair

T. Colbert

J. C. Collins

L. Z. Schlitz

Compensation and Succession Committee Interlocks and Insider Participation

None of the members of the Compensation and Succession Committee is or has been an employee of the Company or any of the Company’s subsidiaries. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the Company’s executive officers.

ADM Proxy Statement 2024 | 57

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation for the fiscal years noted of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

J. R. LUCIANO Board Chair, CEO and President	2023	1,482,918	—	17,919,686	3,609,611	117,551	1,284,902	24,414,668
	2022	1,429,174	—	17,727,259	4,712,540	—	880,205	24,749,178
	2021	1,400,004	—	15,939,571	5,320,000	59,843	789,423	23,508,841

V. LUTHAR(6) Senior Vice President and Chief Financial Officer (on administrative leave)	2023	770,840	—	3,492,888	—	93,909	158,604	4,516,241
	2022	704,798	—	2,411,505	1,231,500	—	90,624	4,438,428

R. B. JONES(7) Senior Vice President, General Counsel and Secretary	2023	236,091	630,000	5,620,122	292,237	7,047	248,340	7,033,837

G. A. MORRIS Senior Vice President and President, Agricultural Services and Oilseeds	2023	714,000	—	3,239,765	863,405	214,426	241,841	5,273,437
	2022	711,668	—	3,223,194	1,172,388	—	204,083	5,311,334
	2021	695,840	—	3,187,979	1,330,000	—	203,404	5,417,223

C. M. CUDDY(8) Senior Vice President and President, Carbohydrate Solutions	2023	660,834	—	3,138,499	801,733	171,259	237,598	5,009,923
	2022	650,004	—	3,223,194	1,067,300	—	177,288	5,117,787

V. F. MACCIOCCHI(9) Former Senior Vice President, President, Nutrition, and Chief Sales and Marketing Officer	2023	714,000	—	3,239,765	684,905	51,734	218,435	4,908,839
	2022	711,668	—	5,245,225	1,100,988	—	196,351	7,254,232
	2021	695,840	—	3,187,979	1,295,000	24,191	206,514	5,409,524

(1)

The amount reported in this column represents a one-time sign-on bonus for Ms. Jones, intended to replace the prorated 2023 annual cash incentive that she forfeited from her prior employer to join the Company, which amount was paid in early 2024.

(2)

Stock awards in 2023 consisted of RSU awards and PSU awards. The amounts reported in this column represent the aggregate grant date fair value of the RSU awards for fiscal years 2023, 2022, and 2021 and of the target level of the PSU awards for fiscal years 2023, 2022 and 2021. We calculated these amounts in accordance with the provisions of

58 | ADM Proxy Statement 2024

EXECUTIVE COMPENSATION — Summary Compensation Table

FASB ASC Topic 718 utilizing the assumptions discussed in Note 11 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The grant date fair value of the 2023 RSUs and the grant date fair value of the 2023 PSUs if target performance and maximum performance is achieved are as follows:

		PSUs
Name	RSUs	Target	Maximum

J. R. Luciano	$7,167,907	$10,751,779	$21,503,558

V. Luthar	$1,397,155	$2,095,733	$4,191,466

R. B. Jones	$4,240,116	$1,380,006	$2,760,012

G. A. Morris	$1,295,890	$1,943,875	$3,887,750

C. M. Cuddy	$1,255,416	$1,883,083	$3,766,166

V. F. Macciocchi	$1,295,890	$1,943,875	$3,887,750

(3)

The amounts reported in this column represent amounts earned under our annual incentive plan during each of the respective fiscal periods shown. In each case, the amounts were paid after the close of the applicable fiscal period. As of the date of this Proxy Statement, the Compensation and Succession Committee had not made a determination regarding any payment to Mr. Luthar related to his 2023 annual cash incentive as he remained on administrative leave.

(4)

The amounts reported in this column for 2023 represent the aggregate change in actuarial present value of each named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans from December 31, 2022 to December 31, 2023, using the same assumptions used for financial reporting purposes except that retirement age is assumed to be the normal retirement age (65) specified in the plans. No NEO received above market or preferential earnings on deferred compensation. To derive the change in pension value for financial reporting purposes, the assumptions used to value pension liabilities on December 31, 2023 were an interest rate of 4.96% for the ADM Retirement Plan, an interest rate of 4.84% for the ADM Supplemental Retirement Plan, and mortality was determined using the PRI-2012 mortality table, with a white collar adjustment, projected generationally using Scale MP-2021. The assumptions used to value pension liabilities on December 31, 2022 were an interest rate of 5.14% for the ADM Retirement Plan, an interest rate of 5.02% for the ADM Supplemental Retirement Plan, and mortality was determined using the PRI-2012 mortality table, with a white collar adjustment, projected generationally using Scale MP-2021.

(5)

The amounts reported in this column for 2023 include costs for use of company-leased aircraft and spousal travel, relocation stipend, value of company-provided life insurance, imputed value of company-provided life insurance, the value of health insurance company-paid premiums, costs for executive healthcare services, dividend equivalents paid on unvested RSUs, accrued dividends for unvested 2023 PSUs (dividends were credited starting with the 2023 PSUs), company contributions under the 401(k) and ESOP, and charitable gifts pursuant to the Company’s matching charitable gift program. In 2023, we began making personal financial planning services available to our executive officers, but because such services are provided by the provider of other services to the Company, and such provider does not charge any additional amounts for the individual financial planning services to our executive officers, there is no incremental cost to the Company for such services. Specific perquisites and other items applicable to each NEO listed are identified below by an “X”. Where a perquisite exceeded $10,000 for an individual, the dollar amount is given.

Name	Personal Aircraft Use and Spousal Travel ($)	Relocation Stipend ($)	Imputed Income	Health Insurance Company Paid Premiums & Company- Provided Life Insurance ($)	Executive Healthcare Services	Dividend Equivalents Paid on Unvested RSUs and Accrued on Unvested 2023 PSUs ($)	Matching Charitable Gifts	401(k) Company Contributions ($)

J. R. Luciano	340,716	—	X	15,714	X		902,498	X	16,500

V. Luthar	—	—	X	21,595	X		114,847	X	16,500

R. B. Jones	—	200,000	X	X	—		32,062	—	8,633

G. A. Morris	—	—	X	21,510	X		175,149	25,000	16,500

C. M. Cuddy	—	—	X	13,801	X		167,672	36,116	16,500

V. F. Macciocchi	—	—	X	21,510	X		175,149	—	16,500

Aggregate incremental cost to our Company of perquisites and personal benefits is determined as follows. In the case of payment of expenses related to items such as executive healthcare services, incremental cost is determined by the amounts paid to third-party providers. In the case of personal use of company-leased aircraft, incremental cost is based solely on variable costs under the agreements with the lessor of the aircraft, and does not include fixed or other costs.

(6)

Mr. Luthar was appointed Senior Vice President and Chief Financial Officer on April 7, 2022. As permitted by SEC rules, because 2022 was Mr. Luthar’s first year as an NEO, the compensation paid to him prior to 2022 is not included in this table.

(7)	Ms. Jones joined the Company as Senior Vice President, General Counsel and Secretary on September 5, 2023.

(8)	Mr. Cuddy was not an NEO in 2021.

(9)

Mr. Macciocchi was no longer an executive officer of the Company as of November 13, 2023, but remained employed by the Company in a transition support role until his retirement from the Company on December 31, 2023.

ADM Proxy Statement 2024 | 59

EXECUTIVE COMPENSATION — Grants of Plan-Based Awards During Fiscal Year 2023

Grants of Plan-based Awards During Fiscal Year 2023

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2023.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

J. R. LUCIANO

Annual Cash Incentive Plan Award			746,250	2,985,000	5,970,000

Performance Share Unit Award	2/09/23	1/25/23				—	131,762	263,524		10,751,779

Restricted Stock Unit Award	2/09/23	1/25/23							87,842	7,167,907

V. LUTHAR

Annual Cash Incentive Plan Award			193,750	775,000	1,550,000

Performance Share Unit Award	2/09/23	1/25/23				—	25,683	51,366		2,095,733

Restricted Stock Unit Award	2/09/23	1/25/23							17,122	1,397,155

R. B. JONES

Annual Cash Incentive Plan Award			60,417	241,668	483,336

Performance Share Unit Award	09/05/23	8/09/23				—	17,495	34,990		1,380,006

Restricted Stock Unit Award	09/05/23	8/09/23							53,754	4,240,116

G. A. MORRIS

Annual Cash Incentive Plan Award			178,500	714,000	1,428,000

Performance Share Unit Award	2/09/23	1/25/23				—	23,822	47,644		1,943,875

Restricted Stock Unit Award	2/09/23	1/25/23							15,881	1,295,890

C. M. CUDDY

Annual Cash Incentive Plan Award			165,750	663,000	1,326,000

Performance Share Unit Award	2/09/23	1/25/23				—	23,077	46,154		1,883,083

Restricted Stock Unit Award	2/09/23	1/25/23							15,385	1,255,416

V. F. MACCIOCCHI

Annual Cash Incentive Plan Award			178,500	714,000	1,428,000

Performance Share Unit Award	2/09/23	1/25/23				—	23,822	47,644		1,943,875

Restricted Stock Unit Award	2/09/23	1/25/23							15,881	1,295,890

(1)

The grant date fair value is generally the amount the Company would expense in its financial statements over the award’s service period under FASB ASC Topic 718. With respect to the PSUs, the value represents the probable outcome of the performance condition using target payout levels. See footnote (2) to the Summary Compensation Table for additional detail.

60 | ADM Proxy Statement 2024

EXECUTIVE COMPENSATION — Grants of Plan-based Awards During Fiscal Year 2023

All of the equity awards in the table above were granted under our 2020 Incentive Compensation Plan. The awards shown in the columns designated “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to our annual cash incentive plan. The amounts actually paid with respect to these awards are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—2023 Executive Compensation Decisions—2023 Annual Cash Incentives” for more information about our annual cash incentive plan.

The PSU awards shown in the column designated “Estimated Future Payouts Under Equity Incentive Plan Awards” in the table above vest in three years if the Company achieves certain performance goals over a three-year performance period (2023—2025). The 2023 PSU metrics are: (i) the degree to which the Company achieves specified average adjusted ROIC goals over the 2023—2025 performance period (50% weighting), and (ii) the degree to which the Company achieves cumulative adjusted EPS over the 2023—2025 performance period (50% weighting). The number of 2023 PSUs that may be earned following the application of such performance goals against actual performance will be subject to a two-goal ESG modifier of up to +/-15%. During the performance period, dividend equivalents will be accrued and settled in cash at the end of the three-year performance period on the basis of number of PSUs actually earned. Dividend equivalents on PSUs are paid at the same rate as dividends to our stockholders generally.

All of the awards shown in the “All Other Stock Awards” column in the table above are RSUs awards and vest in thirds on each of the first three anniversaries of the date of grant, other than 42,090 of the RSUs for Ms. Jones, which vest 50% on each of the first two anniversaries of the date of grant. Under the terms of the RSU award agreements, the recipient of the award may receive cash dividend equivalents on RSUs prior to their vesting date, but may not transfer or pledge the units in any manner prior to vesting. Dividend equivalents on RSUs are paid at the same rate as dividends to our stockholders generally.

The 2023 RSU and PSU awards are subject to double-trigger accelerated vesting and payout upon a change in control only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. In such instance the 2023 RSU awards will vest in full immediately, and the number of 2023 PSU awards that vest will be equal to the greater of the target number of PSUs and the number of PSUs earned based on actual performance during the truncated performance period. Upon the death of an award recipient, vesting of the RSU awards will accelerate in full, and the PSU awards will vest at target. If an award recipient’s employment ends as a result of disability, the RSU and PSU awards will continue to vest in accordance with the original vesting schedule. If an award recipient’s employment ends as a result of retirement, the RSU and PSU awards will continue to vest in accordance with the original vesting schedule. If an award recipient’s employment ends for any other reason, unvested RSU and PSU awards will be forfeited. With respect to each of the RSU and PSU awards described above, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition, non-solicitation or confidentiality restriction, the recipient’s unvested units will be forfeited, and any shares issued in settlement of units that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they were issued.

The impact of a termination of employment or change in control of our Company on RSU, PSU and PRSU awards held by our named executive officers is quantified in the “Termination of Employment and Change in Control Arrangements” section below.

ADM Proxy Statement 2024 | 61

EXECUTIVE COMPENSATION — Outstanding Equity Awards at Fiscal Year 2023 Year-End

Outstanding Equity Awards at Fiscal Year 2023 Year-End

The following table summarizes information regarding unexercised stock options, unvested RSUs, and unearned PSUs and PRSUs for the named executive officers as of December 31, 2023.

		OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

J. R. LUCIANO	2-11-2016	581,099	—	33.18	2-11-2026
	2-12-2015	324,821	—	46.92	2-12-2025
						325,940	23,539,387	269,396	19,455,779

V. LUTHAR	2-11-2016	28,366	—	33.18	2-11-2026

						35,354	2,553,266	49,372	3,565,646

R. B. JONES	—	—	—	—	—	53,754	3,882,114	17,495	1,263,489

G.A. MORRIS	—	—	—	—	—	61,833	4,465,579	48,847	3,527,730

C. M. CUDDY	—	—	—	—	—	61,337	4,429,758	48,102	3,473,926

V. F. MACCIOCCHI	—	—	—	—	—	61,833	4,465,579	75,012	5,417,367

(1)	Stock option awards vest at a rate of 20% of the subject shares per year on each of the first five anniversaries of the grant date.

(2)	The RSUs reported in this column vest on the dates and in the amounts set forth below.

	Restricted Stock Units Vesting On:
Name	2/9/24	2/11/24	9/5/24	2/9/25	2/10/25	4/11/25	9/5/25	2/9/26	9/5/26

J. R. Luciano	29,867	146,342	—	28,988	91,756	—	—	28,987	—

V. Luthar	5,822	7,318	—	5,650	4,171	6,743	—	5,650	—

R. B. Jones	—	—	25,011	—	—	—	24,894	—	3,849

G. A. Morris	5,400	29,269	—	5,241	16,683	—	—	5,240	—

C. M. Cuddy	5,231	29,269	—	5,077	16,683	—	—	5,077	—

V. F. Macciocchi	5,400	29,269	—	5,241	16,683	—	—	5,240	—

62 | ADM Proxy Statement 2024

EXECUTIVE COMPENSATION — Option Exercises and Stock Vested During Fiscal Year 2023

(3)	Based on the closing market price of a share of our common stock on the New York Stock Exchange on December 29, 2023, the last trading day of 2023, which was $72.22.

(4)

The awards reported in this column represent 2022 PSU, 2022 PRSU and 2023 PSU awards that each will vest at the end of the three-year performance period. The number of PSUs that the executive officer will receive is dependent upon the achievement of certain financial metrics approved by the Compensation and Succession Committee measuring: in the case of the 2022 PSUs and the 2023 PSUs, Adjusted ROIC, Adjusted EPS and a two-goal ESG modifier; and in the case of the PRSUs, metrics related to the Company’s Nutrition segment. The amount of PSUs and PRSUs shown is the target number of units that could be earned and paid out in shares.

Other than for Mr. Luthar, this table does not include the 2021 PSU awards that were earned for the 2021-2023 performance period, because those earned PSUs were not subject to an additional service-based vesting period and instead vested upon the Compensation and Succession Committee’s determination of the number of PSUs earned. The earned 2021 PSUs are reported in the “Option Exercises and Stock Vested During Fiscal Year 2023” table. For Mr. Luthar, this table does include the number of 2021 PSUs at target, since as of the date of this Proxy Statement, the Compensation and Succession Committee had not made a determination related to the 2021 PSUs for Mr. Luthar since he remained on administrative leave.

The PSUs and PRSUs reported in this column have the following performance periods in the following amounts, and also include the 7,318 target number of 2021 PSUs for Mr. Luthar with a 1/1/21 to 12/31/23 performance period, which have not been determined to be earned or vested as described above.

	Performance Share Units/PRSUs:
Name	Performance Period 1/1/22 to 12/31/24		Performance Period 1/1/23 to 12/31/25

J. R. Luciano	137,634		131,762

V. Luthar	16,371		25,683

R. B. Jones	—		17,495

G. A. Morris	25,025		23,822

C. M. Cuddy	25,025		23,077

V. F. Macciocchi	51,190	(a)	23,822

(a)

Of this amount, 26,165 represent PRSUs that Mr. Macciocchi forfeited upon his retirement from the Company on December 31, 2023. All other equity awards held by Mr. Macciocchi as of December 31, 2023 continue to vest in accordance with their original vesting schedule.

Option Exercises and Stock Vested During Fiscal Year 2023

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year ended December 31, 2023 and RSU and PSU awards to the named executive officers that vested during that same period.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired On Vesting (#)(2)	Value Realized on Vesting ($)(3)

J. R. LUCIANO	—	—	321,086	23,024,279

V. LUTHAR	—	—	11,068	908,572

R. B. JONES	—	—	—	—

G. A. MORRIS	—	—	75,868	5,561,256

C. M. CUDDY	—	—	64,218	4,604,907

V. F. MACCIOCCHI	—	—	75,868	5,561,256

(1)

Represents the difference between the market value of the shares acquired upon exercise (calculated using the closing sale price of the shares on the NYSE on the date preceding the exercise date) and the aggregate exercise price of the shares acquired.

(2)

Reflects vesting of the 2020 RSUs during 2023, and the number of 2021 PSUs that were earned for the 2021-2023 performance period and vested upon the Compensation and Succession Committee’s determination of the number of PSUs earned. For Mr. Luthar, does not include any amounts related to his 2021 PSUs, since as of the date of this Proxy Statement, the Compensation and Succession Committee had not made a determination related to his 2021 PSUs since he remained on administrative leave.

(3)

Represents the market value of the shares issued in settlement of 2020 RSU and 2021 PSU awards on the date the awards vested, calculated using the closing sale price reported on the NYSE on the trading date immediately prior to the vesting date, before shares were withheld for taxes.

ADM Proxy Statement 2024 | 63

EXECUTIVE COMPENSATION — Pension Benefits

Pension Benefits

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended December 31, 2023.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

J. R. LUCIANO	ADM Retirement Plan	13	145,350	—
	ADM Supplemental Retirement Plan	13	502,590	—

V. LUTHAR	ADM Retirement Plan	19	285,033	—
	ADM Supplemental Retirement Plan	19	235,270	—

R. B. JONES	ADM Retirement Plan	1	7,047	—
	ADM Supplemental Retirement Plan	1	0	—

G. A. MORRIS	ADM Retirement Plan	29	799,176	—
	ADM Supplemental Retirement Plan	29	1,321,435	—

C. M. CUDDY	ADM Retirement Planı	26	639,375	—
	ADM Supplemental Retirement Plan	26	949,162	—

V. F. MACCIOCCHI	ADM Retirement Plan	12	91,951	—
	ADM Supplemental Retirement Plan	12	123,426	—

(1)

The number of years of credited service was calculated as of the pension plan measurement date used for financial statement reporting purposes, which was December 31, 2023. For each of the named executive officers, the number of years of credited service is equal to the number of actual years of service with our Company.

(2)

The assumptions used to value pension liabilities as of December 31, 2023 were an interest rate of 4.96% for the ADM Retirement Plan and 4.84% for the ADM Supplemental Retirement Plan and mortality was determined under the PRI-2012 mortality table, with a white collar adjustment, projected generationally using scale MP-2021. Messrs. Luthar, Morris and Cuddy had previously participated in the final average pay formula under the ADM Retirement Plan and the ADM Supplemental Retirement Plan, while Messrs. Luciano and Macciocchi had always participated in the cash balance formula under those plans. Effective 1/1/2022, all participants now earn benefits under the cash balance formula in those plans, including Ms. Jones who joined the Company in 2023. The amounts reported for Mr. Luciano, Mr. Macciocchi and Ms. Jones are the present value of their respective projected normal retirement benefit under the Retirement and Supplemental Plans at December 31, 2023. The amounts reported are calculated by projecting the balance in the accounts forward to age 65 by applying a 4.94% interest rate, converting to a single-life annuity as of age 65, and then discounting back to December 31, 2023 using the assumptions specified above. The total account balance for Mr. Luciano at December 31, 2023 under the Retirement and Supplemental Plans was $647,940, the total account balance for Mr. Luthar under the Retirement and Supplemental Plans was $520,303, and the total account balance for Mr. Macciocchi at December 31, 2023 under the Retirement and Supplemental Plans was $215,377, which are the amounts that would have been distributable if such individuals had terminated employment on that date.

Qualified Retirement Plan

We sponsor the ADM Retirement Plan (the “Retirement Plan”), which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers eligible salaried employees of our Company and its participating affiliates.

Effective January 1, 2009, the Retirement Plan was amended to provide benefits determined under a cash balance formula. The cash balance formula initially applied to any participant entering or re-entering the plan on or after January 1, 2009 and to any participant who had less than five years of service prior to January 1, 2009. For a participant with an accrued benefit and less than five years of service prior to January 1, 2009, an account was established on January 1, 2009 with an opening balance equal to the present value of his or her accrued benefit determined under the Retirement Plan’s prior final average pay formula. From January 1, 2009 through December 31, 2021, the accrued benefits of all other participants to whom the cash balance formula did not apply continued to be determined under the traditional final average pay formula.

In December 2017, the Retirement Plan was amended to freeze the traditional final average pay formula benefit accruals as of December 31, 2021 for all active final average pay formula participants in the Retirement Plan on that date. Final average pay accrued benefits are calculated as if the participant terminated employment on the earlier of their actual termination date or December 31, 2021. The final average pay benefit was not converted to a cash balance benefit, but remains subject to the final average pay benefit rules. As of January 1, 2022, all Retirement Plan participants accrue future benefits under the cash balance formula, based on their age and total years of service.

64 | ADM Proxy Statement 2024

EXECUTIVE COMPENSATION — Qualified Retirement Plan

Messrs. Luciano and Macciocchi and Ms. Jones participate only in the cash balance formula, while Messrs. Luthar, Morris and Cuddy participate in the cash balance formula and have a frozen final average pay formula benefit as well.

Cash Balance Formula: Under the cash balance formula, a participant has an individual hypothetical account established under the Retirement Plan. Pay and interest credits are credited on an annual basis to the participant’s account. Pay credits are equal to a percentage of the participant’s earnings for the year based on the sum of the participant’s age and years of service at the end of the year under the schedule below.

AGE + SERVICE	PAY

Less than 40	2.00%

at least 40 but less than 50	2.25%

at least 50 but less than 60	2.50%

at least 60 but less than 70	3.00%

at least 70 but less than 80	3.50%

80 or more	4.00%

Interest credits are made at the end of the year and are calculated on the balance of the participant’s account as of the first day of the plan year, using an interest rate based upon the yield on 30-year Treasury bonds, subject to a minimum annual interest rate of 1.95%. The participant’s pension benefit will be the amount of the balance in the participant’s account at the time that the pension becomes payable under the Retirement Plan. The pension payable to a participant whose accrued benefit under the final average pay formula was converted to the cash balance formula at January 1, 2009, if paid in annuity form, will be increased to reflect any additional benefit which the participant would have received in that form under the traditional formula, but only with respect to the benefit accrued by the participant prior to January 1, 2009. A participant under the cash balance formula becomes vested in a benefit under the Retirement Plan after three years of service. There are no special early retirement benefits under the cash balance formula.

Final Average Pay Formula: For any participant who accrued a benefit under the final average pay formula prior to January 1, 2022, the formula calculated a life annuity payable at a normal retirement age of 65 based upon a participant’s highest average earnings over 60 consecutive months during the last 15 years of employment (or the last 15 years prior to December 31, 2021, for those employed on that date). The final average pay formula provides a benefit of 36.0% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 0.5% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. Final average pay formula normal retirement age benefits were frozen as of the earlier of a participant’s termination of employment or December 31, 2021, and will not increase in the future. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. All participants with the final average pay formula benefit are vested in their final average pay formula benefits under the Retirement Plan, based on five years of service.

Earnings for purposes of the cash balance and the final average pay formulas generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan pre-tax deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/ reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 75% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. Individuals with a cash balance formula benefit may also elect their cash balance formula benefit a lump-sum payment.

ADM Proxy Statement 2024 | 65

EXECUTIVE COMPENSATION — Supplemental Retirement Plan

Supplemental Retirement Plan

We also sponsor the ADM Supplemental Retirement Plan (the “Supplemental Plan”), which is a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose Retirement Plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the Board, the Compensation and Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires three years of service for a cash balance formula participant and five years of service for a final average pay formula participant for vesting. A separate payment form election is required with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan, subject to the limitations of Section 409A of the Internal Revenue Code.

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of the named executive officers in the ADM Deferred Compensation Plan for Selected Management Employees II, which is a non-qualified deferred compensation plan, for the fiscal year ended December 31, 2023.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at 12/31/23 ($)

J. R. LUCIANO	—	—	—	—

V. LUTHAR	—	123,452	—	768,593

R. B. JONES	6,042	178	—	6,220

G. A. MORRIS	—	—	—	—

C. M. CUDDY	—	—	—	—

V. F. MACCIOCCHI	—	—	—	—

We sponsor two nonqualified deferred compensation plans—the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”, respectively). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our Company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the Board, the Compensation and Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and up to 100% of his or her bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can elect each year when to be paid the base salary or bonus amounts deferred for that year, by electing to be paid upon a specified future date prior to separation from service or following retirement, in the form of a lump sum or in installments over a period of two to twenty years. If a participant separates from service prior to the elected payment date (or prior to qualifying for retirement), the payment will be made in a lump sum after separation from service, subject to the six month “specified employee” payment delay required by Section 409A. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. Small account balances of $10,000 or less are paid in a lump sum only.

Deferred Comp Plan II provides for “make-whole” company credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company contributions under the 401(k) and ESOP. No “make-whole” company credits were made on behalf of the named executive officers for fiscal year 2023.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn

66 | ADM Proxy Statement 2024

EXECUTIVE COMPENSATION — Nonqualified Deferred Compensation

amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to 20 years if termination of employment occurs after retirement eligibility or due to disability.

Deferred Comp Plan I balances are fully-vested. A participant becomes vested in his or her company credits to Deferred Comp Plan II after two years of service. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by the Company and correspond with the investment options (other than our Company’s common stock) that are made available to participants in the qualified 401(k) and ESOP. These investment options are listed below, and the plan earnings credited to each participant’s account in these plans correspond to the earnings performance of the investment selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but the Deferred Comp Plans I and II provide for full funding of all benefits upon a change in control or potential change in control, as defined in the plans.

In fiscal year 2023, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal Year 2023 Cumulative Return (1/1/23 to 12/31/23)

PIMCO Total Return Fund Institutional Class	6.30%

Vanguard Institutional 500 Index Trust	26.27%

T. Rowe Price Large-Cap Growth Fund I Class	46.21%

Dodge & Cox Stock Fund Class I	17.48%

T. Rowe Price Institutional Mid-Cap Equity Growth Fund	20.62%

Aristotle Small Cap Equity CIT Class B	6.89%

Vanguard International Growth Fund Admiral Shares	14.81%

ADM 401(K) Plans Stable Value Fund	2.52%

Vanguard Target Retirement 2020 Trust Plus	12.56%

Vanguard Target Retirement 2025 Trust Plus	14.57%

Vanguard Target Retirement 2030 Trust Plus	16.06%

Vanguard Target Retirement 2035 Trust Plus	17.22%

Vanguard Target Retirement 2040 Trust Plus	18.40%

Vanguard Target Retirement 2045 Trust Plus	19.55%

Vanguard Target Retirement 2050 Trust Plus	20.26%

Vanguard Target Retirement 2055 Trust Plus	20.24%

Vanguard Target Retirement 2060 Trust Plus	20.24%

Vanguard Target Retirement 2065 Trust Plus	20.24%

Vanguard Target Retirement 2070 Trust Plus	20.28%

Vanguard Target Retirement Income & Growth Trust Plus	13.99%

Vanguard Target Retirement Income Trust Plus	10.72%

ADM Proxy Statement 2024 | 67

EXECUTIVE COMPENSATION — Termination of Employment and Change in Control Arrangements

Termination of Employment and Change in Control Arrangements

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers in the event of a termination of employment or a change in control of our Company. See the tabular disclosure and narrative description under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections above for detail regarding payments that would result from a termination of employment or change in control of our Company under our pension and nonqualified deferred compensation plans.

Under the terms of our stock option agreements, vesting and exercisability accelerate upon the death of the recipient or change in control of our Company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for reasons other than death, disability, retirement, or cause, a recipient forfeits any interest in the unvested portion of any option but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our Company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

Under the terms of our 2021, 2022, and 2023 RSU award agreements, vesting accelerates in connection with a change in control of the Company only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. Under all of our RSU award agreements, vesting accelerates upon death and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, the unvested portion of each award is forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition, non-solicitation or confidentiality restriction, the recipient’s unvested awards will be forfeited, and any award shares that have already been issued in settlement must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the award vested.

Under the terms of the award agreements for the 2021 PSUs, the 2022 PSUs and the 2023 PSUs, vesting accelerates upon the death of the award recipient, and the target number of units would vest. Further, vesting of PSU awards accelerates in connection with a change in control of our Company only if the award recipient’s employment is terminated without cause or if the award recipient resigns for good reason, in each case, within 24 months after the change in control, or if the surviving entity in the change in control transaction refuses to continue, assume, or replace the awards. In such cases, the number of 2021, 2022 and 2023 PSU awards that vest will be equal to the greater of the target number of units or the number of PSUs earned based on actual performance during the truncated performance period. If employment ends as a result of disability or retirement, vesting will continue in accordance with the original vesting schedule. If employment ends for other reasons, the unvested portion of each award is forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition, non-solicitation or confidentiality restriction, the recipient’s unvested awards will be forfeited, and any award shares that have already been issued in settlement must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date the award vested.

68 | ADM Proxy Statement 2024

EXECUTIVE COMPENSATION — Termination of Employment and Change in Control Arrangements

Other than for Mr. Macciocchi, the amount of compensation payable to each named executive officer in various termination and change in control scenarios is listed in the table below. These payments and benefits are provided under the terms of agreements involving equity compensation awards. Unless otherwise indicated, the amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on December 31, 2023. None of the named executive officers held any nonvested stock options as of such date.

As described above, Mr. Macciocchi retired from ADM on December 31, 2023. As provided by SEC rules, the table below sets forth information for Mr. Macciocchi for only the scenario that actually occurred for him, his retirement.

Name		Voluntary Termination ($)		Involuntary Termination without Cause ($)		Termination for Cause ($)	Death ($)(1)	Disability ($)		Change in Control ($)(3)	Change in Control (Non- Assumption of Awards or Involuntary Termination Without Cause or Termination for Good Reason) ($)(4)	Retirement ($)

J. R. Luciano	Vesting of nonvested RSU awards		(6)		(6)	—	23,539,387		(2)	—	23,539,387	(6)

	Vesting of nonvested PSU awards		(6)		(6)	—	30,024,598		(2)	—	30,024,598	(6)

V. Luthar	Vesting of nonvested RSU awards		(6)		(6)	—	2,553,266		(2)	—	2,553,266	(6)

	Vesting of nonvested PSU awards		(6)		(6)	—	3,565,646		(2)	—	3,565,646	(6)

R. B. Jones	Vesting of nonvested RSU awards	—		—		—	3,882,114		(2)	—	3,882,114	(5)

	Vesting of nonvested PSU awards	—		—		—	1,263,489		(2)	—	1,263,489	(5)

G. A. Morris	Vesting of nonvested RSU awards	—		—		—	4,465,579		(2)	—	4,465,579	(5)

	Vesting of nonvested PSU awards	—		—		—	5,641,538		(2)	—	5,641,538	(5)

C. M. Cuddy	Vesting of nonvested RSU awards	—		—		—	4,429,758		(2)	—	4,429,758	(5)

	Vesting of nonvested PSU awards	—		—		—	5,587,734		(2)	—	5,587,734	(5)

V. F. Macciocchi	Vesting of nonvested RSU awards	—		—		—	—	—		—	—	(6)

	Vesting of nonvested PSU/PRSU awards	—		—		—	—	—		—	—	(6)

(1)

Pursuant to the terms of the RSU awards issued under the 2020 Incentive Compensation Plan, vesting and exercisability of these equity awards are accelerated in full upon death. The amount shown with respect to RSU awards was calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $72.22, the closing sale price of a share of our common stock on the NYSE on December 29, 2023, the last trading day of 2023.

Due to the fact that the performance period for the 2021 PSUs ended on December 31, 2023, the amounts in this column related to the 2021 PSUs consist of the number of 2021 PSUs that actually were earned and vested for the applicable named executive officer (except for Mr. Luthar since the determination has not be made regarding his 2021 PSUs due to his administrative leave and, therefore, his 2021 PSUs are shown at target), multiplied by $72.22, the closing sale price of a share of our common stock on the NYSE on December 29, 2023. The PSUs granted in 2022 and 2023 provide that vesting of those awards will accelerate upon death in an amount equal to the target number of PSUs. Therefore, the amount shown in this column with respect to the 2022 and 2023 PSU awards is the target number of such awards, in each case multiplied by $72.22, the closing sale price of a share of our common stock on the NYSE on December 29, 2023.

(2)

Pursuant to the terms of the award agreements issued under the 2020 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after termination of employment due to disability.

ADM Proxy Statement 2024 | 69

EXECUTIVE COMPENSATION — CEO Pay Ratio

(3)

All outstanding RSUs and PSUs are subject to a double-trigger vesting and payout mechanism upon a change in control, meaning that only if (i) within 24 months after the change in control, one of our executive officer’s employment is terminated without cause or he or she resigns for good reason or (ii) the surviving entity in the change of control does not continue, assume, or replace the awards, the RSU awards will accelerate in full and the PSU awards will accelerate as described in footnote (4) below. Therefore, this column excludes all outstanding RSUs and PSUs.

(4)

All outstanding RSUs and PSUs are subject to a double-trigger vesting and payout mechanism upon a change in control, meaning that only if (i) within 24 months after the change in control, one of our executive officer’s employment is terminated without cause or he or she resigns for good reason or (ii) the surviving entity in the change of control does not continue, assume, or replace the awards, the RSU awards will accelerate in full and the number of 2021, 2022 and 2023 PSU awards that vest will be equal to the greater of the target number of units or the number of PSUs earned based on actual performance during the truncated performance period. This column includes (i) all unvested RSU awards, and (ii) a portion of the unvested PSU awards (calculated in the manner set forth in footnote (1)). The amounts shown with respect to the awards was calculated by multiplying the number of units as to which accelerated vesting and settlement occurs by $72.22, the closing sale price of a share of our common stock on the NYSE on December 29, 2023.

(5)

Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

(6)

Because this named executive officer is eligible for retirement (and, in the case of Mr. Macciocchi, actually retired on December 31, 2023), pursuant to the terms of the RSU award and PSU award agreements issued under the 2020 Incentive Compensation Plan, vesting of these equity awards generally continues on the same schedule after retirement, voluntary termination or involuntary termination without cause other than the PRSUs granted to Mr. Macciocchi, which were forfeited upon his retirement.

CEO Pay Ratio

For our fiscal year 2023 pay ratio analysis, we determined that there has been no change in either our employee population or our employee compensation arrangements that we believe would significantly impact our fiscal year 2023 pay ratio disclosure. Similarly, there has been no change in the circumstances of the median employee who we identified for our fiscal year 2022 pay ratio analysis that we reasonably believe would result in a significant change to our fiscal year 2023 pay ratio disclosure. Because there were no such changes, we are using the same median employee identified for our fiscal year 2022 pay ratio analysis.

Our median employee’s annual total compensation for fiscal year 2023 was $81,467. The annual total compensation of our Board Chair and CEO for fiscal year 2023 was $24,414,668. The ratio between the Board Chair and CEO’s annual total compensation to the annual total compensation of our median employee is 300:1.

With respect to our median employee, we identified and calculated the elements of the employee’s annual total compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and also included $19,929 as the estimated value of the median employee’s 2023 employer-paid health care and basic life insurance premiums. With respect to the annual total compensation of our Board Chair and CEO, we used the amount reported in the Summary Compensation Table and also included $15,714 as the estimated value of our Board Chair and CEO’s 2023 employer-paid health care and basic life insurance premiums.

SUPPLEMENTAL PAY RATIO

Our global footprint drives the median pay level at ADM. Approximately 60% of our workforce is employed outside the United States. We aim to provide competitive pay and benefits for each employee’s role in every business segment and geography. To be consistent with our compensation philosophy, all global colleagues are paid based upon their local market as reviewed on an annual basis to ensure they are paid competitively. We believe this information is useful to put the SEC-required pay ratio provided above into context.

In addition, as in prior years, we are also providing a supplemental pay ratio that includes our domestic employees only. We identified the median employee for purposes of the 2022 supplemental pay ratio analysis using the same methodology as the 2022 required pay ratio analysis. However, because the median employee who we identified for our 2022 supplemental pay ratio analysis is no longer employed by the Company, we are using another employee whose compensation is substantially similar to that median employee based on the compensation measure used to select the median employee for our 2022 supplemental pay ratio analysis. Applying this methodology to our employees located in the United States only (other than our Board Chair and CEO), we determined that our median employee in fiscal year 2023 had annual total compensation in the amount of $116,265.

As a result, the fiscal year 2023 ratio of the total annual compensation of our Board Chair and CEO to the total annual compensation of our median employee in the United States, each as calculated above to include 2023 employer-paid health care and basic life insurance premiums, is 210:1. This supplemental pay ratio is not a substitute for the required CEO pay ratio, but we believe it is helpful in fully evaluating the ratio of our Board Chair and CEO’s annual total compensation to that of our median employee.

70 | ADM Proxy Statement 2024

PAY VERSUS PERFORMANCE — Pay Versus Performance Table

Pay Versus Performance
PAY VERSUS PERFORMANCE TABLE
The following table sets forth compensation information of our CEO (the “PEO”) and other NEOs (the
“Non-PEO
NEOs”), on an average basis, along with total shareholder return, net income, and ROIC performance results for our fiscal years 2023, 2022, 2021 and 2020. For additional information regarding the Company’s pay-for-performance
philosophy and compensation objectives, including emphasizing multiple performance factors tied to stockholder value creation over short and long-term time horizons, refer to the Compensation Discussion and Analysis (“CD&A”).

Fiscal Year	Summary Compensation Table (SCT) Total For PEO 1 ($)	Compensation Actually Paid (CAP) to PEO 2 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 2 ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($)	Company Selected Measure: Adjusted ROIC 4
					Total Shareholder Return (TSR) 3 ($)	Peer Group TSR 3 ($)

2023	24,414,668	(271,382)	5,348,455	1,932,743	72.00	65.40	3,483,000,000	12.2%

2022	24,749,178	65,662,660	5,891,112	14,567,967	116.10	24.40	4,340,000,000	13.6%

2021	23,508,841	60,063,855	6,078,204	15,161,710	54.40	57.20	2,709,000,000	10.0%

2020	22,749,628	33,167,553	7,169,286	9,758,997	12.50	21.50	1,772,000,000	7.7%

(1)
For each of 2023, 2022, 2021 and 2020, our PEO was J
uan Luciano
. For each of 2021 and 2020, the Non-PEO NEOs were Ray Young, Vincent Macciocchi, Gregory Morris, and Joseph Taets. For 2022, the Non-PEO NEOs included the same NEOs as in 2021 and 2020, as well as Vikram Luthar and Christopher Cuddy. For 2023, the Non-PEO NEOs were Vikram Luthar, Regina Jones, Gregory Morris, Christopher Cuddy and Vincent Macciocchi.

(2)
The dollar amounts reported represent the Compensation Actually Paid (“CAP”) to Mr. Luciano and the
Non-PEO
NEOs in accordance with, and using the adjustments set forth in, Item 402(v) of Regulation
S-K.
The following adjustments related to pension plans and equity awards were made to their total compensation each year as reported in the SCT to determine the CAP:

Reconciliation of PEO Summary Compensation Table Total to Compensation Actually Paid

Fiscal Year	Reported SCT Total ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments ($)	Dividends Paid or Accrued on Unvested Shares and Stock Options ($)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Pension Benefit Adjustments ($)	Compensation Actually Paid ($)

2023	24,414,668	(17,919,686)	(7,597,412)	902,498	(117,551)	46,100	(271,382)

2022	24,749,178	(17,727,259)	57,902,844	689,008	—	48,889	65,662,660

2021	23,508,841	(15,939,571)	51,787,958	718,567	(59,843)	47,903	60,063,855

2020	22,749,628	(15,940,148)	25,738,557	692,287	(112,853)	40,082	33,167,553

ADM Proxy Statement 2024 | 71

PAY VERSUS PERFORMANCE — Pay Versus Performance Table

Reconciliation of Non-PEO NEOs Summary Compensation Table Total to Compensation Actually Paid

Fiscal Year	Reported SCT Total ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments ($)	Dividends Paid or Accrued on Unvested Shares and Stock Options ($)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Pension Benefit Adjustments ($)	Compensation Actually Paid ($)

2023	5,348,455	(3,746,208)	288,332	132,976	(107,675)	16,864	1,932,743

2022	5,891,112	(3,657,711)	12,165,647	143,963	—	24,956	14,567,967

2021	6,078,204	(3,533,337)	12,401,366	184,138	(14,810)	46,149	15,161,710

2020	7,169,286	(4,556,257)	7,322,254	179,588	(398,558)	42,685	9,758,997

(3)
Our peer group for the calculation of TSR is the S&P 100, which is the industry index used to show our performance in our CD&A. TSR, in the case of both the Company and our peer group, reflects the cumulative return on $100 as if invested on December 31, 2019, including reinvestment of any dividends, and is rounded to the nearest tenth.

(4)
Our company selected measure, which we believe represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link CAP to the NEOs for 2023 to company performance, is Adjusted ROIC. Adjusted ROIC is one of the metrics under both the 2023 annual cash incentive program and the 2023 PSUs. Adjusted ROIC (return on invested capital, adjusted to exclude the impact of certain items) is a non-GAAP financial measure. Annex A to this Proxy Statement provides a more detailed definition of this term, a reconciliation to the most directly comparable GAAP financial measure, and related disclosures about the use of this non-GAAP financial measure.

In order to calculate CAP, the following amounts were excluded from or added to the SCT total compensation:

Reconciliation of the Pension and Equity Award Adjustments for the PEO’s Compensation Actually Paid

Fiscal Year	Reported SCT Total ($)	Pension & Equity amounts reported in SCT ($)	Pension value attributable to covered years’ service and any change in pension value attributable to plan amendments made in covered year ($)	Dividends paid or accrued on unvested shares and stock options ($)	Change in fair value related to equity awards a,b ($)	CAP ($)

2023	24,414,668	(18,037,237)	46,100	902,498	(7,597,412)	(271,382)

2022	24,749,178	(17,727,259)	48,889	689,008	57,902,844	65,662,660

2021	23,508,841	(15,999,414)	47,903	718,567	51,787,958	60,063,855

2020	22,749,628	(16,053,001)	40,082	692,287	25,738,557	33,167,553

Reconciliation of the Pension and Equity Award Adjustments for the Average of Non-PEO NEO’s Compensation Actually Paid

Fiscal Year	Reported SCT Total ($)	Pension & Equity amounts reported in SCT ($)	Pension value attributable to covered years’ service and any change in pension value attributable to plan amendments made in covered year ($)	Dividends paid or accrued on unvested shares and stock options ($)	Change in fair value related to equity awards a,b ($)	CAP ($)

2023	5,348,455	(3,853,883)	16,864	132,976	288,332	1,932,743

2022	5,891,112	(3,657,711)	24,956	143,963	12,165,647	14,567,967

2021	6,078,204	(3,548,148)	46,149	184,138	12,401,366	15,161,710

2020	7,169,286	(4,954,815)	42,685	179,588	7,322,254	9,758,997

(a)	With respect to performance-based equity awards, change in fair value is based on the probable outcome of the related performance metrics.

(b)	The amounts deducted or added are as follows to determine the equity award adjustments for year-over-year change in fair value:

72 | ADM Proxy Statement 2024

PAY VERSUS PERFORMANCE — Pay Versus Performance Table

PEO

Fiscal Year	Fair Value at Covered Year- End of Equity Awards Granted in Covered Year	Year-over-Year Change in Fair Value of Awards Granted in Prior Years that are Unvested at End of Covered Year	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Year	Fair Value at End of the Prior Year of Prior Year Equity Awards that Failed to Meet Vesting Conditions in the Covered Year	Value of Dividends or other Earnings Paid or Accrued on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments

2023	23,167,914	(25,124,590)	—	(5,640,736)	—	—	(7,597,412)

2022	29,050,156	24,982,970	—	3,869,718	—	—	57,902,844

2021	29,297,900	19,489,626	—	3,000,433	—	—	51,787,958

2020	25,686,592	408,760	—	(356,795)	—	—	25,738,557
Average
Non-PEO
NEOs

Fiscal Year	Fair Value at Covered Year- End of Equity Awards Granted in Covered Year	Year-over-Year Change in Fair Value of Awards Granted in Prior Years that are Unvested at End of Covered Year	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Year	Fair Value at End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year	Value of Dividends or other Earnings Paid or Accrued on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments

2023	4,605,203	(3,418,100)	—	(898,772)	—	—	288,332

2022	6,009,503	5,340,024	—	816,121	—	—	12,165,647

2021	6,494,489	5,193,596	—	713,281	—	—	12,401,366

2020	7,342,134	57,093	—	(76,973)	—	—	7,322,254
FINANCIAL PERFORMANCE MEASURES
The three financial performance measures listed below represent the most important measures used to link compensation actually paid to the NEOs for 2023 to Company performance, as further described in the CD&A.

•	Adjusted ROIC

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)

•	Adjusted earnings per share (EPS)

ADM Proxy Statement 2024 | 73

PAY VERSUS PERFORMANCE — Pay Versus Performance Table

RELATIONSHIP BETWEEN COMPENSATION PAID AND PERFORMANCE
The below charts show the relationship between Compensation Actually Paid to our PEO and the average of the other NEOs (as shown in the above Pay versus Performance Table), and the following: net income, Company TSR, peer group TSR, and Adjusted ROIC.
Compensation Actually Paid versus Net Income

Compensation Actually Paid versus Company TSR and Peer Group TSR

*	TSR valuations are based upon a fixed value initial investment of $100 as of December 31, 2019 for determination of both peer group and Company TSR from 2020 through 2023.

74 | ADM Proxy Statement 2024

PAY VERSUS PERFORMANCE — Pay Versus Performance Table

Compensation Actually Paid versus Adjusted ROIC*

*	Adjusted ROIC is a non-GAAP financial measure. See Annex A to this Proxy Statement for a reconciliation to the most directly comparable GAAP financial measure.

ADM Proxy Statement 2024 | 75

Executive Stock Ownership

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of April 4, 2024, directly or indirectly, by each of the named executive officers.

Executive	Common Stock Beneficially Owned(1)		Options Exercisable Within 60 Days	Percent of Class

J. R. LUCIANO	2,398,947	(2)	905,920	*

V. LUTHAR	141,459	(3)	28,366	*

R. B. JONES	—		—	*

G. A. MORRIS	253,021	(4)	—	*

C. M. CUDDY	268,329	(5)	—	*

V. F. MACCIOCCHI	255,598		—	*

*	Less than 1% of outstanding shares

(1)	Includes for each named executive officer stock options exercisable within 60 days. Does not include the following number of unvested RSUs since none of these RSUs vest within 60 days:

Unvested RSUs

J. R. Luciano	265,210

V. Luthar	22,214

R. B. Jones	70,308

G. A. Morris	49,015

C. M. Cuddy	47,364

V. F. Macciocchi	27,164

(2)	Includes 1,310,288 shares held in trust and 238 shares held by a family-owned limited liability company.

(3)	Includes 40,336 shares held in trust and 2,008 shares held in the 401(k) and ESOP.

(4)	Includes 679 shares held in the 401(k) and ESOP.

(5)	Includes 2,345 shares held in the 401(k) and ESOP.

Common stock beneficially owned as of April 4, 2024, by all directors, director nominees, and current executive officers (as of April 4, 2024) as a group, numbering 19 persons, is 3,473,635 shares representing 0.7% of the outstanding shares, of which 273,333 shares represent stock units allocated under our Stock Unit Plan for Nonemployee Directors, 5,965 shares are held in the 401(k) and ESOP, 934,286 shares are unissued but are subject to stock options exercisable within 60 days, and no shares are subject to pledge.

76 | ADM Proxy Statement 2024

Equity Compensation Plan Information; Related Transactions

Equity Compensation Plan Information at December 31, 2023

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights*		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column

Equity Compensation Plans Approved by Security Holders	6,957,212	(1)	$61.24	(2)	13,525,382	(3)

Equity Compensation Plans Not Approved by Security Holders	—		—		—

Total	6,957,212(	1)	$61.24(	2)	13,525,382	(3)

(1)

Consists of 3,614,029 shares to be issued upon vest of outstanding RSUs, 1,718,252 shares to be issued upon vest of outstanding PSUs and PRSUs, and 1,624,931 shares to be issued upon exercise of outstanding options pursuant to the Company’s 2020 Incentive Compensation Plan all as of December 31, 2023.

(2)	Weighted-average exercise price for outstanding stock options.

(3)

Consists of shares available for issuance pursuant to the Company’s 2020 Incentive Compensation Plan, as of December 31, 2023. Benefits which may be granted under the 2020 Incentive Compensation Plan are options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units and cash-based awards.

*	Based on target share amounts for PSUs and maximum share amounts for PRSUs. Number of PSUs issued would be 3,891,714 under the maximum payout conditions.

As of April 4, 2024, our Company does not have any equity compensation plans that have not been approved by our stockholders.

Review and Approval of Certain Relationships and Related Transactions

Various policies and procedures of our Company, including our Code of Conduct, our bylaws, the charter of the Nominating and Corporate Governance Committee, and annual questionnaires completed by all of our directors and executive officers, require the directors and executive officers to disclose and otherwise identify to the Company the transactions or relationships that could be viewed as constituting potential or actual conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our Company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members.

Although the Company’s processes vary with the particular transaction or relationship, in accordance with our Code of Conduct, directors, executive officers, and other Company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the charter of the Audit Committee provides that the Audit Committee will review the transaction or relationship. The Audit Committee will evaluate various aspects of the transaction or relationship and will approve it if it is determined that the transaction or relationship is fair and in the best interests of the Company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate Company supervisory personnel and are not approved or ratified by the Board or a committee thereof.

Certain Relationships and Related Transactions

During the fiscal year ended December 31, 2023, the brother of Christopher Cuddy, one of our named executive officers, was employed by our Company as a vice president of strategic accounts and earned total compensation of approximately $427,000 in fiscal 2023. The compensation for Mr. Cuddy’s brother is appropriate for his role and aligned to that of his peers’ compensation in accordance with the Company’s compensation philosophy and practices for those of equivalent experience and responsibilities. Such relationship was considered by the Audit Committee and found to be fair and in the best interests of our Company.

Additionally, during the fiscal year ended December 31, 2023, ADM purchased approximately $169,000 of grain from Flatland Farms, of which Christopher Cuddy is the sole proprietor. Such related transaction was considered by the Audit Committee and found to be fair and in the best interests of our Company.

ADM Proxy Statement 2024 | 77

Proposal No. 3

Proposal No. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

The Audit Committee no less than annually reviews Ernst & Young LLP’s independence and performance in connection with the Audit Committee’s determination of whether to retain Ernst & Young or engage another firm as our independent registered public accounting firm to assure continuing auditor independence. In the course of these reviews, the Audit Committee considers, among other things:

•

Ernst & Young’s historical and recent audit performance, including input from our Audit Committee and employees with substantial contact with Ernst & Young throughout the year about Ernst & Young’s quality of service provided, and the independence, objectivity, and professional skepticism demonstrated throughout the engagement by Ernst & Young and its audit team;

•	An analysis of Ernst & Young’s known legal risks and significant proceedings;

•	External data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms;

•	The appropriateness of Ernst & Young’s fees, on both an absolute basis and as compared to its peer firms; and

•	Ernst & Young’s tenure as our independent auditor and its familiarity with our global operations and businesses, accounting policies and practices, and internal control over financial reporting.

Ernst & Young LLP, or its predecessor firms, has served as our independent registered public accounting firm for more than 90 years. The Audit Committee believes that this long tenure results in higher quality audit work and greater operational efficiencies by leveraging Ernst & Young’s deep institutional knowledge of our global operations and businesses, accounting policies and practices, and internal controls. In conjunction with the required rotation of Ernst & Young’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of Ernst & Young’s new lead engagement partner.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young to our stockholders as a matter of good corporate practice. The members of the Audit Committee, and the Board of Directors, believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of our Company and its stockholders. Representatives of Ernst & Young will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

78 | ADM Proxy Statement 2024

PROPOSAL NO. 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

FEES PAID TO INDEPENDENT AUDITORS

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended December 31, 2023, and December 31, 2022.

Description of Fees	2023	2022

Audit Fees(1)	$18,893,000	$18,551,000

Audit-Related Fees(2)	$5,170,000	$2,136,000

Tax Fees(3)	$2,216,000	$2,679,000

All Other Fees(4)	$625,000	$10,000

Total	$26,904,000	$23,376,000

(1)

Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our Company’s internal control over financial reporting, and certain statutory audits.

(2)	Includes fees for accounting and reporting assistance, due diligence for mergers and acquisitions, and audit-related work in connection with employee benefit plans of our Company.

(3)	Includes fees related to tax planning advice and tax compliance.

(4)	Includes fees for advisory services related to strategic transactions or divestitures.

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during fiscal years 2023 and 2022 were pre-approved by the Audit Committee.

ADM Proxy Statement 2024 | 79

Report of the Audit Committee

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit function, (v) tax function, (vi) annual independent audit of the Company’s financial statements, (vii) major risk exposures, (viii) legal compliance and ethics programs as established by management and the Board, (ix) related-party transactions, and (x) performance of the compliance function.

The Audit Committee assures that the corporate information gathering, analysis, and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditor. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance appraisals and related base and incentive compensation. The Audit Committee is comprised of six independent directors, all of whom are financially literate and one of whom (M.S. Burke, the Chair) has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management, including a discussion of the quality—not just the acceptability—of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting, and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including their judgment as to the quality—not just the acceptability—of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the auditor’s independence from management and the Company. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditor’s independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Audit Committee discussed the Company’s major risk exposures, the steps management has taken to monitor and control such exposures, and guidelines and policies to govern the Company’s risk assessment and risk management processes.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function, and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held nine meetings during fiscal year 2023.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, tenure, and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities, and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has appointed Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2024. The members of the Audit Committee and the Board believe that, due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Ernst & Young LLP to serve as the Company’s independent auditor. Although the Audit

80 | ADM Proxy Statement 2024

REPORT OF THE AUDIT COMMITTEE — Report of the Audit Committee

Committee has the sole authority to appoint the independent auditors, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

M. S. Burke, Chair

T. Colbert

E. de Brabander

S. F. Harrison

P. J. Moore

D. A. Sandler

ADM Proxy Statement 2024 | 81

PROPOSAL NO. 4

Proposal No. 4 — Stockholder Proposal — Independent Board Chairman

We expect the following proposal to be presented by a stockholder at the Annual Meeting. In accordance with SEC rules, the stockholder proposal is presented below as submitted by the stockholder. The Company disclaims all responsibility for the content of the proposal. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, owner of 100 shares, is the proponent of the following stockholder proposal.

STOCKHOLDER PROPOSAL

Proposal 4—Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Company has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

Although it is a best practice to adopt this proposal soon this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic.

A lead director is no substitute for an independent board chairman. A lead director cannot call a special shareholder meeting and cannot even call a special meeting of the board. A lead director can delegate most of his lead director duties to others and then simply rubber-stamp it. There is no way shareholders can be sure of what goes on.

A lead director can be given a list of duties but there is no rule that prevents the Chairman from overriding the lead director in any of the so-called lead director duties.

Mr. Juan Luciano, ADM Chairman/CEO was one of 3 ADM directors who each received more than 27 million against votes in 2023. Mr. Patrick Moore, with 21-years excessive tenure, received more against votes than Mr. Luciano.

The lackluster performance of ADM stock is one more reason to vote for this proposal. ADM stock fell from $97 to $72 in late 2022 compared to late 2023. Now is a good time for a change for the better.

Please vote yes:

Independent Board Chairman—Proposal 4

82 | ADM Proxy Statement 2024

PROPOSAL NO. 4 — Proposal No. 4 — Stockholder Proposal – Independent Board Chairman

RECOMMENDATION OF THE BOARD OF DIRECTORS AGAINST THE STOCKHOLDER PROPOSAL

The Board has carefully considered the above proposal, believes the proposal is not in the best interests of ADM and its stockholders for the reasons set forth below, and recommends that stockholders vote against the proposal.

The Board believes it is important to maintain the flexibility to implement the leadership structure best suited for the Company and its stockholders based on the Company’s circumstances at any given time.

The Board regularly reviews and assesses the Board leadership structure, and considers the merits of alternative structures as part of its evaluation.

In the event the Board Chair and Chief Executive Officer roles are held by the same individual, the independent directors elect a Lead Director with extensive, well-defined responsibilities to ensure the Board provides effective independent oversight of management.

Flexibility to Determine Board Leadership Structure is in the Best Interest of the Company and its Stockholders

The Board believes it is important to maintain the flexibility to use its business judgment to choose whether to separate the Board Chair and Chief Executive Officer roles at the Company. The Board believes the proposed policy would be detrimental to the Company because it would remove the Board’s flexibility and narrow the governance arrangements that the Board may consider. With its deep and diverse experience in business and governance, its in-depth knowledge of the Company’s leadership team, as well as its understanding of the Company, the Board is in the best position to make a determination of the Board leadership structure that is best suited for the Company at any given time. The Company participates in competitive and dynamic industries, and the Board believes that the circumstances and challenges facing the Company, as well as the individual skills, qualifications, and experiences that make for an effective Board Chair, will vary over time. Therefore, the Board believes that, depending on the Company’s circumstances at any given point in time, it may be in the best interests of the Company and its stockholders for a variety of reasons to have the Company’s Chief Executive Officer also serve as the Board Chair.

The Board Regularly Reviews and Assesses Board Leadership Structure

The Board regularly reviews its governance processes including its leadership structure, and makes determinations based upon the best interests of the Company and its stockholders at that time. The Board considers, among other things, the changing needs and circumstances of the Board and the Company, the potential benefits and drawbacks of alternative leadership structures, and evolving corporate governance best practices. According to the Spencer Stuart U.S. Board Index 2023, approximately 61% of S&P 500 companies do not have an independent board chair. The Board also considers current trends and stockholder feedback received through engagement and votes on stockholder proposals—including the similar proposals to separate the Board Chair and Chief Executive Officer roles voted on by stockholders in 2014, 2015, 2018, and 2023, none of which received the support of stockholders holding a majority of the Company’s shares of common stock, with the percentage of stockholders supporting the proposals declining in each subsequent vote from 2014 to 2023. Based on engagement with some of the Company’s largest stockholders over the past year in 2023, and as reiterated by the declining stockholder vote for similar shareholder proposals at the Company in the past ten years, we believe many of our investors continue to support the Board’s approach to maintain flexibility to choose the best leadership structure for the Company.

Our Lead Director and the Board’s Corporate Governance Practices Support Effective Independent Oversight and Leadership

Each year, if the Board Chair is not independent, our independent directors elect a Lead Director. Our Lead Director has extensive, well-defined responsibilities as set forth in our Corporate Governance Guidelines to ensure our Board provides effective independent oversight of management. Our Lead Director:

•

Presides at all meetings of the Board at which the Board Chair is not present, including executive sessions of the independent directors, and regularly meets with the Board Chair and Chief Executive Officer for discussion of appropriate matters arising from these sessions;

•	Has the authority to call, and set the agendas for, meetings of the independent directors;

•	Coordinates the activities of the other independent directors and serves as liaison between the Board Chair and the independent directors;

•

Consults with the Board Chair and approves all meeting agendas, schedules, and information provided to the Board, and may, from time to time, invite corporate officers, other employees, and advisors to attend Board or committee meetings whenever deemed appropriate;

•

Interviews, along with the Board Chair and the Chair and members of the Nominating and Corporate Governance Committee, all director candidates and makes recommendations to the Nominating and Corporate Governance Committee;

•	Advises the Nominating and Corporate Governance Committee on the selection of members of the Board committees;

ADM Proxy Statement 2024 | 83

PROPOSAL NO. 4 — Proposal No. 4 — Stockholder Proposal – Independent Board Chairman

•	Advises the Board committees on the selection of committee chairs;

•	Works with the Board Chair and Chief Executive Officer to propose a schedule of major discussion items for the Board;

•	Guides the Board’s governance processes;

•	Provides leadership to the Board if circumstances arise in which the role of the Board Chair or Chief Executive Officer may be, or may be perceived to be, in conflict;

•	If requested by major stockholders, ensures that the Lead Director is available for consultation and direct communication;

•	Leads the non-management directors in determining performance criteria for evaluating the Chief Executive Officer and coordinates the annual performance review of the Chief Executive Officer;

•	Works with the Chair of the Compensation and Succession Committee to guide the Board’s discussion of management succession plans;

•	Works with the Chair of the Nominating and Corporate Governance Committee to facilitate the evaluation of the performance of the Board, committees, and individual directors;

•	Works with the Chair of the Sustainability and Corporate Responsibility Committee to set sustainability and corporate responsibility objectives; and

•	Performs such other duties and responsibilities as the Board may determine.

In addition to having a Lead Director position with significant responsibilities, the Company has a number of governance structures in place to support the independent oversight function of the Board and provide an effective framework for overseeing management, including the Chief Executive Officer:

Ten out of the eleven current directors—all directors other than Mr. Luciano—are independent under the standards of the New York Stock Exchange and our Company bylaws.	Non-management directors determine the performance criteria for evaluating the Chief Executive Officer and perform the annual performance review of the Chief Executive Officer.

The Board’s Audit Committee, Compensation and Succession Committee, Nominating and Corporate Governance Committee, and Sustainability and Corporate Responsibility Committee are composed solely of independent directors.

The Board and each standing committee annually conduct evaluations of their performance. Directors annually evaluate each other, and these evaluations are used to assess future re-nominations to the Board.

Non-management directors meet privately in executive session presided over by the Lead Director at least quarterly, and if any of the non-management directors are not independent pursuant to the Board’s independence determination, at least one executive session each year will include only independent directors.

The Board and each committee of the Board has the power to retain experts or advisors without consulting or obtaining the approval of any officer of the Company.

Directors are elected annually with a majority voting standard for uncontested elections.	Directors have full and unrestricted access to the officers and employees of the Company.

Holders of 10% or more of our common stock have the ability to call a special meeting of stockholders.

Our bylaws include a proxy access provision under which a stockholder or group of up to 20 stockholders that has owned at least 3% of our common stock for at least 3 years may submit nominees for up to 20% of the board seats for inclusion in our proxy statement.

In addition, the Board’s independent oversight is bolstered by the Board’s ongoing refreshment. Five of the ten independent directors have joined the Board since 2018, bringing fresh and diverse perspectives to the Board.

The Current Leadership Structure is the Most Effective for the Company

At present, the independent directors have unanimously determined that the Company is well-served by having both the Board Chair and Chief Executive Officer roles performed by Mr. Luciano, who provides business strategic leadership and direction for both management and the Board and who facilitates the flow of business information and communications. Having been appointed as Chief Executive Officer in January 2015, and as Chair of the Board in January 2016, Mr. Luciano possesses unparalleled knowledge of our business, products, and operations, as well as experience navigating opportunities and challenges particular to ADM. With his insight into ADM’s business, he is also able to provide strategic direction for the Board, acting together with the independent Lead Director.

Mr. Crews, who has served as our independent Lead Director since May 2023, provides strong independent leadership and oversight. Mr. Crews joined our Board in 2011. His tenure allows him to have a deep understanding of the Company’s strategy, business, products, and goals. Mr. Crews is a seasoned leader having retired from Monsanto in 2009 following a 32-year tenure with the company that culminated in

84 | ADM Proxy Statement 2024

PROPOSAL NO. 4 — Proposal No. 4 — Stockholder Proposal – Independent Board Chairman

nearly a decade of service as its executive vice president and chief financial officer. Recognized by the NACD Directorship 100™ for his leadership, excellence, and integrity in corporate governance, Mr. Crews is well-qualified to serve in the role of Lead Director. The Board believes that the current structure enhances Company performance by allowing our Chief Executive Officer to speak for and lead the Company and Board, while also providing for effective oversight and governance by an independent Board through the independent Lead Director. The high level of contact and communication between our Lead Director and our Board Chair throughout the year and the specificity contained in the Lead Director’s responsibilities also serve to enhance effective Board leadership.

Summary

The Board believes that maintaining its flexibility to implement the leadership structure best suited for the Company and its stockholders based on the Company’s circumstances at any given time is critical. Adopting the proposed policy is unnecessary and would be detrimental to the Company and its stockholders because it would remove the Board’s flexibility and narrow the governance arrangements that the Board may consider. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIR. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE.

ADM Proxy Statement 2024 | 85

Submission of Stockholder Proposals and Other Matters

Deadline for Submission of Stockholder Proposals

Proposals of stockholders, including nominations for director, intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the Company’s Corporate Secretary, addressed to ADM, Attn: Secretary, 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601, no later than December 11, 2024, and, in the case of nominations for director, no earlier than November 11, 2024, in order to be included in such proxy statement. These proposals and nominations must also meet all the relevant requirements of our bylaws in order to be included in our proxy statement.

Notice of a stockholder proposal intended to be presented at the next annual meeting, but not included in our proxy statement for that meeting, must be delivered to the Secretary at the above address between January 23, 2025 and February 22, 2025 (or, if the next annual meeting is called for a date that is not within the period from April 23, 2025 to June 22, 2025, such notice must be delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is given or public disclosure of the date of such annual meeting is made). The notice must set forth the information required by our bylaws.

In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a stockholder who intends to solicit proxies in support of director nominees for election at the next annual meeting, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2025.

Stockholders with the Same Address

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made in writing and addressed to Investor Relations, ADM, 4666 Faries Parkway, Decatur, Illinois 62526-5666, or by calling our Investor Relations at 217-424-5656. If you are a stockholder whose shares are held by a bank, broker, or other nominee, you can request information about householding from your bank, broker, or other nominee.

Receiving Future Proxy Materials Electronically

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail. Taking this step will save the Company the cost of producing and mailing these documents. You can:

•	follow the instructions provided on your proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials; or

•	go to www.proxyvote.com and follow the instructions provided

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an email message next year containing the Internet address to access future proxy statements and annual reports. This email will include instructions for voting over the Internet. If you have not elected electronic delivery, you will receive either printed materials in the mail or a notice indicating that the proxy solicitation materials are available at www.proxyvote.com.

86 | ADM Proxy Statement 2024

SUBMISSION OF STOCKHOLDER PROPOSALS AND OTHER MATTERS — Principal Holders of Voting Securities

Principal Holders of Voting Securities

Based upon filings with the SEC, we believe that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount		Percent of Class

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	60,505,871	(1)	12.06

BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	45,312,186	(2)	9.03

State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza, Bloomington, IL 61710	34,018,681	(3)	6.78

State Street Corporation One Congress Street, Suite 1, Boston, MA 02114	30,944,674	(4)	6.17

(1)

Based on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group has sole dispositive power with respect to 58,183,949 shares, shared voting power with respect to 708,988 shares, and shared dispositive power with respect to 2,312,922 shares.

(2)	Based on a Schedule 13G/A filed with the SEC on January 25, 2024, BlackRock, Inc. has sole voting power with respect to 40,654,339 shares and sole dispositive power with respect to 45,312,186 shares.

(3)

Based on a Schedule 13G/A filed with the SEC on February 12, 2024, State Farm Mutual Automobile Insurance Company and related entities have sole voting and dispositive power with respect to 33,884,596 shares and shared voting and dispositive power with respect to 134,085 shares.

(4)

Based on a Schedule 13G/A filed with the SEC on January 25, 2024, State Street Corporation has shared voting power with respect to 21,742,455 shares and shared dispositive power with respect to 30,911,722 shares.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our Company.

By Order of the Board of Directors

ARCHER-DANIELS-MIDLAND COMPANY

Regina B. Jones, Corporate Secretary

April 10, 2024

ADM Proxy Statement 2024 | 87

Annex A

Definition and Reconciliation of Non-GAAP Measures

We use Adjusted ROIC to mean “Adjusted ROIC Earnings” divided by “Adjusted Invested Capital”. Adjusted ROIC Earnings is the Company’s net earnings attributable to controlling interests adjusted for the after-tax effects of interest expense and specified items. Adjusted Invested Capital is the average of quarter-end amounts for the trailing four quarters, with each such quarter-end amount being equal to the sum of the Company’s equity (excluding noncontrolling interests), interest-bearing liabilities, and the after-tax effect of specified items. Management uses Adjusted ROIC to measure the Company’s performance by comparing Adjusted ROIC to the Company’s weighted average cost of capital.

Adjusted EBITDA is defined as Earnings Before Interest, Taxes, Depreciation, and Amortization, adjusted for specified items. Adjusted EPS is defined as diluted Earnings Per Share adjusted for the effects on reported diluted EPS of certain specified items. Management believes Adjusted EBITDA and Adjusted EPS are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability.

Segment operating profit is the Company’s consolidated income from operations before income tax excluding corporate items. Adjusted segment operating profit, a non-GAAP financial measure, is segment operating profit excluding specified items. Management believes that segment operating profit and adjusted segment operating profit are useful measures of the Company’s performance because they provide investors information about the Company’s business unit performance excluding corporate overhead costs as well as specified items.

Adjusted ROIC, Adjusted ROIC Earnings, Adjusted Invested Capital, Adjusted EBITDA, Adjusted EPS, and Adjusted Segment Operating Profit are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures. The following tables present the calculation of Adjusted ROIC and reconciliations of Adjusted ROIC Earnings to net earnings attributable to ADM, the most directly comparable amount reported under GAAP; of Adjusted Invested Capital to Total Shareholders’ Equity, the most directly comparable amount reported under GAAP; of Adjusted EBITDA to net earnings attributable to ADM, the most directly comparable amount reported under GAAP; of Adjusted EPS to diluted EPS, the most directly comparable amount reported under GAAP; and of Segment Operating Profit and Adjusted Segment Operating Profit to earnings before income taxes, the most directly comparable amount reported under GAAP.

ADJUSTED ROIC (1) CALCULATION (YEARS ENDED DECEMBER 31)

2023—Adjusted ROIC Earnings $4,118* ÷ Adjusted Invested Capital $33,843* = 12.2%

2022—Adjusted ROIC Earnings $4,732* ÷ Adjusted Invested Capital $34,756* = 13.6%

2021—Adjusted ROIC Earnings $3,158* ÷ Adjusted Invested Capital $31,634* = 10.0%

2020—Adjusted ROIC Earnings $2,260* ÷ Adjusted Invested Capital $29,410* = 7.7%

*	in millions

ADM Proxy Statement 2024 | A-1

ANNEX A — Definition and Reconciliation of Non-GAAP Measures

ADJUSTED ROIC EARNINGS(1) (IN MILLIONS)	Quarter Ended				Four Quarters Ended
	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Dec 31, 2023

Net earnings attributable to ADM	$1,170	$927	$821	$565	$3,483

Adjustments:

Interest expense	100	124	97	109	430

Specified items	(12)	130	76	167	361

Total adjustments	88	254	173	276	791

Tax on adjustments	(26)	(52)	(40)	(38)	(156)

Net adjustments	62	202	133	238	635

Total Adjusted ROIC Earnings	$1,232	$1,129	$954	$803	$4,118

ADJUSTED ROIC EARNINGS(1) (IN MILLIONS)	Year Ended December 31
	2022	2021	2020

Net earnings attributable to ADM	$4,340	$2,709	$1,772

Adjustments:

Interest expense	396	265	339

LIFO	0	0	(91)

Specified items	113	299	412

Total adjustments	509	564	660

Tax on adjustments	(117)	(115)	(172)

Net adjustments	392	449	488

Total Adjusted ROIC Earnings	$4,732	$3,158	$2,260

ADJUSTED INVESTED CAPITAL(1) (IN MILLIONS)	Quarter Ended				Trailing Four Quarter Average
	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Dec 31, 2023

Shareholders’ Equity(2)	$24,860	$24,939	$25,228	$24,132	$24,790

+ Interest-bearing liabilities(3)	10,512	8,675	8,346	8,370	8,976

+ Specified items	(14)	108	59	155	77

Total Adjusted Invested Capital	$35,358	$33,722	$33,633	$32,657	$33,843

ADJUSTED INVESTED CAPITAL(1) (IN MILLIONS)	Trailing Four Quarter Average
	December 31, 2022	December 31, 2021	December 31, 2020

Shareholders’ Equity(2)	$24,099	$21,717	$19,392

+ Interest-bearing liabilities(3)	10,634	9,856	9,943

+ Specified items	23	61	75

Total Adjusted Invested Capital	$34,756	$31,634	$29,410

A-2 | ADM Proxy Statement 2024

ANNEX A — Definition and Reconciliation of Non-GAAP Measures

	Twelve Months Ended Dec 31

ADJUSTED EBITDA(1) (IN MILLIONS)	2023	2022	2021

Net earnings attributable to ADM	$3,483	$4,340	$2,709

Net earnings attributable to noncontrolling interests	(17)	25	26

Income taxes	828	868	578

Interest expense	430	396	265

Depreciation and amortization	1,059	1,028	996

EBITDA	5,783	6,657	4,574

Adjustments:

(Gains) losses on sales of assets and businesses	(17)	(44)	(77)

Asset impairment, restructuring, and net settlement contingencies	367	148	300

Railroad maintenance expense	67	67	67

Loss on debt extinguishment	0	0	36

Acquisition-related expenses	7	2	7

Adjusted EBITDA	$6,207	$6,830	$4,907

Reserve, Louisiana facility adjustment	0	0	(27)

Adjusted EBITDA excluding Reserve, Louisiana facility adjustment	$6,207	$6,830	$4,880

	Twelve Months Ended Dec 31

ADJUSTED EPS(1)	2023	2022

EPS (fully diluted) as reported	$6.43	$7.71

Adjustments:

Gains on sales of assets and businesses	(0.03)	(0.06)

Asset impairment, restructuring, and net settlement contingencies	0.57	0.21

Gain on debt conversion option	(0.01)	(0.02)

Acquisition-related expenses	0.01	0.00

Tax adjustments	0.01	0.01

Adjusted EPS	$6.98	$7.85

ADM Proxy Statement 2024 | A-3

ANNEX A — Definition and Reconciliation of Non-GAAP Measures

	Twelve Months Ended Dec 31

ADJUSTED SEGMENT OPERATING PROFIT(1) (IN MILLIONS)	2023	2022

Earnings Before Income Taxes	$4,294	$5,233

Corporate Results	1,606	1,316

Segment Operating Profit	5,900	6,549

Specified items:

Gain on sale of assets	(17)	(47)

Impairment, restructuring, and net settlement contingencies	361	147

Adjusted Segment Operating Profit	$6,244	$6,649

Ag Services and Oilseeds	$4,067	$4,401

Ag Services	1,168	1,374

Crushing	1,290	1,636

Refined Products and Other	1,306	837

Wilmar	303	554

Carbohydrate Solutions	$1,375	$1,413

Starches and Sweeteners	1,329	1,376

Vantage Corn Processors	46	37

Nutrition	$427	$668

Human Nutrition	417	557

Animal Nutrition	10	111

Other Business	$375	$167

(1)	Non-GAAP measure: The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission.

These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures.

(a)

Adjusted Return on Invested Capital (ROIC) is Adjusted ROIC Earnings divided by Adjusted Invested Capital. Adjusted ROIC Earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense and specified items. Adjusted Invested Capital is the sum of ADM’s equity (excluding noncontrolling interests), interest-bearing liabilities, and the after-tax effect of specified items.

(b)

Specified items are comprised of charges of $7 million ($5 million, after tax; $0.01 per share) related to the impairment of certain assets and restructuring, a gain of $1 million ($1 million, after tax; $0.00 per share) related to the sale of certain assets, and a tax benefit adjustment of $18 million ($0.03 per share) related to certain discrete items for the quarter ended March 31, 2023; charges of $117 million ($93 million, after tax; $0.17 per share) related to the impairment of certain assets, restructuring, and a contingency loss provision related to import duties, gains of $11 million ($8 million, after tax; $0.02 per share) related to the sale of certain assets, expenses of $3 million ($2 million, after tax; $0.00 per share) related to certain acquisitions, and a tax expense adjustment of $21 million ($0.04 per share) related to certain discrete items for the quarter ended June 30, 2023; net charges of $71 million ($54 million, after tax; $0.10 per share) related to the impairment of certain assets and restructuring, partially offset by a contingency loss reversal, losses of $2 million ($2 million, after tax; $0.00 per share) related to the sale of certain assets, and expenses of $3 million ($3 million, after tax; $0.01 per share) related to certain acquisitions for the quarter ended September 30, 2023; and net charges of $172 million ($158 million, after tax; $0.30 per share) related to the impairment of certain long-lived assets and goodwill and restructuring, partially offset by contingency loss adjustments, gains of $7 million ($5 million, after tax; $0.00 per share) related to the sale of certain assets, expenses of $1 million ($1 million, after tax; $0.00 per share), and a tax expense adjustment of $1 million ($0.00 per share) related to certain discrete items for the quarter ended December 31, 2023.

(c)	Gain on debt conversion of $6 million ($6 million, after tax; $0.01 per share) related to the mark-to-market adjustment of the conversion option of the exchangeable bonds issued in August 2020.

(d)	Adjusted EBITDA is EBITDA adjusted for certain specified items as described above and railroad maintenance expense.

(e)	Adjusted EPS is diluted EPS adjusted for certain specified items as described above.

(f)

Adjusted segment operating profit is segment operating profit (which is earnings before income taxes excluding corporate items) adjusted for gain on sale of assets and impairment, restructuring, and net settlement contingencies.

(2)	Excludes noncontrolling interests.

(3)	Includes short-term debt, current maturities of long-term debt, finance lease obligations, and long-term debt.

A-4 | ADM Proxy Statement 2024

ARCHER-DANIELS-MIDLAND COMPANY ATTN: LORI GRAHAM 4666 FARIES PARKWAY DECATUR, IL 62526 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ADM2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V42191-P07621-Z87124 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ARCHER-DANIELS-MIDLAND COMPANY THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3, AND “AGAINST” PROPOSAL 4. 1. Election of Directors: Nominees: For Against Abstain For Against Abstain 1a. M.S. Burke 1b. T. Colbert 1c. J.C. Collins, Jr. 1d. T.K. Crews 1e. E. de Brabander 1f. S.F. Harrison 1g. J.R. Luciano 1h. P.J. Moore 1i. D.A. Sandler 1j. L.Z. Schlitz 1k. K.R. Westbrook 2. Advisory Vote on Executive Compensation. 3. Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2024. 4. Stockholder Proposal Regarding an Independent Board Chairman. In their discretion, upon any other business that may properly come before the meeting. Note: Please sign exactly as your name(s) appear(s) on this Proxy Card, and date it. When shares are held jointly, each holder should sign. When signing as attorney, executor, guardian, administrator, trustee, officer of corporation or other entity or in another representative capacity, please give the full title under the signature. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the ARCHER-DANIELS-MIDLAND COMPANY Annual Meeting of Stockholders to Be Held on May 23, 2024. The 2024 Proxy Statement and 2023 Form 10-K for this meeting are available at: www.proxyvote.com V42192-P07621-Z87124 ARCHER-DANIELS-MIDLAND COMPANY PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ARCHER-DANIELS-MIDLAND COMPANY. The undersigned holder of Common Stock of Archer-Daniels-Midland Company, revoking all proxies heretofore given, hereby appoints J.R. Luciano, T.K. Crews, and P.J. Moore as Proxies, with the full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of the undersigned held of record on April 4, 2024, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/ADM2024 on Thursday, May 23, 2024 at 8:00 a.m., Central Time, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement. This card also provides your instructions for voting any shares that you may hold in the Archer-Daniels-Midland Company 401(k) and Employee Stock Ownership Plan. This card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustee to tabulate the vote of the savings plan shares, you must vote by telephone, internet or return this card in the enclosed envelope so that your vote is received by May 20, 2024. This proxy when properly executed will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3, and “AGAINST” Proposal 4. The votes entitled to be cast by the Proxy holder will be cast in the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.